     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997


                                                      REGISTRATION NO. 333-26369
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                          NEXTEL COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            4812                       36-3939651
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                               ------------------
                             1505 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 394-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                             THOMAS J. SIDMAN, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                          NEXTEL COMMUNICATIONS, INC.
                             1505 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 394-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

   LISA A. STATER, ESQ.                 RANDALL G. RAY, ESQ.
JONES, DAY, REAVIS & POGUE             GARDERE & WYNNE L.L.P.
 3500 ONE PEACHTREE CENTER                1601 ELM STREET
   303 PEACHTREE STREET                      SUITE 3000
  ATLANTA, GEORGIA 30308                DALLAS, TEXAS 75201
      (404) 521-3939                       (214) 999-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.
                               ------------------

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                   [PCI LOGO]


Dear PCI Stockholder:



     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting"), of Pittencrieff Communications, Inc., a Delaware corporation ("PCI"), to be held at the offices of PCI, One Village Drive, Suite 500, Abilene, Texas 79606, at 10:00 a.m., local time, on September 16, 1997. A Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus (which describes in detail the matters that will be considered and voted on at the Meeting) and a form of proxy relating to the Meeting are enclosed with this letter.


     At the Meeting, you will be asked to consider and take action upon a proposal to approve an Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of December 3, 1996 (the "Merger Agreement"), among PCI, Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation and a wholly owned subsidiary of Nextel ("NFC"), and DCI Merger Inc., a Delaware corporation and a wholly owned subsidiary of NFC ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will merge with and into PCI, with PCI being the surviving corporation (the "Merger") and (b) all of the outstanding shares and rights to acquire shares of common stock, $.01 par value per share, of PCI ("PCI Common Stock") will be converted into shares or rights to acquire shares, as appropriate, of Class A Common Stock, $.001 par value per share, of Nextel ("Nextel Common Stock") using a basic exchange ratio of 3.17 shares of PCI Common Stock for one share of Nextel Common Stock, subject to adjustment as provided in the Merger Agreement, and less the amount of any fractional shares, which will be paid in cash, unless Nextel, in its sole discretion, determines to round up such fractional share interests to the nearest whole share.

     Details of the proposed Merger, the Merger Agreement and other important information related thereto are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is also attached to the Proxy Statement/Prospectus as Appendix A.

     Your Board of Directors has unanimously determined that the terms of the Merger are fair to, and in the best interests of, PCI and its stockholders, has approved the Merger Agreement and recommends that you vote FOR approval of the Merger Agreement. The Board of Directors has been advised by Morgan Stanley & Co. Incorporated that, in its opinion, the consideration to be paid by Nextel pursuant to the Merger Agreement is fair, from a financial point of view, to PCI stockholders as of the date of such opinion. A copy of such opinion, including information with respect to the assumptions made, matters considered and limitations on the review undertaken, is attached to the Proxy Statement/Prospectus as Appendix B.

     It is important that your shares be represented at the Meeting whether or not you plan to attend. You should complete, sign and date the enclosed form of proxy and return the form of proxy in the enclosed postage prepaid envelope. If you attend the Meeting, you may revoke the proxy and vote in person if you wish, even if you have previously returned your form of proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ WARREN D. HARKINS

                                          Warren D. Harkins
                                          Chairman of the Board,
                                          President and Chief Executive Officer
Abilene, Texas

August 7, 1997

                       PITTENCRIEFF COMMUNICATIONS, INC.
                          ONE VILLAGE DRIVE, SUITE 500
                              ABILENE, TEXAS 79606

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1997

                            ------------------------

TO THE STOCKHOLDERS OF PITTENCRIEFF COMMUNICATIONS, INC.:


     Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Pittencrieff Communications, Inc., a Delaware corporation ("PCI"), will be held at the offices of PCI, One Village Drive, Suite 500, Abilene, Texas 79606, on Tuesday, September 16, 1997, at 10:00 a.m., local time, for the following purpose:


     To consider and vote upon a proposal to approve an Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of December 3, 1996 (the "Merger Agreement"), among PCI, Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Finance Company, a Delaware corporation and a wholly owned subsidiary of Nextel ("NFC"), and DCI Merger Inc., a Delaware corporation and a wholly owned subsidiary of NFC ("Merger Sub"), pursuant to which, among other things (a) Merger Sub will merge with and into PCI, with PCI being the surviving corporation (the "Merger") and
     (b) all of the outstanding shares and rights to acquire shares of Common Stock, $.01 par value per share, of PCI ("PCI Common Stock") will be converted into shares or rights to acquire shares, as appropriate, of Class A Common Stock, $.001 par value per share, of Nextel ("Nextel Common Stock") using a basic exchange ratio of 3.17 shares of PCI Common Stock for one share of Nextel Common Stock, subject to adjustment as provided in the Merger Agreement, and less the amount of any fractional shares, which will be paid in cash, unless Nextel, in its sole discretion, determines to round up such fractional share interests to the nearest whole share.

     The Board of Directors of PCI has unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, PCI and its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote FOR approval of the Merger Agreement.


     Approval of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of PCI Common Stock outstanding and entitled to vote thereon at the Meeting. Only stockholders of record at the close of business on August 4, 1997, are entitled to notice of, and to vote at, the Meeting, or any postponements or adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for examination at the offices of PCI in Abilene, Texas, for at least ten days before the Meeting.


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF PCI AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE PROXY IS EXERCISED BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PCI, BY DELIVERING A SUBSEQUENTLY DATED PROXY, OR BY ATTENDING THE MEETING, WITHDRAWING THE PROXY AND VOTING YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors,

                                          /s/ C.G. WHITTEN

                                          C. G. Whitten
                                          Secretary

Abilene, Texas

August 7, 1997

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                             SUBJECT TO COMPLETION
                              DATED AUGUST 7, 1997


                                PROXY STATEMENT
                                       OF
                       PITTENCRIEFF COMMUNICATIONS, INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1997

                            ------------------------
                                   PROSPECTUS
                                       OF

                          NEXTEL COMMUNICATIONS, INC.
                             CLASS A COMMON STOCK,
                           PAR VALUE $.001 PER SHARE


    This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $.01 par value per share ("PCI Common Stock"), of Pittencrieff Communications, Inc., a Delaware corporation ("PCI"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of PCI (the "PCI Board") for use at a Special Meeting of Stockholders (the "Meeting") of PCI to be held on September 16, 1997, at the offices of PCI, One Village Drive, Suite 500, Abilene, Texas 79606, commencing at 10:00 a.m., local time, and at any postponements or adjournments thereof for the purpose set forth herein and in the accompanying Notice of Special Meeting of Stockholders of PCI.


    This Proxy Statement/Prospectus also constitutes the prospectus of Nextel Communications, Inc., a Delaware corporation ("Nextel"), with respect to shares of Class A Common Stock, $.001 par value per share, of Nextel ("Nextel Common Stock") to be issued in connection with the Merger (as defined below), in exchange for all of the outstanding shares and rights to acquire shares of PCI Common Stock. Pursuant to the terms of the Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of December 3, 1996 (the "Merger Agreement"), among PCI, Nextel, Nextel Finance Company, a Delaware corporation and a wholly owned direct subsidiary of Nextel ("NFC"), and DCI Merger Sub, a Delaware corporation and a wholly owned subsidiary of NFC ("Merger Sub"), (a) Merger Sub will merge with and into PCI, with PCI being the surviving corporation (the "Merger") and (b) all of the outstanding shares and rights to acquire shares of PCI Common Stock will be converted into shares or rights to acquire shares of Nextel Common Stock using a basic exchange ratio of 3.17 shares of PCI Common Stock for one share of Nextel Common Stock, subject to adjustment as provided in the Merger Agreement, and less the amount of any fractional shares, which will be paid in cash, unless Nextel, in its sole discretion, determines to round up such fractional share interests to the nearest whole share. For information concerning possible adjustments to the exchange ratio, see "The Merger -- Terms of the Merger -- Adjustments to Merger Consideration." Because the actual exchange ratio will be determined at the time of the closing of the Merger, holders of PCI Common Stock will not know at the time of the Meeting the exact number of shares of Nextel Common Stock they will receive in the Merger. (For illustrative examples, see "Summary -- C. The
Merger -- Terms of the Merger -- Conversion of PCI Common Stock in the Merger"). Beginning on August 20, 1997, and continuing until the date of the Meeting, PCI stockholders may call a toll-free number, 800-599-7241, for a recorded message stating the estimated number of shares of PCI Common Stock to be exchanged for each share of Nextel Common Stock, which will be based upon the Nextel Closing Price (as defined herein) as of the date specified therein and adjustments to the Basic Value Cap(as defined herein) as described therein.

    Outstanding and unexercised options and warrants to purchase shares of PCI Common Stock will be assumed by Nextel upon consummation of the Merger such that the holder will have the right to purchase the number of shares of Nextel Common Stock into which the shares of PCI Common Stock subject to such options and warrants would have been converted in the Merger and the exercise price shall be ratably adjusted.
    As a result of the Merger, it is presently anticipated that holders of shares of PCI Common Stock or rights to acquire shares of PCI Common Stock will receive an aggregate of up to 8,782,403 shares of Nextel Common Stock, subject to adjustment as provided in the Merger Agreement. Based upon the number of shares of Nextel Common Stock outstanding on June 30, 1997, and assuming the consummation of the Merger on such date and the issuance of 8,782,403 shares of Nextel Common Stock in the Merger, such shares would have represented approximately 3.2% of the Nextel Common Stock which would have been outstanding on such date. As more fully discussed herein, the PCI Board will have the right, but not the obligation, to terminate the Merger Agreement if the Nextel Closing Price on the day before the scheduled date of the closing is less than $14.00 unless Nextel elects, in its sole discretion, to deliver that number of shares of Nextel Common Stock with an aggregate value based on the Nextel Closing Price on the day of the closing equal to the product of $14.00 multiplied by the total number of shares of Nextel Common Stock that would be issued or issuable under the terms of the Merger Agreement. The Nextel Closing Price means the arithmetic average of the closing sales price for Nextel Common Stock on the Nasdaq Stock Market National Market (the "Nasdaq NM") for the twenty (20) trading days immediately preceding the date on which the Nextel Closing Price is to be determined. An aggregate of up to 9,221,523 shares of Nextel Common Stock have been registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for issuance in connection with the Merger.

    Shares of Nextel Common Stock and PCI Common Stock are currently approved for quotation on the Nasdaq NM under the symbols "NXTL" and "PITC," respectively. On August 6, 1997, the reported closing sale prices of a share of Nextel Common Stock and a share of PCI Common Stock on the Nasdaq NM were $25.25 and $5.4375, respectively.


    This Proxy Statement/Prospectus and the related Notice of Special Meeting and form of proxy are first being mailed on or about August 8, 1997, to PCI stockholders of record at the close of business on August 4, 1997 (the "Record Date"). There were 26,163,225 shares of PCI Common Stock outstanding at the close of business on the Record Date. Only PCI stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Meeting.


     SEE "RISK FACTORS," BEGINNING ON PAGE 22 OF THIS PROXY
STATEMENT/PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PCI STOCKHOLDERS IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 7, 1997.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................     4
SUMMARY...............................................................................     6
     A. THE PARTIES TO THE MERGER.....................................................     6
          Nextel......................................................................     6
          PCI.........................................................................    10
     B. THE MEETING...................................................................    11
     C. THE MERGER....................................................................    11
          Recommendation of the PCI Board; Opinion of Financial Advisor...............    11
          Interests of Certain PCI Persons in Matters to be Acted Upon................    12
          Terms of the Merger.........................................................    12
          Accounting Treatment........................................................    18
          Federal Income Tax Consequences.............................................    18
          No Appraisal Rights.........................................................    18
     D. COMPARATIVE PER SHARE DATA....................................................    19
     E. SUMMARY FINANCIAL DATA........................................................    20
          Nextel Communications, Inc. Selected Consolidated Financial Data............    20
          Pittencrieff Communications, Inc. Selected Consolidated Financial Data......    21
RISK FACTORS..........................................................................    22
     Adjustments to Exchange Ratio; No Assurance of Minimum Price of Nextel Common
      Stock...........................................................................    22
     Possible Volatility of Price of Nextel Common Stock..............................    22
     History of and Future Expectations of Losses and Negative Cash Flow..............    22
     Risks of Implementation of Digital Mobile Networks...............................    22
     Implementation of Digital Mobile Networks Subject to Risks of Developing
      Technology......................................................................    23
     Nextel to Require Additional Financing...........................................    25
     Success of Nextel is Dependent on its Ability to Compete.........................    29
     Ability to Manage Growth.........................................................    31
     Reliance on One Principal Supplier in Implementation of Digital Mobile
      Networks........................................................................    32
     Nextel's Prospects Are Dependent on Governmental Regulation......................    33
     Nextel's Assets Primarily Consist of Intangible FCC Licenses.....................    33
     Nextel Susceptible to Control by Significant Stockholders........................    33
     Potential Dilution from Pending and Future Transactions..........................    35
     Shares Eligible for Future Sale..................................................    35
     Dividend Policy Limits Expectation of Future Dividends...........................    35
     Potential Conflict of Interest Relationship With Motorola........................    36
     Concerns About Mobile Communications Health Risk May Affect Prospects of
      Nextel..........................................................................    36
     Forward Looking Statements.......................................................    36
CERTAIN MARKET INFORMATION............................................................    37
     Nextel...........................................................................    37
     PCI..............................................................................    38
THE MEETING...........................................................................    38
THE MERGER............................................................................    39
     Background of the Merger.........................................................    39
     Reasons of PCI for Engaging in the Merger; Recommendation of the PCI Board.......    42
     Opinion of Financial Advisor of PCI..............................................    44
     Reasons of Nextel for Engaging in the Merger.....................................    48
     Terms of the Merger..............................................................    48
          Effective Time..............................................................    48
          General Effects of the Merger...............................................    48
          General.....................................................................    48
          Conversion of Shares........................................................    49
          Adjustments to Merger Consideration.........................................    49
          Additional Consideration in Lieu of Termination.............................    52
          Fractional Shares...........................................................    52
          Stock Option Plans..........................................................    52

                                                                                         PAGE
                                                                                         ----
          Warrants....................................................................    52
          Exchange of Certificates....................................................    52
          Payment of Dividends........................................................    53
          Limitations on Transferability of Nextel Common Stock.......................    53
          Hart-Scott-Rodino...........................................................    53
          Federal Communications Commission...........................................    54
          Castle Tower Transactions...................................................    54
          Representations and Warranties of PCI.......................................    54
          Representations and Warranties of Nextel....................................    54
          Conditions; Waiver..........................................................    54
          No Solicitation.............................................................    55
          Indemnification of Officers and Directors of PCI............................    55
          Participation in FCC Auction................................................    55
          Termination.................................................................    56
     Accounting Treatment.............................................................    56
     Federal Income Tax Consequences..................................................    56
     No Appraisal Rights..............................................................    58
INTERESTS OF CERTAIN PERSONS IN EACH OF NEXTEL AND PCI................................    59
     Security Ownership of Certain Beneficial Owners and Management of Nextel.........    59
     Security Ownership of Certain Beneficial Owners and Management of PCI............    61
     Interests of Certain PCI Persons in Matters to be Acted Upon.....................    63
COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON STOCK AND PCI
  COMMON STOCK........................................................................    64
     Introduction.....................................................................    64
     Authorized Capital Stock.........................................................    64
     Board or Stockholder Approved Preferred Stock....................................    65
     Terms of Nextel Preferred Stock..................................................    65
          Class A Preferred Stock.....................................................    65
          Class B Preferred Stock.....................................................    66
          Class C Preferred Stock.....................................................    66
          Series D Preferred Stock....................................................    66
     Voting Rights....................................................................    67
     Number of Directors..............................................................    68
     Election of Board of Directors...................................................    68
     Vote on Merger, Consolidation or Sale of Substantially All Assets................    70
     Special Meetings of Stockholders.................................................    70
     Stockholder Action by Written Consent............................................    70
     Amendment of Certificate of Incorporation........................................    70
     Amendment of By-laws.............................................................    71
     Certain Limitations Related to the McCaw Transaction.............................    71
     Liability and Indemnification of Officers and Directors..........................    71
     Dissenters' Rights...............................................................    72
     Payment of Dividends.............................................................    72
     Distributions Upon Liquidation...................................................    73
     Compromise and Reorganization....................................................    73
STOCKHOLDER PROPOSALS.................................................................    73
OTHER MATTERS.........................................................................    73
CERTAIN LEGAL MATTERS.................................................................    74
EXPERTS...............................................................................    74
Appendix A -- AMENDED AND RESTATED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION.....   A-1
Appendix B -- OPINION OF FINANCIAL ADVISOR............................................   B-1

                             AVAILABLE INFORMATION

     Each of Nextel and PCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of Nextel and PCI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.


     Nextel has filed with the Commission a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the requirements of the Securities Act, which includes the proxy statement of PCI with respect to the Merger Agreement and the prospectus of Nextel with respect to the shares of Nextel Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement or as an exhibit to documents incorporated by reference in this Proxy Statement/Prospectus (see "Incorporation of Certain Information By Reference"), reference is made to the respective exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C. without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.


     All information contained in this Proxy Statement/Prospectus relating to PCI has been supplied by PCI, information regarding the Merger proposal has been supplied by PCI and/or Nextel and all other information has been supplied by Nextel. References to PCI and Nextel in this Proxy Statement/Prospectus mean the respective corporations and, in each case, its consolidated subsidiaries except as the context may otherwise indicate.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEXTEL OR PCI. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS OR THE AFFAIRS OF NEXTEL OR PCI SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF NEXTEL DOCUMENTS, TO NEXTEL COMMUNICATIONS, INC., 1505 FARM CREDIT DRIVE, MCLEAN, VIRGINIA 22102, ATTENTION:
INVESTOR RELATIONS, TELEPHONE: (703) 394-3500, AND, IN THE CASE OF PCI DOCUMENTS, TO PITTENCRIEFF COMMUNICATIONS, INC., ONE VILLAGE DRIVE, SUITE 500, ABILENE, TEXAS 79606,

ATTENTION: CORPORATE SECRETARY, TELEPHONE (915) 690-5800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 9, 1997.


     The information in the following documents filed by Nextel with the Commission (File No. 0-19656) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 dated and filed with the Commission on May 15, 1997;

          (c) Current Reports on Form 8-K: (i) dated and filed with the Commission on January 21, 1997, (ii) dated and filed with the Commission on February 7, 1997, (iii) dated and filed with the Commission on March 18, 1997, (iv) dated and filed with the Commission on April 15, 1997, (v) dated June 2, 1997, and filed with the Commission on June 3, 1997, (vi) dated and filed with the Commission on June 17, 1997, (vii) dated and filed with the Commission on July 9, 1997, (viii) dated and filed with the Commission on July 16, 1997 and (ix) dated July 21, 1997 and filed with the Commission on July 22, 1997; and

          (d) Proxy Statement, dated as of April 18, 1997, filed in definitive form on April 21, 1997 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and


          (e) Registration Statement on Form S-1, as amended, dated as of January 27, 1992 (No. 33-43415), with respect to the information contained under the heading "Description of Capital Stock" which was incorporated by reference into the Registration Statement on Form 8-A, dated January 16, 1992.



     The information in the following documents filed by PCI with the Commission (File No. 0-21840) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:


          (a) Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997; and

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 9, 1997.


     All documents filed by Nextel and PCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy
Statement/Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.


     Any statements made herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     The information relating to Nextel and PCI contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

                                    SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, included or incorporated by reference into this Proxy Statement/Prospectus, including the appendices hereto.

     On July 28, 1995, NEXTEL Communications, Inc., a corporation organized under the laws of the State of Delaware in 1987 ("Old Nextel"), was merged with ESMR, Inc. ("ESMR"), until then a wholly owned subsidiary of Motorola, Inc. ("Motorola"). ESMR was the surviving corporation in the merger (the "Motorola Transaction") and succeeded to Old Nextel's assets and liabilities. ESMR changed its name to Nextel Communications, Inc., effective upon consummation of the Motorola Transaction. References herein to Nextel for periods prior to July 28, 1995 refer to Old Nextel as the predecessor to the business and operations of Nextel. Unless the context requires otherwise, references to Nextel are intended to include Nextel Communications, Inc. and its consolidated subsidiaries.

     Information contained herein gives effect to the acquisition of approximately 1,220,000 shares of Nextel Common Stock by Digital Radio L.L.C. (the "McCaw Investor") on April 5, 1995, an additional acquisition of 8,163,265 shares of Nextel's Class A Convertible Redeemable Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), and 82 shares of Nextel's Class B Convertible Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), by the McCaw Investor and the consummation of related transactions on July 28, 1995 (the "McCaw Transaction"), the merger of OneComm Corporation ("OneComm") with and into Nextel on July 28, 1995 (the "OneComm Transaction"), the consummation of the Motorola Transaction on July 28, 1995, the merger of a subsidiary of Nextel with American Mobile Systems Incorporated ("AMS") on July 31, 1995 (the "AMS Transaction") and the merger of Dial Page, Inc. ("Dial Page") with and into Nextel on January 30, 1996 (the "Dial Page Transaction").

                          A. THE PARTIES TO THE MERGER

NEXTEL

  Overview

     Nextel's business consists principally of providing a wide array of digital and analog wireless communications services to its customers in the United States, in each case utilizing frequencies licensed to its subsidiaries by the Federal Communications Commission ("FCC"). Nextel provides a differentiated package of integrated digital wireless communications services under the Nextel brand name to customers of the various networks constructed and operated by Nextel's subsidiaries in and around major metropolitan population centers throughout the country. Collectively, Nextel's operations constitute one of the largest integrated wireless communications networks utilizing a single digital transmission technology currently offering commercial service in the United States. Through its digital and analog wireless communications networks, Nextel is the leading provider of specialized mobile radio ("SMR") wireless communications services in nearly all 48 states in the continental United States and in Hawaii. Nextel has significant SMR spectrum holdings in and around every major business and population center in the country, including all of the top 50 metropolitan market areas in the United States.

     Nextel's operating revenues primarily arise from its digital and analog wireless communications businesses in the United States, particularly the mobile telephone service and two-way radio service and, to a lesser extent, from sales and maintenance of related equipment. Nextel's business plans and efforts are to a large extent directed toward replacing the traditional analog SMR systems that it currently operates with advanced mobile communications systems employing digital technology with a multi-site configuration permitting frequency reuse ("Digital Mobile networks"). A customer using Nextel's Digital Mobile network is able to access mobile telephone services, two-way dispatch (marketed as Nextel's Direct Connect(SM) service), paging and alphanumeric short-messaging service, and in the future is expected to be able to access data transmission. Nextel is implementing its Digital Mobile networks utilizing digital technology developed by Motorola (such technology is referred to as the "integrated Digital Enhanced Network" or "iDEN"). As of

June 30, 1997, Nextel's Digital Mobile networks were operating in major metropolitan market areas throughout the United States in which approximately 50% of the total United States population lives or works.

     Prior to the second quarter of 1996, Nextel implemented its Digital Mobile networks in its market areas using Motorola's first generation iDEN technology. During that time frame, Nextel encountered certain technology and system performance issues relating primarily to the voice transmission quality of the mobile telephone service. In response to these issues, Nextel and Motorola took action on several fronts to address system performance issues in general, and voice transmission quality concerns in particular. See "Risk
Factors -- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology." Additionally, Nextel, together with Motorola, in 1995 began pursuing a program directed toward the development and deployment of modifications to the first generation iDEN technology platform, which modifications were targeted specifically at improving the voice transmission quality of the mobile telephone service. Nextel commenced the full-scale commercial launch of its first Digital Mobile networks incorporating the modified iDEN technology (referred to herein as "Reconfigured iDEN") in the Chicago metropolitan market late in the third quarter of 1996. Subsequently in 1996, Nextel commenced full-scale commercial launches of the Reconfigured iDEN Digital Mobile networks in the Atlanta, Boston, Denver, Detroit and Las Vegas metropolitan market areas, in each case accompanied by an aggressive regionally focused marketing campaign. During the first half of 1997, Nextel commenced commercial launches of its Reconfigured iDEN technology on the Nextel national digital network throughout the Pacific Northwest, metropolitan Washington, D.C. and in cities in North Carolina, New York, Maryland, Missouri, California, Texas, Kansas, Oklahoma, Pennsylvania and Minnesota, including Seattle, Portland, Charlotte, Raleigh/Durham, Greensboro, Winston-Salem, New York, Baltimore, St. Louis, Los Angeles, San Francisco, San Diego, Houston, Dallas/Fort Worth, Kansas City, Wichita, Topeka, Oklahoma City, Tulsa, Philadelphia and Minneapolis/St. Paul.

     In January 1997, Nextel announced the introduction of its national digital network and indicated that it will not charge roaming fees for its customers traveling anywhere on the national digital network. Nextel's national digital network will enable Nextel's mobile telephone customers to "roam" throughout the markets covered by the network at the same airtime rate charged in their home markets. As a result, the Nextel national Digital Mobile network provides the same mobile telephone functionality and related features offered to customers in their home markets and eliminates the complex dialing procedures, access fees and higher per-minute airtime rates frequently encountered by "roaming" customers of cellular providers. Additionally, Nextel announced a new billing policy, pursuant to which Nextel bills its mobile telephone service customers based on the actual number of seconds of airtime used after the first minute, in contrast to the common cellular industry practice of rounding all calls up to the next minute.

     Since December 31, 1994, the number of subscriber units in service on Nextel's Digital Mobile network has increased substantially, reflecting acquisitions, the commencement of Digital Mobile network service in certain markets and increased sales in markets in which Digital Mobile network services are provided. As a result, the number of subscriber units in service on Nextel's Digital Mobile network increased from 13,500 at December 31, 1994, to 85,000 at December 31, 1995, to 300,300 at December 31, 1996 and to 624,400 at June 30,
1997. Nextel's business and marketing strategy for its Digital Mobile networks continues to be based on, and reflect, a principal focus on multi-service business users in its markets with Digital Mobile networks.

     During 1996 and into early 1997, Nextel also significantly expanded its operations and investments involving wireless communications service providers outside the United States, which are conducted under or are coordinated by or through McCaw International, Ltd. ("McCaw International"), an indirect, wholly owned subsidiary of Nextel. With the exception of the equity interests held by Nextel and by McCaw International in Clearnet Communications, Inc. ("Clearnet"), a major provider of analog and digital SMR wireless communications services throughout Canada, and the holder of one of the two nationwide personal communications services ("PCS") licenses awarded in Canada, McCaw International's subsidiaries or other entities in which McCaw International holds equity or equivalent interests own and operate wireless communications systems in Latin America and Asia. McCaw International's operating companies currently provide a variety of analog or digital wireless communications services (including analog SMR dispatch and interconnect, paging and alphanumeric short-messaging and digital mobile telephone services) in certain major metropolitan areas in Argentina, Brazil, Mexico, the Philippines and Shanghai, China.

     Nextel's principal executive and administrative facility is located at 1505 Farm Credit Drive, McLean, Virginia 22102, and its telephone number is (703) 394-3000.

  Business Plan

     Nextel is implementing its recently revised business plan, which contemplates an accelerated deployment during 1997 and 1998 of the Reconfigured iDEN technology platform throughout markets in the United States in which Nextel plans to establish Digital Mobile networks (including primary connecting routes between certain markets). Nextel estimates that system infrastructure and other system capital costs to be incurred during the period from March 31, 1997 through 1998 to implement the business plan would be approximately $1.45 billion. See "Risk Factors -- Nextel to Require Additional Financing." Nextel believes that the implementation of the accelerated build-out contemplated by its business plan will better position Nextel both to achieve its strategic objectives relating to its U.S. operations and to prepare for emerging competition in the wireless communications industry, especially from certain current operators that, on their existing cellular frequencies or on PCS frequencies, are in the process of converting their wireless communications systems to digital technology formats and are moving to provide "nationwide coverage" on the resulting systems. Nextel believes that a significant strategic advantage may exist in being "first to market," particularly in comparison to the new "entrepreneur block" PCS licensees and other existing or potential regional wireless communications service providers, which may encounter significant financial and other challenges in replicating or overtaking Nextel's industry position assuming Nextel successfully concludes its nationwide Digital Mobile network build-out plan and develops a sufficient customer base in its markets. Although Nextel already has taken a number of significant steps in anticipation of implementing this business plan (including obtaining modifications to certain terms contained in the Nextel Indentures to provide the flexibility required to assemble and utilize the necessary financing for such business plan), and further actions currently are underway to reach that objective, several of the actions that must be taken to enable Nextel to implement its business plan are dependent on certain actions by or responses from third parties, which as yet have not been secured. See "Risk
Factors -- Nextel to Require Additional Financing" and "-- Forward Looking Statements."

  Recent Developments

     Preferred Stock Issuance. On July 21, 1997, Nextel completed the sale of 500,000 shares of 13% Series D Exchangeable Preferred Stock (the "Series D Preferred Stock") with a liquidation preference of $1,000 per share. Nextel received approximately $482,000,000 in net cash proceeds from the sale of the Series D Preferred Stock.

     Dividends on the Series D Preferred Stock accrue at an annual rate of 13% of the liquidation preference, are cumulative from the date of issuance and are payable quarterly in cash or, on or prior to July 15, 2002, at the sole option of Nextel, in additional shares of Series D Preferred Stock. The Series D Preferred Stock is mandatorily redeemable on July 15, 2009 at the liquidation preference plus accrued and unpaid dividends, and is redeemable in whole or in part, at the option of Nextel, at any time after December 15, 2005, at a price equal to the liquidation preference plus accrued and unpaid dividends, and, in certain circumstances, after July 15, 2002 at specified redemption prices. Up to 35% of the Series D Preferred Stock may be redeemed on or prior to July 15, 2000, in whole or in part, at the option of Nextel, in certain circumstances, at 113% of the liquidation preference plus accrued and unpaid dividends from the proceeds of one or more sales of Nextel Common Stock. The Series D Preferred Stock is also exchangeable, in whole but not in part, at the option of Nextel, at any time after December 15, 2005 and in certain circumstances sooner, into Nextel subordinated debentures.

     The shares of Series D Preferred Stock were issued in a private placement transaction and have not been registered with the Commission under the Securities Act, and may not be sold absent registration or an applicable exemption from the registration requirements. In connection with the issuance of the Series D

Preferred Stock, Nextel has agreed to use its best efforts to file with the Commission and cause to become effective a registration statement with respect to a registered offer to exchange the then outstanding Series D Preferred Stock for an equal number of shares of 13% Series D Exchangeable Preferred Stock that have been registered pursuant to the Securities Act (the "Exchange Offer"). In the event that the Exchange Offer is not consummated prior to specified dates, the dividend accrual rate applicable to the Series D Preferred Stock will increase by specified amounts until the Exchange Offer is consummated or certain other requirements are met.

     Terms of the Series D Preferred Stock are set forth in the Certificate of Designation, which has been filed with the Commission, and is incorporated by reference herein.


     Consent Solicitation. Under the terms of Nextel's public indentures (the "Former Version Indentures") as in effect prior to June 13, 1997, relating to Nextel's five outstanding issues of Senior Redeemable Discount Notes (the "Nextel Notes"), Nextel and its subsidiaries that are "restricted subsidiaries" for purposes of such Indentures (the "restricted subsidiaries") could not have incurred debt (other than certain categories of "Permitted Debt" (as defined in such Indentures)) unless certain tests were met. Because such terms of the Former Version Indentures could have had the effect of limiting Nextel's ability to borrow the funds necessary to implement its business plan, Nextel sought the consent of the holders of the Nextel Notes to certain amendments to the Former Version Indentures pursuant to a consent solicitation (the "Consent Solicitation"). On June 13, 1997, Nextel obtained the consent of the requisite number of holders of the Nextel Notes to certain amendments and waivers to specific provisions of the Former Version Indentures. Also on that date, Nextel and the Trustee under such Former Version Indentures executed supplemental indentures (the "Supplemental Indentures") to each of the Former Version Indentures implementing such amendments and waivers. The Former Version Indentures, as amended and modified by their respective Supplemental Indentures, are referred to herein as the "Nextel Indentures." The amendments include, among other things, certain modifications to the debt incurrence limitations of the Former Version Indentures to allow Nextel to incur additional indebtedness, by
(i) increasing the amount of permitted debt by $350,000,000 and providing additional flexibility to allocate the total amount of permitted debt among the existing categories of permitted debt, (ii) allowing Nextel to incur indebtedness in excess of such permitted debt, in the period prior to January 1, 2000, based on the amount and timing of any net cash proceeds received by Nextel from new equity issuances (such new equity issuances include the net cash proceeds received by Nextel in connection with the issuance of the Series D Preferred Stock, but would exclude equity funds from several currently identified sources, including most significantly equity investment proceeds received from affiliates of Craig O. McCaw in connection with the exercise of the First Option (as defined below)), and (iii) making Nextel's ability to incur additional indebtedness on or after January 1, 2000 a function of satisfaction of a new interest coverage ratio test. See "Risk Factors -- Nextel to Require Additional Financing." The Supplemental Indentures also authorize Nextel to transfer to its unrestricted subsidiary group the approximate 17% equity interest in Clearnet currently held directly by Nextel, which Nextel intends to accomplish in the near future, and also implemented certain technical amendments.



     In connection with the Consent Solicitation, Nextel has made consent payments totalling approximately $67,150,000 to validly consenting holders of the Nextel Notes (the "Consenting Holders"). On June 4, 1997, Nextel filed a registration statement on Form S-3 with the Commission relating to the offering of approximately 4,200,000 shares of Nextel Common Stock exclusively to Consenting Holders. Nextel intends to commence the offering of such Nextel Common Stock to the Consenting Holders at a per share price of $16.14 when such registration statement is declared effective by the Commission. At the date hereof, Nextel is not able to predict how many of the shares of Nextel Common Stock will be subscribed for by Consenting Holders.


     The foregoing statements relating to the Nextel Indentures are summaries of the relevant provisions and do not purport to be complete. Where reference is made to particular provisions of the Nextel Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as part of such summaries, and are qualified in their entirety by such reference. Each of the Former Version Indentures and the Supplemental Indentures has previously been filed with the Commission, and each of the Former Version

Indentures, as amended and supplemented by the appropriate Supplemental Indenture, is incorporated by reference herein.


     McCaw Investor Option Exercise. In April 1997, Nextel and the McCaw Investor reached a preliminary agreement (which was confirmed in definitive agreements entered into in June 1997) pursuant to which the McCaw Investor committed to exercise in full the outstanding option that was scheduled to expire on July 28, 1997 (the "First Option") to purchase 15,000,000 shares of Nextel Common Stock for an aggregate purchase price of $232,500,000. The McCaw Investor exercised the First Option on July 28, 1997. In connection with the foregoing, the McCaw Investor also agreed to provide up to $50,000,000 in debt financing (subject to certain conditions) to Nextel (the "McCaw Investor Borrowings"). See "Risk Factors -- Nextel to Require Additional Financing." At the present time, however, Nextel is not taking steps to meet the conditions to access the McCaw Investor Borrowings.



     On March 20, 1997, Nextel completed the purchase from an affiliate of Comcast Corporation ("Comcast") of an option to acquire 25,000,000 shares of Nextel Common Stock, at an exercise price of $16.00 per share (the "Comcast Option"), for an aggregate purchase price of $25,000,000. In connection with the agreements relating to the commitment to exercise the First Option, Nextel reached an agreement with an affiliate of Craig O. McCaw (such affiliate, the "Purchaser"), pursuant to which the Purchaser acquired, for an aggregate purchase price of $25,000,000, an option, in replacement of the Comcast Option, to purchase 25,000,000 shares of Nextel Common Stock (the "New Option"), 15,000,000 of which are purchasable at an exercise price of $16.00 per share and the remaining 10,000,000 of which are purchasable at an exercise price of $18.00 per share, at any time through July 28, 1998. The New Option, and any shares of Nextel Common Stock issued upon exercise thereof, are transferable, subject to certain limitations. In addition, one direct transferee of the Purchaser will be entitled to designate one nominee for election to Nextel's Board of Directors, provided that such party (i) has exercised the transferred portion of the New Option and continues to own at least 10,000,000 shares of Nextel Common Stock obtained on such exercise, (ii) is not an affiliate of Craig O. McCaw and (iii) does not hold a 5% or greater equity ownership interest in any entity that provides terrestrial-based wireless communications services in competition with Nextel in any of its markets. Shares issuable upon exercise of the New Option will be entitled to certain demand and piggyback registration rights, which would be assignable to transferees in certain circumstances. There can be no assurance that the Purchaser or any transferee will elect to exercise the New Option. See "Risk Factors -- Forward Looking Statements." The arrangements pertinent to the New Option, the exercise of the First Option and the McCaw Investor Borrowings are set forth in definitive agreements entered into among the relevant parties, which definitive agreements have been filed with the Commission and are incorporated by reference herein.



PCI


     PCI is a leading provider of analog SMR wireless communications services in the United States and as of December 31, 1996, serviced approximately 92,000 subscriber units on approximately 6,000 SMR channels providing coverage in Texas, New Mexico, Oklahoma, Arizona, Colorado, North Dakota and South Dakota. The analog SMR services currently offered by PCI are a cost-effective alternative to cellular mobile telephone service for high-volume subscribers. PCI provides subscribers with both mobile telephone interconnect (mobile radio to public switched telephone network) and dispatch (base to fleet) communications, but concentrates on mobile telephone service, which produces significantly higher average revenues per subscriber unit than dispatch service.


     Historically, PCI has focused on channel positions and subscriber bases in rural areas and small to medium-sized cities, because acquisition and operation costs in these areas are generally lower and usage rates per capita are generally higher. Since 1994, however, PCI has expanded its business strategy to include major metropolitan areas. Technology has continued to improve with the availability of enhanced analog technology and increased commercial operation of Digital Mobile networks. In 1996, PCI continued to expand its strategy and significantly increased channel positions in Dallas/Fort Worth, Houston, San Antonio and Austin, Texas. As a result, PCI has focused its efforts on increasing its analog SMR subscriber base in and around these Texas metropolitan areas.

     On January 16, 1996, PCI completed the merger of the SMR businesses of Advanced MobileComm, Inc. ("AMI"), a Fidelity Capital company, and a number of related and unrelated companies (collectively referred to as the "AMI Parties") into PCI (the "Transaction"). Upon consummation of the Transaction, PCI added approximately 18,000 subscriber units and 3,000 granted SMR channels, including increased channel positions in major metropolitan areas in Texas. Also on January 16, 1996, Pittencrieff Communications, Inc., a Texas corporation ("Old PCI"), merged with and into PCI, with PCI being the surviving corporation, for the purpose of changing the state of domicile of Old PCI from Texas to Delaware. References herein to PCI for periods prior to January 16, 1996, refer to Old PCI and its subsidiaries as the predecessor to the business and operations of PCI. Unless the context otherwise requires, references to PCI are intended to include PCI and its subsidiaries.

     PCI's principal executive and administrative facility is currently located at One Village Drive, Suite 500, Abilene, Texas 79606, and its telephone number is (915) 690-5800.

                                 B. THE MEETING


     The Meeting will be held on September 16, 1997 at 10:00 a.m., local time, at the offices of PCI, One Village Drive, Suite 500, Abilene, Texas 79606. The purpose of the Meeting is to consider and take action upon a proposal to approve the Merger Agreement. The PCI Board has fixed the close of business on August 4, 1997, as the Record Date for the determination of stockholders entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of PCI Common Stock will constitute a quorum for the transaction of business. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of PCI Common Stock. As of the Record Date, the directors and executive officers of PCI and their affiliates beneficially owned approximately 42.2% of the outstanding shares of PCI Common Stock (excluding 477,160 shares which may be acquired upon exercise of options that are exercisable as of the Record Date or within 60 days thereafter), which includes 10,941,359 shares owned by AMI or for which AMI has voting rights pursuant to a voting agreement. Holders or the persons with the right to vote all of such shares have advised PCI that they presently intend to vote such shares in favor of the Merger Agreement. See "The Meeting."


     Approval of the Merger Agreement by the stockholders of Nextel is not required by Nextel's Certificate of Incorporation, Delaware law or the Merger Agreement. NFC, the sole stockholder of Merger Sub, has approved the Merger Agreement on behalf of Merger Sub.

                                 C. THE MERGER

RECOMMENDATION OF THE PCI BOARD; OPINION OF FINANCIAL ADVISOR

     The PCI Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, PCI and its stockholders. The PCI Board considered several factors in approving the Merger Agreement. Among these factors, the PCI Board reviewed the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") dated October 2, 1996, regarding the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger Agreement by the stockholders of PCI. The PCI Board also considered the historical market prices and trading information for both the PCI Common Stock and the Nextel Common Stock. The PCI Board has continued to evaluate these factors, including Morgan Stanley's opinion dated the date of this Proxy Statement/Prospectus and the volatility in the market prices of both the Nextel Common Stock and the PCI Common Stock in determining its recommendation to PCI's stockholders. A copy of Morgan Stanley's opinion, including the information with respect to the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. BASED UPON THE FACTORS CONSIDERED, THE PCI BOARD UNANIMOUSLY RECOMMENDS THAT PCI'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. See "The Merger -- Reasons of PCI for Engaging in the Merger; Recommendation of the PCI Board" and "-- Opinion of Financial Advisor of PCI."

INTERESTS OF CERTAIN PCI PERSONS IN MATTERS TO BE ACTED UPON

     Certain executive officers and directors of PCI have interests in the Merger that differ from those of PCI stockholders generally. Such interests include continuing indemnification against certain liabilities, severance payments and vesting of options. As a result, such executive officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in each of Nextel and PCI -- Interests of Certain PCI Persons in Matters to be Acted Upon."

TERMS OF THE MERGER

     The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A.

     Effective Time. The Merger shall become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of PCI in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and (ii) a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger" or the "Closing"). Assuming satisfaction of the conditions to consummation of the Merger, including approval of the Merger by stockholders of PCI, it is anticipated that the Closing will occur as promptly as practicable after the Meeting. See "The Merger -- Terms of the Merger -- Effective Time."

     General Effects of the Merger. At the Effective Time of the Merger, Merger Sub will merge with and into PCI, which will be the surviving corporation (the "Surviving Corporation") and a wholly owned indirect subsidiary of Nextel. After the Effective Time of the Merger, the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior thereto shall constitute the Certificate of Incorporation and By-laws of the Surviving Corporation. See "The Merger -- Terms of the Merger -- General Effects of the Merger."

     General. At the Effective Time of the Merger, shares (and rights to acquire shares) of PCI Common Stock shall be converted into shares (and rights to acquire shares) of Nextel Common Stock on the basis of 3.17 shares of PCI Common Stock for each share of Nextel Common Stock (the "Basic Exchange Ratio"), subject to adjustment as provided in the Merger Agreement. The Basic Exchange Ratio was derived, in part, based upon the number of shares of PCI Common Stock outstanding and issuable pursuant to rights to acquire such shares outstanding on July 1, 1996. The maximum value of Nextel Common Stock to be issued pursuant to the Merger in respect of outstanding shares and rights to acquire shares of PCI Common Stock shall be $170,000,000 (the "Basic Value Cap"). The Basic Value Cap is subject to reduction to reflect (i) shortfalls in channels delivered pursuant to the Merger Agreement, (ii) negative cash flow of PCI, (iii) negative working capital of PCI, (iv) the amount by which the exercise price of certain derivative securities (including the cash that would have been received in cashless exercise transactions) exercised prior to the Effective Time of the Merger exceeds cash received upon such exercise and held by PCI at the Effective Time of the Merger and (v) the amount by which severance payments exceed certain limits specified in the Merger Agreement. In the event that the Basic Value Cap is adjusted, or if the number of shares of PCI Common Stock outstanding and issuable pursuant to rights to acquire such shares exceeds the number outstanding and issuable on July 1, 1996, the Basic Exchange Ratio will be adjusted. See "The Merger -- Terms of the Merger -- Adjustments to Merger Consideration."


     Conversion of PCI Common Stock in the Merger. The following tables illustrate the number of shares of Nextel Common Stock issuable in the Merger, the aggregate value of the merger consideration and the adjusted exchange ratio based on various assumptions including the indicated Nextel Closing Price. The aggregate value of the merger consideration will vary based upon the number of shares of PCI Common Stock outstanding at the Effective Time of the Merger, the Nextel Closing Price and any adjustments to the Basic Value Cap made at the Effective Time of the Merger. If the Nextel Closing Price is greater than or equal to $14.00 on the date prior to the Closing, Nextel will issue an aggregate of up to 8,782,403 shares of Nextel Common Stock to PCI stockholders. The actual number of shares of Nextel Common Stock that will be issued in the Merger (assuming that the Nextel Closing Price is greater than or equal to $14.00 or, if less than $14.00, that the PCI Board does not elect to terminate the Merger Agreement) will be calculated by dividing the number of shares of PCI Common Stock outstanding at the Effective Time of the Merger by the Basic Exchange Ratio, as adjusted. Pursuant to the terms of the Merger Agreement, the Basic Value Cap and the Basic Exchange Ratio, and thus the consideration to be received by PCI stockholders in the Merger, will be adjusted under certain circumstances, more fully described herein. See "The Merger -- Terms of the Merger -- Adjustments to the Merger Consideration."

     The following table indicates, assuming that (i) the number of shares of PCI Common Stock outstanding on a fully diluted basis is 27,840,219 and (ii) there is no adjustment to the Basic Value Cap and based upon the assumed Nextel Closing Price indicated, the aggregate number of shares of Nextel Common Stock which would be issuable in the Merger, the resulting aggregate value of the consideration received in the Merger and the resulting adjusted exchange ratio.


ASSUMED NEXTEL     NUMBER OF NEXTEL SHARES     AGGREGATE VALUE OF        ADJUSTED
CLOSING PRICE           TO BE ISSUED             CONSIDERATION        EXCHANGE RATIO
--------------     -----------------------     ------------------     --------------
    $30.00                5,666,667               $170,000,000             4.91
    $29.00                5,862,069               $170,000,000             4.75
    $28.00                6,071,429               $170,000,000             4.59
    $27.00                6,296,296               $170,000,000             4.42
    $26.00                6,538,462               $170,000,000             4.26
    $25.00                6,800,000               $170,000,000             4.09
    $24.00                7,083,333               $170,000,000             3.93
    $23.00                7,391,304               $170,000,000             3.77
    $22.00                7,727,273               $170,000,000             3.60
    $21.00                8,095,238               $170,000,000             3.44
    $20.00                8,500,000               $170,000,000             3.28
    $19.35                8,782,403               $169,939,498             3.17
    $18.00                8,782,403               $158,083,254             3.17
    $17.00                8,782,403               $149,300,851             3.17
    $16.00                8,782,403               $140,518,448             3.17
    $15.00                8,782,403               $131,736,045             3.17
    $14.00                8,782,403               $122,953,642             3.17
    $13.50(1)             8,782,403               $118,562,441             3.17
    $13.50(2)             9,107,677               $122,953,642             3.06


---------------

(1) Assumes that the PCI Board does not terminate the Merger Agreement.
(2) Assumes that the PCI Board elects to terminate the Merger Agreement and that Nextel elects to deliver shares of Nextel Common Stock with an aggregate value equal to the product of $14.00 multiplied by the total number of shares of Nextel Common Stock otherwise issuable.

     The following table indicates, assuming (i) that the number of shares of PCI Common Stock outstanding on a fully diluted basis is 27,840,219 and (ii) adjustments to the Basic Value Cap totaling $5,000,000 (which have been assumed for illustrative purposes only), and based upon the assumed Nextel Closing Price indicated, the aggregate number of shares of Nextel Common Stock which would be issuable in the Merger, the resulting aggregate value of the consideration received in the Merger and the resulting adjusted exchange ratio.


ASSUMED NEXTEL     NUMBER OF NEXTEL SHARES     AGGREGATE VALUE OF        ADJUSTED
CLOSING PRICE           TO BE ISSUED             CONSIDERATION        EXCHANGE RATIO
--------------     -----------------------     ------------------     --------------
    $30.00                5,500,000               $165,000,000             5.06
    $29.00                5,689,655               $165,000,000             4.89
    $28.00                5,892,857               $165,000,000             4.72
    $27.00                6,111,111               $165,000,000             4.56
    $26.00                6,346,154               $165,000,000             4.39
    $25.00                6,600,000               $165,000,000             4.22
    $24.00                6,875,000               $165,000,000             4.05
    $23.00                7,173,913               $165,000,000             3.88
    $22.00                7,500,000               $165,000,000             3.71
    $21.00                7,857,143               $165,000,000             3.54
    $20.00                8,250,000               $165,000,000             3.37
    $19.35                8,524,097               $164,941,278             3.27
    $18.00                8,524,097               $153,433,747             3.27
    $17.00                8,524,097               $144,909,650             3.27
    $16.00                8,524,097               $136,385,552             3.27
    $15.00                8,524,097               $127,861,455             3.27
    $14.00                8,524,097               $119,337,358             3.27
    $13.50(1)             8,524,097               $115,075,310             3.27
    $13.50(2)             8,839,804               $119,337,358             3.15


---------------

(1) Assumes that the PCI Board does not terminate the Merger Agreement.
(2) Assumes that the PCI Board elects to terminate the Merger Agreement and that Nextel elects to deliver shares of Nextel Common Stock with an aggregate value equal to the product of $14.00 multiplied by the total number of shares of Nextel Common Stock otherwise issuable.


     Assuming aggregate adjustments to the Basic Value Cap of $257,967 based upon the following: (i) no adjustments for shortfalls in channels delivered pursuant to the Merger Agreement; (ii) no negative cash flow of PCI, as calculated pursuant to the Merger Agreement, for the period from April 1, 1996 through March 31, 1997; (iii) no negative working capital of PCI based on the unaudited consolidated balance sheet of PCI as of June 30, 1997; (iv) no adjustments required as a result of option or warrant exercises; and (v) an adjustment for additional severance amounts totalling $257,967 as of July 31, 1997 and based on the Nextel Closing Price on July 31, 1997 of $21.90, the Basic Exchange Ratio would be adjusted to 3.59 and the number of shares of Nextel Common Stock issuable (assuming 27,840,219 shares of PCI Common Stock outstanding on a fully diluted basis) would have been 7,750,778 and the aggregate consideration received by PCI stockholders would have been $169,742,033.



     Beginning on August 20, 1997, and continuing until the date of the Meeting, PCI stockholders may call a toll-free number, 800-599-7241, for a recorded message stating the estimated number of shares of PCI Common Stock to be exchanged for each share of Nextel Common Stock. The estimated number will be based upon the Nextel Closing Price as of the date specified therein and the adjustments to the Basic Value Cap as described therein. The actual number of shares of Nextel Common Stock to be issued to PCI stockholders and the actual exchange ratio will be determined as of the Closing Date of the Merger.


     Right to Terminate if Nextel Closing Price is Less Than $14.00. In the event that the Nextel Closing Price on the day before the scheduled date of the Closing is less than $14.00, the PCI Board shall have the right to terminate the Merger Agreement unless Nextel elects to deliver shares of Nextel Common Stock with an aggregate value equal to the product of $14.00 multiplied by the total number of shares of Nextel Common Stock issuable with respect to shares of PCI Common Stock outstanding or issuable pursuant to rights to acquire such shares outstanding on the day of the Closing (the "Value Floor"). If this termination right is triggered and Nextel does not elect to deliver additional shares of Nextel Common Stock, the PCI Board does not intend to resolicit PCI stockholders to ratify its decision to proceed with or terminate the Merger Agreement. In considering whether or not to proceed with or terminate the Merger Agreement, the PCI Board will exercise its fiduciary duty in good faith to determine if the Merger is fair to, and in the best interests of, PCI and its stockholders at that time. Such a determination will be based upon the facts and circumstances existing if and when the termination right is triggered, which factors cannot be accurately predicted at this time. See "The Merger -- Terms of the Merger -- Additional Consideration in Lieu of Termination."

     Fractional Shares. No fractional share of Nextel Common Stock or certificates or scrip therefor will be issued as a result of the conversion of issued and outstanding PCI Common Stock into Nextel Common Stock, but in lieu of each fractional interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Nextel Closing Price on the date of the Closing; provided however, that Nextel may (in its sole and absolute discretion) deliver to persons otherwise entitled to receive fractional share interests a number of whole shares, determined by rounding up to the nearest whole share. The Nextel Closing Price means the arithmetic average of the closing sales price for Nextel Common Stock on the Nasdaq NM for the twenty (20) trading days immediately preceding the date on which the Nextel Closing Price is to be determined. See "The Merger -- Terms of the Merger -- Fractional Shares."

     Stock Option Plans. Each director and employee stock option to purchase PCI Common Stock (a "PCI Stock Option") outstanding immediately prior to the Effective Time of the Merger will be converted at the Effective Time of the Merger into an issued and outstanding option of Nextel in accordance with the terms of the PCI 1993 Stock Option Plan, the PCI 1994 Non-Employee Director Stock Option Plan, the PCI 1996 Stock Option Plan and the PCI 1996 Non-Employee Director Stock Option Plan (collectively, the "PCI Option Plans"), so that from and after the Effective Time of the Merger, each such PCI Stock Option may be exercised only for shares of Nextel Common Stock, and each such PCI Stock Option shall at the Effective Time of the Merger be converted into an option to purchase the number of shares of Nextel Common Stock into which the number of shares of PCI Common Stock obtainable upon exercise of such option would have been converted, if exercised prior to the Effective Time of the Merger at an exercise price equal to the exercise price per share of PCI Common Stock at which such PCI Stock Option is exercisable immediately prior to the Effective Time of the Merger, multiplied by the Basic Exchange Ratio, as adjusted pursuant to the Merger Agreement; provided however, that in the case of each PCI Stock Option which is an incentive stock option, the Basic Exchange Ratio shall be adjusted for such option, if necessary, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger -- Terms of the Merger -- Stock Option Plans."

     Warrants. At the Effective Time of the Merger, PCI's outstanding warrants (each a "Warrant") to purchase shares of PCI Common Stock shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of PCI Common Stock issuable pursuant to such Warrant would have been converted in the Merger at an exercise price per share equal to the amount (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchaseable thereunder, unless exchanged at Closing for warrants of Nextel pursuant to an agreement with the holder of any such Warrant. See "The Merger -- Terms of the Merger -- Warrants."

     Exchange of Certificates. Prior to the Effective Time of the Merger, Nextel shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time of the Merger, Nextel shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of PCI Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nextel Common Stock and any cash payable in lieu of fractional share interests. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed, and such other documents as the Surviving

Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive in exchange therefor a portion of Nextel Common Stock as set forth in the Merger Agreement and any cash payable in lieu of any fractional share interest (the "Merger Consideration"). Subsequent to the Effective Time of the Merger and until surrendered, a holder's Certificates for capital stock of PCI shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which such shares have been converted by the Merger and the right to receive any cash payable in lieu of any fractional share interests resulting therefrom. See "The Merger -- Terms of the Merger -- Exchange of Certificates."

     Payment of Dividends. Unless and until any outstanding Certificates for shares of PCI capital stock are surrendered, no dividend payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of any such Certificate, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time of the Merger with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange. See "The Merger -- Terms of the Merger -- Payment of Dividends."

     Limitations on Transferability of Nextel Common Stock. Shares of Nextel Common Stock received by certain persons deemed to be "affiliates" of PCI for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of PCI receiving Nextel Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. See "The Merger -- Terms of the
Merger -- Limitations on Transferability of Nextel Common Stock."

     Hart-Scott-Rodino. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Nextel and PCI filed the required information and material with the Antitrust Division and the FTC in December 1996 and the waiting period has expired. Satisfaction of the waiting period requirement will not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time of the Merger from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful. See "The Merger -- Terms of the Merger -- Hart-Scott-Rodino."

     Federal Communications Commission. The transfer of control of the licenses granted by the FCC and held by PCI and certain pending applications of PCI, which will occur as a result of the Merger, is subject to prior FCC approval pursuant to the requirements of the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC. See "The Merger -- Terms of the Merger -- Federal Communications Commission."

     Castle Tower Transactions. PCI sold substantially all the communications towers used in its business to Castle Tower Corporation (formerly known as Castle Communications Corporation, "Castle"), and, simultaneously leased back space on the towers pursuant to purchase and sale and license agreements (the "Castle Agreements"). Pursuant to the Merger Agreement, Castle and PCI were required to amend the Castle Agreements effective at the Effective Time of the Merger, among other things, to settle and release (subject to certain indemnity arrangements) all claims that Castle may have had related to the Castle Agreements and to indemnify Nextel against any such claims. Castle and PCI entered into an amendment of the Castle Agreements, which will become effective at the Effective Time of the Merger with respect to such matters. It is a condition to the consummation of the Merger that Nextel and Castle enter into a Site Commitment Agreement (the "Site Agreement"). Nextel and Castle have entered into the Site Agreement pursuant to which Nextel has committed that it and its subsidiaries will provide Castle with the opportunity to purchase from Nextel and lease back up to 50 of 230 specified communications towers or monopoles and an option to acquire or build and lease back up to 250 additional communications towers or monopoles in specified geographic areas, principally representing highway corridors (each such site offered to Castle having a lease back commitment from Nextel referred to as an "Offered Site"). Castle has agreed in the Site Agreement that before leasing space on an Offered Site to a third party who owns or has access to other communications sites, Castle will use its best efforts to include in the lease to that third party a requirement that, for each site that Castle makes available to such third party, Nextel will be granted the right, on commercially reasonable terms, to locate Nextel equipment at a site available to the third party. See "The Merger -- Terms of the Merger -- Castle Tower Transactions."


     Representations and Warranties. In addition to customary representations and warranties with regard to corporate organization and authority, and capitalization, the Merger Agreement contains certain representations and warranties by each of PCI and Nextel. See "The Merger -- Terms of the Merger -- Representations and Warranties of PCI" and "-- Representations and Warranties of Nextel."

     Conditions; Waiver. The obligations of Nextel and PCI to consummate, or cause to be consummated, the Merger are subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by holders of the requisite shares of PCI Common Stock. See "The Merger -- Terms of the
Merger -- Conditions; Waiver."

     No Solicitation. PCI has agreed, subject to certain exceptions, that prior to the Effective Time of the Merger, PCI and its representatives shall not, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction that constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal, other than a proposal by Nextel or any of its affiliates, for a merger, share exchange or other business combination involving PCI or any proposal or offer to acquire in any manner a substantial equity interest in PCI or a substantial portion of the assets of PCI (a "Takeover Proposal"). See "The Merger -- Terms of the Merger -- No Solicitation."

     Indemnification of Officers and Directors of PCI. Nextel has agreed that for a period of three years from the Effective Time of the Merger, it will cause the Surviving Corporation to provide the then current and former directors and officers of PCI indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of PCI with respect to matters existing or occurring at or prior to the Effective Time of the Merger. See "Comparison of Rights of Holders of Each of Nextel Common Stock and PCI Common
Stock -- Liability and Indemnification of Officers and Directors." Additionally, Nextel has agreed to cause the Surviving Corporation to use all reasonable efforts to maintain director and officer insurance comparable to that maintained by PCI at the Effective Time of the Merger for a period of three years from the Effective Time of the Merger. See "The Merger -- Terms of the
Merger -- Indemnification of Officers and Directors of PCI."


     Participation in FCC Auction. In the event that, pursuant to FCC rules, the filing deadline for eligibility to participate in the 800 MHz SMR block license auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995 (as confirmed and modified by the Memorandum Opinion and Order on Reconsideration released July 10, 1997) (the "EA Auction") occurs prior to the earlier of the Effective Time of the Merger or the expiration or termination of the Merger Agreement, PCI and Nextel (or a designated subsidiary of Nextel) have agreed to form a consortium to participate in bidding in the EA Auction for block licenses in certain Bureau of Economic Analysis Economic Areas (each, an "EA") identified in the Merger Agreement (the "Overlap EAs"). Nextel will determine and control all aspects of the consortium's bidding strategy and participation (including, without limitation, determining the amount of the joint bids to be submitted by the consortium, the EAs in which to bid and whether to top competing bids) and will be responsible for funding the consortium's bids. Neither party will bid for block licenses in the Overlap EAs except via the consortium and PCI will not bid for block licenses in EAs outside of the Overlap EAs. Nextel is free to bid for block licenses outside of the Overlap EAs individually or in consortia formed with other parties, and without reference to the consortium procedures agreed to by Nextel and PCI. Nextel will be entitled to retain the right to all channels included in block licenses the consortium is awarded pursuant to the

EA Auction, if any, subject to the option of PCI to purchase certain channels in any Overlap EA for the price paid by the consortium. See "The Merger -- Terms of the Merger -- Participation in FCC Auction."

     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by mutual written consent of the Boards of Directors of Nextel and PCI or by written notice by either party to the other of the occurrence of certain events, including by PCI if the Merger has not occurred by December 31, 1997, subject to extension in certain circumstances. See "The Merger -- Terms of the Merger -- Termination."

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the "purchase acquisition" method of accounting in accordance with generally accepted accounting principles ("GAAP"). Under the "purchase acquisition" method, any amount paid over the fair market value of the acquired company's assets is reflected on the buyer's balance sheet as goodwill. See "The Merger -- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Code, in which case no gain or loss generally would be recognized by the stockholders of PCI on the exchange of their shares of PCI Common Stock in the Merger (except with respect to any cash received by such stockholders in lieu of fractional shares). It is expected that PCI will receive an opinion of its counsel at the Closing to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes, which opinion would be based on certain assumptions and representations. No rulings have been (or will be) requested from the Internal Revenue Service with respect to any tax matters. Treatment of the Merger as a tax-free reorganization under the Code is not a condition to the obligations of Nextel or PCI to consummate the Merger. If the Merger is not treated as a reorganization under the Code or it is later determined that the Merger did not qualify as a reorganization under the Code, the PCI stockholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Nextel Common Stock they received and their tax basis in the PCI Common Stock. Each PCI stockholder should consult his own tax advisor concerning the tax consequences of the Merger in his particular individual circumstances. See "The Merger -- Terms of the Merger -- Conditions; Waiver" and " -- Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

     Because PCI Common Stock is listed on the Nasdaq NM, the holders of shares of PCI Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. See "The Merger -- No Appraisal Rights."

                         D. COMPARATIVE PER SHARE DATA


     The following tables set forth certain per share data for Nextel and PCI on a historical and pro forma combined basis, giving effect to the Merger using the purchase method of accounting, as well as equivalent pro forma per share data for PCI. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the indicated dates or which may be attained in the future and should be read in conjunction with the historical consolidated financial statements of Nextel and PCI, which are incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined per share data below is shown for illustrative purposes only and assumes an adjusted exchange ratio of 3.17 resulting in the anticipated issuance of 8,782,403 shares of Nextel Common Stock to PCI stockholders. The actual number of shares of Nextel Common Stock to be issued to PCI stockholders, and the related exchange ratio, will be determined as of the Closing Date. See "The Merger -- Terms of the Merger -- Conversion of Shares."


                   NEXTEL COMMUNICATIONS, INC. -- HISTORICAL

                                                               AT AND FOR THE        AT AND FOR THE
                                                                 YEAR ENDED        THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              -----------------    ------------------
Per Share Data:
     Book Value............................................        $ 11.02               $10.26
     Cash Dividends Declared...............................        $    --               $   --
     Net Loss..............................................        $  2.50               $ 0.93

                PITTENCRIEFF COMMUNICATIONS, INC. -- HISTORICAL

                                                               AT AND FOR THE        AT AND FOR THE
                                                                 YEAR ENDED        THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              -----------------    ------------------
Per Share Data:
     Book Value............................................         $5.82                $ 5.76
     Cash Dividends Declared...............................         $  --                $   --
     Net Loss..............................................         $0.29                $ 0.06

                        NEXTEL COMMUNICATIONS, INC. AND
            PITTENCRIEFF COMMUNICATIONS, INC. -- PRO FORMA COMBINED

                                                               AT AND FOR THE        AT AND FOR THE
                                                                 YEAR ENDED        THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              -----------------    ------------------
Per Share Data:
     Book Value............................................        $ 11.34               $10.59
     Cash Dividends Declared...............................        $    --               $   --
     Net Loss..............................................        $  2.45               $ 0.91

           PITTENCRIEFF COMMUNICATIONS, INC. -- EQUIVALENT PRO FORMA

                                                               AT AND FOR THE        AT AND FOR THE
                                                                 YEAR ENDED        THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              -----------------    ------------------
Per Share Data:
     Book Value............................................        $  3.58               $ 3.34
     Cash Dividends Declared...............................        $    --               $   --
     Net Loss..............................................        $  0.77               $ 0.29

                           E. SUMMARY FINANCIAL DATA

                          NEXTEL COMMUNICATIONS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data set forth below for the periods indicated should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing in Nextel's Annual Report on Form 10-K for the year ended December 31, 1996, and Nextel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, incorporated herein by reference. The financial information for the fiscal years ended March 31, 1993 and 1994, the nine months ended December 31, 1994 and the years ended December 31, 1995 and 1996 have been derived from the audited consolidated financial statements of Nextel. The report of Deloitte & Touche, LLP, independent auditors, for the year ended December 31, 1996 has been incorporated herein by reference. See "Experts." The financial information for the three months ended March 31, 1996 and 1997 is derived from the unaudited financial statements of Nextel and, in the opinion of Nextel, includes all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of such information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. See "Incorporation of Certain Information by Reference."

                              FISCAL YEAR            NINE MONTHS
                                 ENDED                  ENDED                 YEAR ENDED                  THREE MONTHS ENDED
                               MARCH 31,             DECEMBER 31,            DECEMBER 31,                     MARCH 31,
                       --------------------------    ------------    ----------------------------    ----------------------------
                          1993           1994          1994(1)           1995            1996            1996            1997
                       -----------    -----------    ------------    ------------    ------------    ------------    ------------
                                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
INCOME STATEMENT
 DATA(2):
Revenues............   $    53,002    $    67,928    $     74,857    $    171,703    $    332,938    $     68,318    $    110,676
Cost of
 operations.........        20,979         28,666          51,406         151,718         247,717          57,299          58,161
Selling, general and
 administrative
 expenses...........        18,971         41,107          85,077         193,321         330,256          65,289         132,376
Expenses related to
 corporate
reorganization(3)...       --             --              --               17,372         --              --              --
Depreciation and
 amortization.......        25,942         58,398          94,147         236,178         400,831          92,674         110,203
                       -----------    -----------    ------------    ------------    ------------    ------------    ------------
   Operating loss...       (12,890)       (60,243)       (155,773)       (426,886)       (645,866)       (146,944)       (190,064)
Interest income
 (expense), net.....         1,324        (18,101)        (41,454)        (89,509)       (206,480)        (42,796)        (71,285)
Other income
 (expense),
 net(4)(5)..........           924              3              33         (15,372)        (10,866)        --                1,063
Income tax
 benefit............         1,027         21,437          71,345         200,602         307,192          71,022          39,436
                       -----------    -----------    ------------    ------------    ------------    ------------    ------------
Net loss............   $    (9,615)   $   (56,904)   $   (125,849)   $   (331,165)   $   (556,020)   $   (118,718)   $   (220,850)
                       =============  =============  ==============  ==============  ==============  ==============  ==============
Net loss per
 share..............   $     (0.16)   $     (0.73)   $      (1.25)   $      (2.31)   $      (2.50)   $      (0.56)          (0.93)
                       =============  =============  ==============  ==============  ==============  ==============  ==============
Number of shares
 used in
 computations(6)....    58,736,000     78,439,000     100,639,000     143,283,000     222,779,000     213,653,000     237,496,000
                       =============  =============  ==============  ==============  ==============  ==============  ==============
                            AS OF MARCH 31,                       AS OF DECEMBER 31,                       AS OF MARCH 31,
                       --------------------------    --------------------------------------------    ----------------------------
                          1993           1994            1994            1995            1996            1996            1997
                       -----------    -----------    ------------    ------------    ------------    ------------    ------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents(7).....   $    17,083    $   483,483    $    301,679    $    340,826    $    139,681    $    470,432    $    638,215
Marketable
 securities.........        14,768        426,113         172,313          68,443           5,012          26,276           5,102
Current assets......        39,932        921,983         504,248         504,661         309,097         600,587         856,686
Intangible assets,
 net................       144,666        889,912       1,451,780       3,549,622       4,076,300       3,996,333       4,280,604
Total assets........       333,557      2,229,832       2,918,985       5,547,256       6,472,439       6,265,755       7,435,652
Long-term debt(8)...        55,024      1,113,268       1,193,096       1,687,829       2,783,041       2,128,243       3,720,427
Stockholders'
 equity(9)..........       255,224        846,304       1,268,575       2,945,141       2,808,138       3,208,049       2,779,177


---------------
(1) Effective December 31, 1994, Nextel changed its fiscal year end from March 31 to December 31. Accordingly, the income statement data is presented for the transition period from April 1, 1994 to December 31, 1994.

(2) See Note 2 to the Notes to Nextel's consolidated financial statements for a description of acquisitions.

(3) See Note 2 to the Notes to Nextel's consolidated financial statements.


(4) Other expenses in 1995 include a $15,000,000 write-down of the investment in Corporacion Mobilcom S.A. de C.V. as a result of the devaluation of the Mexican peso.


(5) Other expenses in 1996 primarily reflect equity in the losses of certain foreign investments accounted for under the equity method. (See Note 2 to the Notes to Nextel's consolidated financial statements.)

(6) Includes the weighted average number of shares of Nextel Common Stock outstanding during the respective periods.


(7) Includes approximately $479,995,000 of cash and cash equivalents held by McCaw International and its subsidiaries as of March 31, 1997, which are not available, due to restrictions contained in the indenture related thereto (the "MIL Indenture"), to fund any of the cash needs of Nextel's domestic Digital Mobile and analog SMR businesses.


(8) Excludes the current portions of long-term debt. See Note 6 to the Notes to Nextel's consolidated financial statements.

(9) See Notes 10 and 11 to the Notes to Nextel's consolidated financial statements.

                       PITTENCRIEFF COMMUNICATIONS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below are derived from the consolidated financial statements of PCI. The consolidated financial statements of PCI as of December 31, 1992, 1993, 1994, 1995 and 1996, and for the years then ended have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements of PCI as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, and KPMG Peat Marwick LLP's report thereon are incorporated by reference from PCI's Annual Report on Form 10-K for the year ended December 31, 1996. The selected consolidated financial data as of March 31, 1996 and 1997, and for the three months then ended are derived from the unaudited consolidated financial statements of PCI, which, in the opinion of PCI's management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial condition of PCI for the unaudited periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The selected consolidated financial data should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing in PCI's Annual Report on Form 10-K for the year ended December 31, 1996 and PCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. See "Incorporation of Certain Information by Reference."



                                                                                                        THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                          MARCH 31,
                                           -------------------------------------------------------    ----------------------
                                            1992        1993        1994        1995        1996        1996          1997
                                           -------    --------    --------    --------    --------    --------      --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
    Revenues:
        Radio services..................   $ 8,107    $ 15,121    $ 19,722    $ 20,895    $ 22,220    $  5,380      $  5,507
        Rental income...................     3,396       3,686       3,096       2,708       1,871         514           397
        Equipment and parts sales.......     5,061       9,272       9,811      12,454      11,939       3,246         2,289
                                           -------    --------    --------    --------    --------
Total revenues..........................    16,564      28,079      32,629      36,057      36,030       9,140         8,193
    Cost and expenses:
        Cost of operations..............     9,492      13,272      17,022      17,706      18,235       4,807         4,293
        Cost of equipment and parts
          sales.........................     3,070       6,357       8,330       9,923      10,341       2,733         1,954
        General and administrative
          expenses......................       989       3,748      10,159       7,827       7,649       1,853         1,698
        Depreciation and amortization...     1,858       3,053       6,524       7,941       9,708       2,093         2,090
                                           -------    --------    --------    --------    --------
Operating income (loss).................     1,155       1,649      (9,406)     (7,340)     (9,903)     (2,346)       (1,842)
Other income (expense)..................        44       1,828         270         518       1,323         926           133
Reorganization expense..................        --         593       4,189          --          --          --            --
Interest expense to affiliate...........     2,513          --          --          --          --          --            --
Interest expense, nonaffiliate..........       382         417       1,497       2,578       3,293         559           937
                                           -------    --------    --------    --------    --------
Income (loss) before income taxes.......    (1,696)      2,467     (14,822)     (9,400)    (11,873)     (1,979)       (2,646)
Income tax expense (benefit)............      (626)      1,077      (4,207)     (3,656)     (4,410)       (732)         (979)
                                           -------    --------    --------    --------    --------
Net income (loss).......................   $(1,070)   $  1,390    $(10,615)   $ (5,744)   $ (7,463)   $ (1,247)     $ (1,667)
                                           =======     =======    ========    ========    ========
Net income (loss) per common share and
  share equivalent......................   $ (0.17)   $   0.15    $  (0.89)   $  (0.41)   $  (0.29)   $  (0.05)     $  (0.06)
                                           =======    ========    ========    ========    ========
Weighted average number of shares and
  share equivalents outstanding.........     6,367       9,043      11,910      14,055      25,623      24,021        26,163
                                           =======    ========    ========    ========    ========
                                                             AS OF DECEMBER 31,                          AS OF MARCH 31,
                                           -------------------------------------------------------    ----------------------
                                            1992        1993        1994        1995        1996        1996          1997
                                           -------    --------    --------    --------    --------    --------      --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...............   $ 2,390    $ 39,958    $ (6,798)   $  2,717    $  5,298    $  3,117      $  4,559
Property and equipment, net.............    23,141      32,358      43,606      41,207      38,494      42,207        37,549
Total assets............................    46,787     106,148     122,992     119,892     185,503     201,263       182,631
Current portion of long-term debt.......       950         943       1,319       2,276       1,853       2,134         1,820
Long-term debt and inter-company payable
  to affiliate..........................    34,561          --          --          --          --          --            --
Other long-term debt and finance
  obligation, excluding current
  portion...............................     1,468       2,040       2,574      13,596      12,125      13,504        11,874
Stockholders' equity (deficit)(1).......      (734)     93,586      96,612      95,790     152,384     157,599       150,717


------------------
(1) No cash dividends have been declared or paid by PCI.

                                  RISK FACTORS

     The following risk factors may affect the value of the Merger Consideration as well as the value of shares of Nextel Common Stock and therefore should be considered by stockholders of PCI, in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus, before making an investment decision. See also "-- Forward Looking Statements."

ADJUSTMENTS TO EXCHANGE RATIO; NO ASSURANCE OF MINIMUM PRICE OF NEXTEL COMMON STOCK

     The Basic Exchange Ratio of 3.17 shares of PCI Common Stock for each share of Nextel Common Stock is subject to adjustment and the Basic Value Cap, which is the maximum value of Nextel Common Stock to be issued pursuant to the Merger in respect of outstanding shares and rights to acquire shares of PCI Common Stock, is $170,000,000. Pursuant to the terms of the Merger Agreement, the Basic Value Cap and the Basic Exchange Ratio, and thus the consideration to be received by PCI stockholders in the Merger, will be subject to reduction in a number of events described under "The Merger -- Terms of the Merger -- Adjustments to Merger Consideration."

     Further, although the PCI Board shall have the right to terminate the Merger Agreement in the event the Nextel Closing Price on the day before the scheduled Closing is less than $14.00 (unless Nextel elects to deliver shares of Nextel Common Stock with an aggregate value equal to the Value Floor), it is not obligated to do so. Accordingly, there can be no assurance as to the actual exchange ratio (i.e., the number of whole and fractional shares of PCI Common Stock that would be convertible into a single share of Nextel Common Stock as a result of the Merger) that would apply assuming consummation of the Merger, or whether such actual exchange ratio would be greater or less than the Basic Exchange Ratio.

POSSIBLE VOLATILITY OF PRICE OF NEXTEL COMMON STOCK


     On October 2, 1996, the last trading day preceding the announcement of the proposed Merger, the closing sales price of a share of Nextel Common Stock was $18.125. From such date through August 6, 1997, the closing price per share of the Nextel Common Stock has fluctuated from a low of $12.25 to a high of $26.6875. As is true for other issuers, the price of the Nextel Common Stock is impacted by numerous factors including developments in its business, finances or prospects or other occurrences directly relevant to Nextel, as well as overall market trends, including trends in the wireless industry, and general economic conditions. These factors may adversely affect the market price of Nextel Common Stock. There can be no assurance the price of the Nextel Common Stock will not decline between the date of the Meeting and the date of the Closing or thereafter. Further, there can be no assurance that the market value of the fractional share of Nextel Common Stock issuable in respect of a share of PCI Common Stock will equal or exceed the then current market value of a share of PCI Common Stock.


HISTORY OF AND FUTURE EXPECTATIONS OF LOSSES AND NEGATIVE CASH FLOW

     The activities of Nextel since its inception in 1987 have been concentrated on the acquisition and operation of SMR businesses and the development of Digital Mobile networks. Nextel has incurred net losses since its inception, including net losses of $556,020,000 and $331,165,000 for the years ended December 31, 1996 and December 31, 1995, respectively, and $220,850,000 for the quarter ended March 31, 1997. Nextel had an accumulated deficit totalling $1,356,101,000 at March 31, 1997. Nextel anticipates that it will continue to experience significant net losses and significant negative cash flow during the ongoing start up phase of the Digital Mobile networks over the next several years. Nextel's ability to arrange sufficient equity and/or debt financing or to generate sufficient revenue to cover its operating and capital needs is subject to a number of risks and contingencies. Accordingly, there can be no assurance as to whether or when Nextel's operations will become profitable. See "-- Nextel to Require Additional Financing" and "-- Forward Looking Statements."

RISKS OF IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

     The implementation of Digital Mobile networks involves systems design, site procurement, construction, electronics installation, receipt of necessary FCC and other regulatory approvals, channel recovery (freeing a certain number of 800 MHz frequencies from SMR analog traffic) and initial systems optimization prior to commencing commercial service. Each stage can take from several weeks to several months and involves various risks and contingencies, the outcome of which cannot be predicted. There can be no assurance that Nextel will be able to implement Digital Mobile networks (where such networks are not already in commercial operation) in any particular market in accordance with its current plans and schedules. See "-- Forward Looking Statements."

IMPLEMENTATION OF DIGITAL MOBILE NETWORKS SUBJECT TO RISKS OF DEVELOPING TECHNOLOGY

     Currently, there are three principal digital technology formats that are being assessed or proposed for deployment or deployed currently by providers of cellular telephone service or by certain entities that have been awarded PCS licenses to provide wireless communications services in the United States. One such format is known as the Time Division Multiple Access ("TDMA") digital transmission technology, a version of which, known as "three-time slot TDMA" has been deployed by AT&T Wireless Services, Inc. ("AT&T Wireless," formerly McCaw Cellular Communications, Inc. ("McCaw Cellular")), a subsidiary of AT&T, and by Southwestern Bell Mobile Systems in certain of their cellular system markets, and is expected to be deployed by certain other cellular operators. The second principal format is known as the Code Division Multiple Access ("CDMA") digital transmission technology which has been deployed by PrimeCo Personal Communications, Bell Atlantic/Nynex Mobile Services and Sprint PCS in certain of their PCS markets and is expected to be deployed by certain other cellular and PCS operators. The third principal format, known as GSM-PCS, is an updated, up-banded, PCS version of the TDMA-based digital technology format known as Global System for Mobile Communications that has become the standard for digital cellular technology in Europe. GSM-PCS has been deployed by American Personal Communications, a subsidiary of Sprint Spectrum, L.P., in its Washington, D.C./Baltimore metropolitan market and Bell South in certain of its PCS markets, and is expected to be deployed by certain other PCS operators. Although TDMA, CDMA and GSM-PCS are digital transmission technologies, and thus share certain basic characteristics and areas of contrast to analog transmission technology, TDMA, CDMA and GSM-PCS are not compatible or interchangeable with each other.

     The Motorola proprietary first generation iDEN technology originally incorporated in Nextel's Digital Mobile networks is known as "six-time slot TDMA." Although based on the TDMA technology format, this first generation iDEN technology differs in a number of significant respects from the TDMA technology versions being assessed or deployed by cellular operators and PCS licensees in the United States, which differences may have important consequences. Additionally, unlike the three-time slot TDMA technology format being utilized for the mobile telephone function in the Reconfigured iDEN technology platform or the three-time slot TDMA technology format being utilized by certain cellular providers, the first generation iDEN technology, as well as the "six-time slot TDMA" technology utilized for the two-way dispatch function in the Reconfigured iDEN technology platform, can carry up to six (rather than three) voice and/or control paths per channel.

     Although Nextel believes that TDMA technology, on balance, is superior to analog technology that is used in traditional SMR systems, the use of digital technology in general involves certain performance trade-offs, for example, in various characteristics affecting voice quality and fidelity. These trade-offs may have an effect on customer acceptance of iDEN technology. The use of six-time and three-time slot TDMA technology in combination with Nextel's re-use of its licensed frequencies in a cellular-type system design permits Nextel to utilize its current holdings of spectrum more efficiently. Efficient utilization of spectrum is an important objective generally because less spectrum is available in the SMR band than is or will be licensed to each cellular and certain PCS operators in each market. Reconfigured iDEN, which is designed to use three time slots per channel for the mobile telephone service, results in a reduction in channel capacity compared to the capacity achievable using first generation iDEN technology for mobile telephone service.

     Any difference that may from time to time exist between the technology deployed in Nextel's Digital Mobile networks and competitive technologies then deployed by other wireless communications service providers, such as analog, CDMA, TDMA, GSM-PCS or other transmission technology formats that may be developed in the future, may affect customer acceptance of the services offered by Nextel. In the future, a digital transmission technology other than TDMA may gain acceptance sufficient to adversely affect the resources devoted by third parties to developing or improving TDMA-based technologies. In addition, existing digital cellular technology formats including cellular TDMA cannot currently be utilized on Nextel's present SMR spectrum holdings. Accordingly, if any improvements were to be made to such currently existing digital cellular technology formats, the prospect of achievement of parallel improvements in the TDMA-based iDEN technology presently utilized by Nextel is not certain. See "-- Forward Looking Statements."

     Customer acceptance of the services offered by Nextel will be affected not only by technology-based differences, but also by the operational performance and reliability of system transmissions on Nextel's Digital Mobile networks. Nextel implemented Digital Mobile networks in its market areas using Motorola's first generation iDEN technology prior to the second quarter of 1996. During that time frame, Nextel encountered certain technology and system performance issues with respect to system reliability (the percentage of time the system is operating), system access (how often a user can gain access to the system) and various characteristics affecting voice transmission quality of mobile telephone services utilizing Nextel's Digital Mobile networks. Nextel provided discounts and gave credits to customers in an effort to foster satisfactory customer relations and delayed both its planned deployment of its Digital Mobile networks and commencement of aggressive product and service marketing efforts pending resolution of such system performance and voice quality issues. During this period Nextel and Motorola also took actions to address system performance issues in general, and voice transmission quality concerns in particular. These actions consisted of efforts to enhance the performance of the first generation iDEN networks in a number of areas that were believed to adversely affect system performance, perceived voice transmission quality and customer satisfaction, and included measures as diverse as improvements in system infrastructure and subscriber equipment design and interaction, adjustments in cell site locations and in radio frequency planning, development of enhanced network load and traffic management and control systems, and development and deployment of more sophisticated diagnostic and error correction software. These and other measures, most of which can be categorized as systems optimization, are expected to be ongoing activities connected with Nextel's operation of its Digital Mobile networks. Moreover, Nextel expects that systems optimization, software loading and planned maintenance activities will be ongoing components of its operation of the Digital Mobile networks that will periodically require the scheduled turndown of selected subsystems in Nextel's Digital Mobile networks during periods of very low system traffic, typically at night or on weekend days. See "-- Forward Looking Statements."


     Nextel's objectives in carrying out the initial phase of system development and technology enhancements were to achieve satisfactory performance levels in the areas of system reliability and system access. Nextel believes that its existing Digital Mobile networks, as operated at June 30, 1997, were demonstrating acceptable performance levels in these areas. Nextel also believes that the successful development and national deployment throughout Nextel's Digital Mobile networks of the Reconfigured iDEN technology, with its accompanying improvements in the voice quality of the mobile telephone service provided on Nextel's Digital Mobile networks, should enable Nextel to aggressively market such services as part of a competitive wireless communications services alternative to existing cellular telephone services in its markets. See "-- Forward Looking Statements."


     Motorola has advised Nextel that it contemplates continuing to install software upgrades and Nextel anticipates it will continue to advise and consult with Motorola concerning potential measures that could be taken to address any issues concerning system performance issues and/or expressed customer satisfaction levels as revealed by Nextel's continuing system testing and customer surveys. To the extent Nextel's experience has been derived based on customers in its markets employing the first generation iDEN technology, who are primarily oriented to the two-way dispatch service, such experience should not necessarily be regarded as an accurate predictor of Nextel's experience in the future, particularly as Nextel continues to implement its planned nationwide roll-out of the Reconfigured iDEN technology and as Nextel's customer base expands beyond such group of initial customers. Any inability to address and resolve satisfactorily performance issues that affect customer acceptance of Digital Mobile network service could delay or adversely affect the successful commercialization of the Digital Mobile networks and could adversely affect the business and financial prospects of Nextel. If Nextel for any reason is unable to implement Digital Mobile networks and provide service to its target customers that is competitive with the services of other wireless communications providers, Nextel would be unable, utilizing its existing analog SMR systems, to provide mobile telephone services comparable to those provided by other wireless communications services providers or to achieve significant further subscriber growth. See "-- Forward Looking Statements."

     Nextel anticipates that there will be an ongoing focus on systems and technology optimization activities directed at achieving improvements in the overall performance of the Digital Mobile networks and such technology optimization activities will be a continuing component of normal Digital Mobile network operation. Moreover, the satisfactory resolution of certain system performance issues in a particular market or at a particular stage of operation will not necessarily preclude the need to address those issues again, for example, as a result of a significant increase in the number of subscribers using the Digital Mobile networks, and future upgrades or modifications to the Digital Mobile networks may have unexpected adverse effects on performance issues previously addressed and resolved. Each of Motorola and Nextel believes, however, that a large portion of the hardware and software adjustments developed in the course of system development and technology optimization activities to address particular issues, and the resulting system performance improvements realized, should be applicable to similar issues in different markets. Nevertheless, as is often the case in the deployment of wireless communications networks, it should be expected that there will be market-specific characteristics, such as local terrain, topography, the number of licensed frequencies, the utilization of adjacent radio frequencies and other factors, that will require customized optimization activities to address related system performance issues successfully. See "-- Forward Looking Statements."

     Pursuant to the second amendment to the existing equipment purchase agreements between Nextel and Motorola entered into in connection with the McCaw Transaction (the "Second Equipment Agreement Amendment"), Motorola agreed to use its best efforts to develop, and Nextel agreed to implement, Reconfigured iDEN. The Reconfigured iDEN development and deployment activities to date have proceeded in a timely and satisfactory manner and Nextel believes that the Reconfigured iDEN development program contemplated by the Second Equipment Agreement is substantially complete. However, no assurance can be given that any further modifications or enhancements to the Reconfigured iDEN technology will be developed successfully, or that any such modifications or enhancements, if developed, would be deployed in Nextel's Digital Mobile networks or, if deployed, would perform successfully. Moreover, no assurance can be given that the Reconfigured iDEN technology, as it currently exists or as it may be further modified or enhanced in the future, will satisfy customer requirements, or that Nextel's mobile telephone services utilizing such Reconfigured iDEN technology will be regarded as competitive in the wireless communications services markets as such markets currently exist and as they are expected to develop in the future. See "-- Forward Looking Statements."

NEXTEL TO REQUIRE ADDITIONAL FINANCING


     Nextel anticipates that, for the foreseeable future, it will be utilizing significant amounts of its available cash for capital expenditures for the construction of Digital Mobile networks, operating expenses relating both to the Digital Mobile networks and to the analog SMR networks, potential acquisitions (including the acquisition of rights to spectrum through the contemplated 800 MHz spectrum auction process), debt service requirements and other general corporate expenditures. Nextel anticipates that its cash utilization for capital expenditures and other investing activities and operating losses will continue to exceed its cash flows from operating activities over the next several years. During fiscal year 1996, Nextel's average monthly cash utilization rate for investing activities (principally attributable to capital expenditures for the build-out of the Digital Mobile networks) was approximately $33,390,000, and its average monthly operating losses (exclusive of non-cash items) was approximately $20,400,000. Such average monthly amounts are not necessarily representative of Nextel's anticipated experience in such areas and are expected to increase during 1997 and 1998 in connection with the implementation of Nextel's business plan and the related accelerated construction of its Digital Mobile networks. During the ongoing start up phase of its Digital Mobile networks, Nextel expects that it will need to utilize its existing cash and funding from outside sources to meet its cash needs resulting from such activities and losses. Nextel's aggregate cash, cash equivalents and marketable securities at March 31, 1997 totalled approximately $643,317,000 (however, approximately $479,995,000 of such amount represents cash, cash equivalents and marketable securities held by McCaw International and its subsidiaries, which items are not available, due to restrictions contained in the provisions of the MIL Indenture, to fund any of the cash needs of Nextel's domestic Digital Mobile and analog SMR businesses).

     Nextel, NFC, and certain subsidiaries of Nextel entered into definitive agreements, which became effective on September 30, 1996, with respect to a secured credit facility arranged by Chase Securities, Inc., J.P. Morgan Securities, Inc. and Toronto-Dominion Securities (USA), Inc. (the "Bank Credit Facility"). Concurrently therewith, Nextel, NFC and certain subsidiaries of Nextel entered into definitive agreements, which also became effective on September 30, 1996, with respect to the amendment, restatement and consolidation of the previously existing financing arrangements with Motorola and NTFC Capital Corporation ("NTFC") (the "Vendor Credit Facility"; and collectively with the Bank Credit Facility, the "Bank and Vendor Credit Facilities").


     To fully implement an accelerated deployment of its Digital Mobile networks in the period between March 31, 1997 and December 31, 1998 as described under "Summary -- A. The Parties to the Merger -- Nextel -- Recent
Developments -- Business Plan," Nextel would need to obtain additional amounts of debt or equity financing beyond that available under the Bank and Vendor Credit Facilities currently in place. The Credit Agreement relating to the Bank Credit Facility (the "Bank Credit Agreement") currently provides for up to $1,655,000,000 of secured financing, consisting of a $1,085,000,000 revolving loan and $570,000,000 in term loans. The Amended, Restated and Consolidated Credit Agreement relating to the Vendor Credit Facility (the "Vendor Credit Agreement") currently provides for up to $345,000,000 of secured financing, consisting of a $195,000,000 revolving loan and $150,000,000 in term loans. Borrowings under the Bank Credit Facility and the Vendor Credit Facility are ratably secured by liens on assets of the restricted subsidiaries under the terms of the Nextel Indentures. At June 30, 1997, Nextel had drawn approximately $1,441,000,000 of its available financing under the Bank Credit Facility, leaving an aggregate of approximately $214,000,000 available for borrowing under such facility, and had drawn $227,000,000 of its available financing under the Vendor Credit Facility, leaving an aggregate of approximately $118,000,000 available for borrowing under such facility, subject in each case to the satisfaction or waiver of applicable borrowing conditions.


     The Bank Credit Agreement contemplates that, with the consent of the lenders holding a majority of the outstanding loans and available commitments under the Bank Credit Agreement and the Vendor Credit Agreement, Nextel may borrow up to an additional $250,000,000 (subject to certain limitations) under the Bank Credit Facility (the "Additional Bank Borrowings"). Nextel and certain lenders have entered into a commitment letter and a related term sheet dated July 11, 1997 setting forth the terms and conditions on which Nextel could gain access to the $250,000,000 in Additional Bank Borrowings. Such commitment letter and related term sheet have been filed with the Commission, and are incorporated by reference herein. The Bank Credit Agreement and the Vendor Credit Agreement also contemplate that borrowings under the Vendor Credit Facility may be increased by up to $50,000,000, subject to certain limitations (the "Additional Vendor Borrowings"). The remaining funds available for borrowings under the Bank and Vendor Credit Facilities (including, if successfully structured, the increased amounts contemplated pursuant to the Additional Bank Borrowings and the Additional Vendor Borrowings) may be drawn upon prior to the final maturity date of such facilities in 2003, although the amount available under such facilities will be reduced to reflect scheduled amortization commencing in 2001.

     Nextel has also reached an understanding with Motorola regarding the terms and conditions pursuant to which Nextel could access up to an additional $450,000,000 of equipment financing through Motorola (the "Additional Motorola Financing") consisting of (i) $50,000,000 in Additional Vendor Borrowings, (ii) up to $200,000,000 in secured borrowings (which could be drawn through March 1999 and only as a term loan) that are to be second in ranking to the borrowings made pursuant to both the Vendor Credit Agreement and Nextel's existing Bank Credit Agreement (the "Second Secured Borrowings") and (iii) up to an additional $200,000,000 in borrowings that would be required to be ratably secured on an equal ranking with borrowings pursuant to the Vendor Credit Agreement and such existing Bank Credit Agreement (the "Senior Secured Borrowings"). Availability of the Additional Motorola Financing is subject to a number of conditions including, among others, with respect to the Second Secured Borrowings, the prior borrowing of all amounts available under the Vendor Credit Agreement (including the $50,000,000 in Additional Vendor Borrowings pursuant thereto described above) and under the Bank Credit Agreement (including, with respect to the second $100,000,000 of the Second Secured Borrowings, the borrowing of $250,000,000 in Additional Bank Borrowings pursuant to the Bank Credit Agreement described above), Nextel's receipt of $232,500,000 in equity contributions from the exercise of the First Option by the McCaw Investor (the "McCaw Option Proceeds") (see "Summary -- A. The Parties to the Merger -- Nextel -- Recent Developments -- McCaw Investor Option Exercise"), and the receipt of the approval of a majority of the secured parties under the Vendor Credit Agreement and the Bank Credit Agreement. The availability of the Senior Secured Borrowings is subject to a number of additional conditions, including the unanimous approval of the secured parties under the Bank Credit Agreement and the Vendor Credit Agreement. Nextel is not currently taking steps to meet such additional conditions and, accordingly, Nextel has assumed for planning purposes that none of the funds constituting the Senior Secured Borrowings will be available during 1997 and 1998.


     The Company has obtained written commitments from the relevant lending parties, and has obtained certain of the required consents and approvals of third parties required to access the Additional Bank Borrowings, the Additional Vendor Borrowings and the Second Secured Borrowings. Nextel and the relevant lending parties contemplate negotiating and entering into appropriate definitive agreements implementing the terms of the financing arrangements relating to the Additional Bank Borrowings, the Additional Vendor Borrowings and the Second Secured Borrowings, as described above, and Nextel is now or shortly will commence seeking the remaining consents and approvals required to gain access to such additional financing.
The availability of all of such additional financing is also subject to Nextel's satisfying certain requirements under the Nextel Indentures, which require Nextel to issue new equity for cash as a condition to obtaining access to all amounts not constituting "Permitted Indebtedness" (as such term is defined in the Nextel Indentures) under the Bank Credit Facility and the Vendor Credit Facility, the Additional Bank Borrowings, the Additional Vendor Borrowings and the Second Secured Borrowings referred to above. Nextel's receipt of the $482,000,000 in net cash proceeds from the issuance of the Series D Preferred Stock (the "Preferred Stock Proceeds") is sufficient to enable Nextel to access all such funding sources under the requirements of the Nextel Indentures.


     To the extent any of the aforementioned proceeds from equity issuances or financing arrangements are not available or are not sufficient to meet Nextel's funding needs, it will be necessary for Nextel to obtain alternate sources of financing. See "-- Forward Looking Statements." Assuming (i) that Nextel secures access to all of the available funds under the Bank Credit Facility and the Vendor Credit Facility, and enters into appropriate definitive agreements to obtain access to the $250,000,000 in Additional Bank Borrowings and to the $50,000,000 in Additional Vendor Borrowings, (ii) that Nextel can obtain access to the $200,000,000 in Second Secured Borrowings and (iii) that the New Option is exercised and Nextel receives the proceeds therefrom, Nextel believes that such amounts, coupled with Nextel's available cash and cash equivalents (including the Preferred Stock Proceeds and the McCaw Option Proceeds), will provide funds that in the aggregate are expected to be substantially sufficient to implement Nextel's business plan and meet the other cash needs of its domestic business activities through the end of 1998. Thereafter, Nextel may require substantial additional financing. See "-- Forward Looking Statements."



     The availability of borrowings pursuant to the Bank Credit Facility and the Vendor Credit Facility is, and the availability of the Additional Bank Borrowings, the Additional Vendor Borrowings and the Second Secured Borrowings, if structured successfully, is expected to be, subject to certain conditions, and there can be no assurance that such conditions will be met. Moreover, there can be no assurance that the Additional Bank Borrowings, the Additional Vendor Borrowings or the Second Secured Borrowings will be available, that the New Option will be exercised and that Nextel will receive the proceeds therefrom, or that any of the other outstanding options will be exercised. The Bank Credit Facility, the Vendor Credit Facility, the Nextel Indentures and the terms of the Certificate of Designation relating to the Series D Preferred Stock contain and will continue to contain provisions that operate to limit the amount of borrowings that may be incurred by Nextel. In addition, Nextel's capital needs, and its ability to adequately address those needs through debt or equity funding sources, are subject to a variety of factors that cannot presently be predicted with certainty, such as the commercial success of Nextel's Digital Mobile networks incorporating the Reconfigured iDEN technology, the amount and timing of Nextel's capital expenditures and operating losses and the market price of the Nextel Common Stock. See "-- Forward Looking Statements."

     Nextel currently is aware of numerous factors and considerations, any one or more of which could have a material effect on the timing and/or amount of the future funding to be required by Nextel, but Nextel cannot currently quantify with precision either the magnitude or the certainty of the effects associated with any such factors. These factors include: (i) the timing of the anticipated 800 MHz spectrum auction process (which is currently scheduled to commence in the fall of 1997), and the amounts required to be bid to acquire any or all of the available spectrum blocks in the major metropolitan market areas where Nextel currently operates, or currently plans to operate, its Digital Mobile network and the amounts that may be required to accomplish retuning or acquisition of 800 MHz incumbent channels in spectrum blocks that may be acquired by Nextel in the 800 MHz spectrum auction process; (ii) the cash amounts received by Nextel in connection with its offering of Nextel Common Stock to Consenting Holders, if any, assuming consummation of the currently contemplated offering of Nextel Common Stock as described above (see
"Summary -- A. The Parties to the Merger -- Nextel -- Recent
Developments -- Consent Solicitation"); (iii) the uncertainty with respect to the success and/or timing of the continuing development and deployment activities relating to the Reconfigured iDEN technology format and, assuming successful and timely completion of such efforts, the uncertainty with respect to the success of commercial introduction and customer acceptance of Nextel's Digital Mobile network services in new market areas using such technology; (iv) the potential commercial opportunities and risks associated with implementation of Nextel's accelerated business plan; and (v) the net impact on Nextel's capital budget of certain developments currently expected to increase capital needs (e.g., the additional capital needed if Nextel acquires for cash additional spectrum in certain markets to increase the capacity and/or efficiency of Nextel's operating Digital Mobile networks in such markets, the additional capital needed for more extensive construction of Digital Mobile networks in additional market areas acquired or that may be acquired in the future and the expenditures associated with analog SMR station construction requirements under the currently effective FCC 800 MHz channel licensing approach) that may be offset (whether wholly or partially) by other developments anticipated to (or to have the potential to) reduce capital needs (e.g., co-location of antenna and/or transmitter sites with other providers of wireless services in the relevant markets, reductions in infrastructure and subscriber unit prices obtained from Motorola pursuant to the Second Equipment Agreement Amendment and a new agreement entered into on March 27, 1997, alternative and more economical means for increasing system capacity, other than constructing additional cell sites and/or installing additional base radios, such as use of so-called "smart antennas," mini-cells and software-driven and/or system design performance enhancements). Many of the foregoing involve elements wholly or partially beyond Nextel's control or influence. Other considerations in addition to the factors identified above may significantly affect Nextel's decisions to seek additional financing, including general economic conditions, conditions in the telecommunications and/or wireless communications industry and the feasibility and attractiveness of structuring particular financings for specific purposes (e.g., separate capital-raising activities with respect to international activities and opportunities). See "-- Forward Looking Statements."



     Nextel has had and may in the future have discussions with third parties regarding potential equity investments and debt financing arrangements to satisfy actual or anticipated financing needs. Pursuant to the Motorola Transaction, Nextel has agreed, under certain circumstances, not to grant superior governance rights to any third-party investor without Motorola's consent, which may make securing equity investments more difficult. The ability of Nextel to incur additional indebtedness (including in certain circumstances, indebtedness incurred under the Bank Credit Agreement and/or under the Vendor Credit Agreement) is and will be limited by the terms of the Nextel Indentures, the Bank Credit Agreement, the Vendor Credit Agreement and the Certificate of Designation relating to the Series D Preferred Stock. The Bank Credit Agreement and the Vendor Credit Agreement also require Nextel and its relevant subsidiaries at specified times to maintain compliance with certain financial covenants or ratios including certain covenants and ratios specifically related to leverage.


     At present, other than the existing equity or debt financing arrangements that have been consummated and/or disclosed, Nextel has no commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. Moreover, no assurances can be made that Nextel will be able to obtain any such additional financing in the amounts or at the times such financing may be required, or that, if obtained, any such financing would be on acceptable terms. Nextel also anticipates that it will continue to experience significant operating losses and negative cash flows during the ongoing start up phase of the Digital Mobile networks over the next several years. Accordingly, there can be no assurances as to whether or when the operations of Nextel will become profitable. As a result of Nextel's anticipated continuing losses, the uncertainty regarding the exercise of options and warrants, the availability of financing under the Bank and Vendor Credit Facilities and, if successfully structured and established, under the Additional Bank Borrowings, the Additional Vendor Borrowings and the Second Secured Borrowings, and the impact of Reconfigured iDEN and other matters discussed above, there can be no assurance that Nextel will have adequate capital to implement the nationwide build-out of its Digital Mobile networks in accordance with its business plan. Failure to obtain such financing could result in the delay or abandonment of some or all of Nextel's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business prospects. See "-- Forward Looking Statements."


SUCCESS OF NEXTEL IS DEPENDENT ON ITS ABILITY TO COMPETE

     Nextel's success depends on its Digital Mobile networks' ability to compete with other wireless communications systems in each relevant market and its ability to successfully market integrated wireless communications services. Nextel is continuing to focus its marketing efforts on attracting customers from its previously identified targeted groups of potential subscribers, chiefly its existing analog SMR subscribers and other business users, including current users of multiple wireless communications services and those new users who may be attracted to the combination of services made possible by its Digital Mobile networks.

     Following implementation of its Digital Mobile networks and completion of related system optimization activities, Nextel's Digital Mobile networks will compete with established and future wireless communications operators in its efforts to attract customers, dealers and possibly resellers to its service in each of the markets in which it operates a Digital Mobile network. Nextel believes that following software upgrades and additional system optimization efforts and equipment and technology enhancements that occurred during 1996 and the commercial deployment of the Reconfigured iDEN technology, Nextel's Digital Mobile networks will have the capacity, functionality and quality of service necessary to be competitive with current wireless communications services in the markets in which Nextel operates Digital Mobile networks. Nextel's ability to compete effectively with other wireless communications service providers, however, will depend on a number of factors, including the successful deployment of the Reconfigured iDEN technology platform in its market areas, the continued satisfactory performance of such technology, the establishment of roaming service among such market areas and the development of cost effective direct and indirect channels of distribution for its products and services. Although Nextel has made significant progress in these areas to date, no assurance can be given that such objectives will be achieved. See "-- Ability to Manage Growth" and "-- Forward Looking Statements."

     While Nextel believes that the mobile telephone service provided on its Digital Mobile networks utilizing the Reconfigured iDEN technology is similar in function to and achieves performance levels competitive with those being offered by other current wireless communications services providers in Nextel's market areas, there are (and will in certain cases continue to be) differences between the services provided by Nextel and by cellular and/or PCS system operators and the performance of their respective systems. As a result of these differences, there can be no assurance that services provided on Nextel's Digital Mobile networks will be competitive with those available from other providers of mobile telephone services. As part of its marketing strategy, Nextel will continue to emphasize the benefits to its customers of obtaining an integrated package of services consisting of mobile telephone service, two-way dispatch, paging and alphanumeric short-messaging service, and in the future, data transmission. Neither PCS system operators nor cellular operators currently provide such integrated services, but recent FCC rulings permit cellular operators to offer two-way dispatch services. If either PCS system or cellular operators do provide two-way dispatch services in the future, Nextel's competitive advantage from using such a marketing strategy may be impaired.

     Nextel currently offers its mobile telephone customers the ability to "roam" among Nextel's existing Digital Mobile network market areas, which as of June 30, 1997 represented coverage of areas in which approximately 50% of the United States population lives or works. Accordingly, Nextel will not be able to provide roaming service comparable to that currently available from cellular operators, which have roaming agreements covering each other's markets throughout the United States, unless and until nationwide Digital Mobile networks build-out is substantially completed. Additionally, PCS operators throughout the United States are expected to have agreements to permit roaming among their markets. Moreover, the cellular systems in each of Nextel's markets, as well as in the markets in which Nextel expects to provide services in the future, have been operational for a number of years, currently service a significant subscriber base and typically have significantly greater financial and other resources than those available to Nextel. As is true for cellular operators, the interconnection of subscriber units with the public switched telephone network requires Nextel to purchase certain exchange and inter-exchange services from telephone companies and certain other common carriers.

     Subscriber units on the Digital Mobile networks are not compatible with cellular or PCS systems, and vice versa. This lack of interoperability may impede Nextel's ability to attract cellular or PCS subscribers or those new mobile telephone subscribers that desire the ability to access different service providers in the same market. Nextel currently markets a multi-function subscriber unit that is (and is likely to remain) significantly more expensive than analog handsets and is (and is likely to remain) somewhat more expensive than digital cellular and PCS handsets that do not incorporate a comparable multi-function capability. Accordingly, the prices expected to be charged to Nextel for the subscriber handsets to be used by Nextel's customers will be higher than those charged to operators for analog cellular handsets and may be higher than those charged to operators for digital cellular handsets. Nextel's multi-function subscriber units, however, are competitively priced compared to multi-function (mobile telephone service and alphanumeric short-text messaging) digital cellular and PCS handsets. During the transition to digital technology, certain participants in the United States cellular industry are offering subscriber units with dual mode (analog and digital) compatibility. There can be no assurances that existing analog SMR customers will be willing to invest in new subscriber equipment necessary to migrate to the Digital Mobile networks. Over the past several years as the number of wireless communications providers in Nextel's market areas has increased, the prices of such providers' wireless service offerings to customers in those markets have generally been decreasing. Nextel may encounter further market pressures to reduce its service offering prices to respond to particular short term, market specific situations (such as special introductory pricing packages that may be offered by new providers launching their service in a market) or to remain competitive in the event that wireless service providers generally continue to reduce the prices charged to their customers. Moreover, because many of the cellular operators and certain of the PCS operators in Nextel's markets have substantially greater financial resources than Nextel, such operators may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, that could be offered by Nextel and may be able to offer services to customers at prices that are below prices that Nextel is able to offer for comparable services. Thus, Nextel's ability to compete based on the price of subscriber units and service offerings will be limited. Nextel cannot predict the competitive effect that any of these factors, or any combination thereof, will have on Nextel. See "-- Forward Looking Statements."

     Cellular operators and certain PCS operators and entities that have been awarded PCS licenses each control more spectrum than is allocated for SMR service in each of the relevant market areas. Each cellular operator is licensed to operate 25 MHz of spectrum and certain PCS licensees have been licensed for 30 MHz of spectrum in the markets in which they are licensed, while no more than
21.5 MHz is available in the 800 MHz band to all SMR systems, including Nextel's systems, in those markets. The control of more spectrum gives cellular operators and such PCS licensees the potential for more system capacity, and, therefore, more subscribers, than SMR operators, including Nextel. Nextel believes that it generally has adequate spectrum to provide the capacity needed on its Digital Mobile networks for the foreseeable future. See "-- Forward Looking Statements."

     Each of the markets in which Nextel's Digital Mobile networks operate or will operate is serviced by multiple other wireless communications service providers. In each of the markets where Nextel's Digital Mobile networks operate, Nextel may compete with the two established cellular licensees in such market and as many as six PCS licensees. The FCC has described PCS as a digital, wireless communications system consisting of a variety of new mobile and portable services and technologies, using small, lightweight units. PCS services may include portable, two-way voice and data services. A substantial number of the entities that have been awarded PCS licenses are current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources, subscriber bases and name recognition greater than Nextel. PCS operators will likely compete with Nextel in providing some or all of the services available through Nextel's Digital Mobile networks. Additionally, Nextel expects that existing cellular service providers, some of which have been operational for a number of years and have significantly greater financial and technical resources, subscriber bases and name recognition than Nextel, will continue to upgrade their systems to provide digital wireless communications services competitive with Nextel's Digital Mobile networks. Nextel also expects to face competition from other technologies and services developed and introduced in the future. Nextel cannot predict how these technologies will develop or what impact, if any, they will have on Nextel's ability to compete for wireless communications services customers. See "-- Forward Looking Statements."

     Nextel currently anticipates that it will rely more heavily on indirect distribution channels to achieve greater market penetration for its digital wireless service offerings. As Nextel expands its retail subscriber base through increased reliance on indirect distribution channels, the average revenue per subscriber unit may decrease.

ABILITY TO MANAGE GROWTH

     As a result of acquisitions, the commencement of Digital Mobile network service in certain markets and increased sales in markets in which Digital Mobile network services are provided, the number of subscriber units in service on Nextel's Digital Mobile network has increased substantially over the past several years.

     The ability of Nextel to continue to add increasing numbers of subscribers on its Digital Mobile network is dependent on a variety of factors. Among the more important of such factors is Nextel's ability to successfully plan for additional system capacity in its market areas at levels adequate to accommodate anticipated new subscribers and the related increases in system usage. One important factor influencing system capacity is the amount of spectrum available to Nextel in a particular market area. Although Nextel intends to continue to pursue opportunities to acquire additional SMR spectrum in its market areas, Nextel believes that its present holdings of 800 MHz spectrum are generally adequate for the current and reasonably foreseeable operation of its Digital Mobile network.

     Additionally, Nextel requires that a sufficient quantity of cell sites, system infrastructure equipment and subscriber units, of the appropriate models and types, be available to meet the demands and preferences of potential subscribers to the Digital Mobile network. To date, Nextel has been able to secure sufficient cell sites at appropriate locations in its markets to meet planned system coverage and capacity targets, and also has been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola and other suppliers, and adequate volumes and mix of subscriber units and related accessories from Motorola, to meet subscriber and system loading rates. Although Nextel does not currently foresee (based on, among other factors, its scheduled system construction and expansion activities and its anticipated rates of customer and service usage growth) any significant supply problems in the near term, Motorola is the sole supplier of system infrastructure equipment and subscriber units and most of the related equipment required by Nextel to construct and operate its Digital Mobile network, and there can be no assurance that such supply problems or related issues will not occur in the future.

     Nextel's ability to successfully add customers on its Digital Mobile network depends upon the adequacy and efficiency of its information systems, business processes and related support functions. Nextel relies on its own fulfillment processes and related information system resources to accomplish tasks necessary to initiate service for prospective customers, such as identifying and provisioning from inventory appropriate subscriber units and desired accessories, programming subscriber units to support desired functions and features, registering subscriber units to appropriate authorized users of the Digital Mobile network and setting up appropriate customer accounts and other billing records and data.

     Due to the multiple wireless service offering packages and the need to create customized applications (for instance, programming multiple talk groups for the Direct Connect service), the length of time from customer order to commencement of service (the "activation cycle") on the Digital Mobile network has been longer than the activation cycle typically encountered for "off the shelf " cellular and PCS wireless service offerings. Nextel is currently taking steps to refine, improve and scale-up its customer and service information reporting, subscriber unit fulfillment, service activation and billing systems and processes to meet the increased demands that are expected to be associated with anticipated increases in subscriber growth and Digital Mobile network wireless systems and service utilization. Nextel also is exploring alternatives to shorten its Digital Mobile network activation cycle, such as "pre-programming" subscriber units with standardized talk groups and potential development with Motorola of an "over the air" programming capability for digital subscriber units. Finally, Nextel's customer service functions must continue to improve the efficiency and speed of their processes to adequately respond to the needs of a growing customer base on the Digital Mobile network. Customer reliance on Nextel's customer service functions may increase as more Digital Mobile network customers are added through indirect distribution channels.

     There can be no assurance that the back-office and support systems and processes discussed above will achieve levels of capacity, or improvements in speed and efficiency, sufficient to meet actual customer and network growth and demands, or will be able to do so on a timely basis. Any inability of Nextel to timely meet Digital Mobile network capacity needs, to have access to suitable cell sites and infrastructure and subscriber equipment in any one or more of its market areas, or to develop when and as required improvements or expansions to its systems and processes adequate to meet desired levels of customer activation and demand for wireless services on the Digital Mobile network could decrease or postpone subscriber growth, thereby adversely affecting Nextel's revenues, business and prospects.

RELIANCE ON ONE PRINCIPAL SUPPLIER IN IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

     Pursuant to existing equipment purchase agreements first entered into in 1991, as subsequently amended (such equipment purchase agreements, as amended, being referred to herein as the "Equipment Purchase Agreements"), between Nextel and Motorola, Motorola provides the iDEN infrastructure and subscriber handset equipment to Nextel throughout its markets. Nextel expects that it will need to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct its Digital Mobile networks and handset equipment for the foreseeable future. The Equipment Purchase Agreements include a commitment from Nextel to purchase from Motorola a significant amount of system infrastructure equipment. Nextel has, among other things, agreed (subject to certain conditions) to purchase and install iDEN equipment during the four-year and six-year periods beginning on August 4, 1994 sufficient to cover 70% and 85%, respectively, of the United States population. In addition, subject to the applicable terms and conditions under the Second Equipment Agreement Amendment, Nextel has agreed to deploy Reconfigured iDEN technology and, until August 4, 1999 and subject to certain conditions, to purchase from Motorola at least 50% of the base radios Nextel purchases in any calendar year. See "-- Success of Nextel is Dependent on its Ability to Compete" and "-- Forward Looking Statements." Such commitments are in addition to amounts purchased from Motorola or for which Nextel or companies acquired by Nextel had placed orders with Motorola prior to August 4, 1994, which orders have become obligations of Nextel.

     The Second Equipment Agreement Amendment limits Nextel's ability, prior to October 1, 1997 without Motorola's consent, to deploy a "Switch in Technology" which, under the Second Equipment Agreement Amendment, is defined to mean a decision by Nextel before August 4, 1999 to install and use digital radio frequency technology as an alternative to iDEN on more than 25% of its SMR channels in the 806-824 MHz band in one or more of its top 20 domestic markets, or the utilization by Nextel of any of its SMR channels for voice interconnect on certain United States cellular and/or PCS radio telephony standards. After October 1, 1997, Nextel may not implement such a Switch in Technology unless (1) Nextel determines that the iDEN or Reconfigured iDEN equipment fails to meet certain performance specifications established in the Second Equipment Agreement Amendment, which failure materially adversely affects the commercial viability of the technology to provide reliable services as intended by Motorola and Nextel, and Motorola does not cure such failure within six months after receiving notice thereof, or (2) Nextel or the McCaw Investor offers to acquire the remainder of Motorola's shares of Nextel Common Stock at a per share price of at least 110% of the average of the closing prices of the Nextel Common Stock over the 30 trading days preceding the public announcement by Nextel of the decision to implement such a Switch in Technology. In either case, if

Motorola manufactures (or elects to manufacture) the alternate technology Nextel elects to deploy, Nextel must purchase 50% of its infrastructure requirements and 25% of its subscriber equipment requirements from Motorola for three years, provided such equipment is competitive in price and performance to the equipment utilizing or incorporating such alternate technology then offered by other manufacturers.

     It is expected that for the next few years of Digital Mobile network operations by Nextel, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber equipment that is compatible with Nextel's Digital Mobile networks. The Equipment Purchase Agreements between Nextel and Motorola first entered into in 1991, as subsequently amended by, among others, the amendment entered into in connection with the Motorola Transaction (the "Prior Equipment Agreement Amendment") provide for the licensing by Motorola of interfaces relating to infrastructure and subscriber equipment and of additional manufacturers for subscriber equipment. In connection with the Second Equipment Agreement Amendment, Motorola further agreed to negotiate to enter into licenses with at least one alternative manufacturer of iDEN infrastructure equipment. Currently, however, there are no arrangements in effect with any additional manufacturers to supply Nextel with alternative sources for either iDEN system infrastructure or subscriber equipment.

NEXTEL'S PROSPECTS ARE DEPENDENT ON GOVERNMENTAL REGULATION

     The licensing, operation, acquisition and sale of Nextel's SMR businesses are regulated by the FCC. FCC regulations have undergone significant changes during the last three years and continue to evolve as new FCC rules and regulations are adopted pursuant to the Omnibus Budget Reconciliation Act of 1993 and the Telecommunications Act of 1996. Nextel's ability to conduct its business is dependent, in part, on its compliance with FCC rules and regulations. Future changes in regulation or legislation affecting Digital Mobile network service and Congress' and the FCC's recent allocation of additional Commercial Mobile Radio Services spectrum could materially adversely affect Nextel's business. See "-- Forward Looking Statements."

NEXTEL'S ASSETS PRIMARILY CONSIST OF INTANGIBLE FCC LICENSES

     Nextel's assets consist primarily of intangible assets, principally FCC licenses, the value of which will depend significantly upon the success of Nextel's business and the growth of the SMR and wireless communications industries in general. In the event of default on indebtedness or liquidation of Nextel, there can be no assurance that the value of these assets will be sufficient to satisfy its obligations. Nextel had a negative net tangible book value of $1,268,000,000 as of December 31, 1996.

NEXTEL SUSCEPTIBLE TO CONTROL BY SIGNIFICANT STOCKHOLDERS


     Based on securities ownership information relating to Nextel as of June 30, 1997, and giving effect (on such date) to the conversion of the outstanding shares of Nextel's preferred stock and Class B Non-Voting Common Stock, par value $0.001 per share (the "Non-Voting Common Stock") and the exercise in full of (i) the First Option on July 28, 1997, (ii) two additional separate options held by the McCaw Investor exercisable for periods of four and six years, respectively, from July 28, 1995, to acquire an aggregate of up to 20,000,000 shares of Nextel Common Stock at exercise prices ranging from $18.50 to $21.50 per share (such options, together with the First Option, the "McCaw Options"),
(iii) the option held by Eagle River, Inc., an affiliate of the McCaw Investor ("Eagle River"), to purchase an aggregate of 1,000,000 shares of Nextel Common Stock at an exercise price of $12.25, which option vests over a five-year period from April 4, 1995 (the "Incentive Option"), (iv) the New Option issued to an affiliate of Craig O. McCaw to acquire 15,000,000 shares at $16.00 per share and 10,000,000 shares at $18.00 per share prior to July 29, 1998, (v) the options granted on July 28, 1995 to the McCaw Investor by Motorola to purchase up to 9,000,000 shares of Nextel Common Stock over a six-year period (the "McCaw Investor/Motorola Options") and (vi) a warrant held by Motorola to purchase 2,890,000 shares of Nextel Common Stock, the McCaw Investor would hold approximately 30.3% and Motorola would hold approximately 15.7% of the Nextel Common Stock that would be outstanding as of such date.

     In connection with the consummation of the McCaw Transaction and pursuant to the Securities Purchase Agreement dated as of April 4, 1995, as amended, among Nextel, the McCaw Investor and Craig O. McCaw (the "McCaw Securities Purchase Agreement"), the McCaw Investor has the right to designate not less than 25% of the Board of Directors of Nextel (the "Nextel Board"). Additionally, the McCaw Investor is entitled to have a majority of the members of the Operations Committee of the Nextel Board selected from the McCaw Investor's representatives on the Nextel Board. The Operations Committee has the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets and marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and committees thereof and nomination and oversight of certain executive officers. As a result, based upon the McCaw Investor's stock ownership position, as well as its ability to designate at least 25% of the members of the Nextel Board and control the Operations Committee, the McCaw Investor is in a position to exert significant influence over Nextel's affairs. The Nextel Board retains the authority to override actions taken or proposed to be taken by the Operations Committee, subject, in certain circumstances, to certain financial consequences. The creation and existence of the Operations Committee does not change the normal fiduciary duties of the Nextel Board, including fiduciary duties in connection with any proposal to override any action of or to terminate the Operations Committee, whether or not such action would give rise to such financial consequences. Although Motorola is entitled to nominate two directors to the Nextel Board, presently only one person designated by Motorola is a Nextel director. Pursuant to an amendment to the Agreement and Plan of Contribution and Merger dated as of April 4, 1995, by and among Nextel, Motorola and certain subsidiaries of Motorola (the "Motorola Amendment"), Motorola has agreed to support the decisions and recommendations of the Operations Committee and to vote the shares of Nextel Common Stock held by it accordingly, subject to (1) the right of any Motorola-designated Nextel directors to vote in a manner consistent with their fiduciary duties and (2) the right of Motorola to vote its shares as it determines necessary with respect to issues that conflict with Motorola's corporate ethics or that present conflicts of interest, or in order to protect the value or marketability of the shares of Nextel Common Stock held by it.

     Based upon their respective ownership positions, if the McCaw Investor and Motorola chose to act together, such parties could have a sufficient voting interest in Nextel, among other things, to (1) exert effective control over the approval of amendments to Nextel's Restated Certificate of Incorporation, as amended (the "Nextel Charter"), mergers, sales of assets or other major corporate transactions as well as other matters submitted for stockholder vote,
(2) defeat a takeover attempt and (3) otherwise control whether particular matters are submitted for a vote of the stockholders of Nextel. Although Motorola has made certain commitments as described in the last sentence of the preceding paragraph, Nextel is not aware of any current agreements among the McCaw Investor and Motorola with respect to the ownership or voting of Nextel Common Stock and neither Motorola nor the McCaw Investor has indicated to Nextel that it has any present intention to seek to exercise such control. Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor has agreed that it will not vote for any nominee to the Nextel Board other than persons it is entitled to designate under the terms of the securities it owns or of the McCaw Securities Purchase Agreement. Upon request of Nextel, the McCaw Investor has also agreed to cause shares of Nextel Common Stock, the voting of which is controlled by it or its affiliates, to be voted in a manner proportionate to the votes of other holders of Nextel Common Stock in the election of directors so designated by the Nextel Board.

     Each of the McCaw Investor and Motorola has and (subject to the terms of applicable agreements between such parties and Nextel) may have an investment or interest in entities that provide wireless telecommunications services that could potentially compete with Nextel. Under the McCaw Securities Purchase Agreement, the McCaw Investor, Craig O. McCaw and their Controlled Affiliates (as defined in the McCaw Securities Purchase Agreement) may not, for a period of time after consummation of the McCaw Transaction, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless such opportunities have first been presented to and rejected by Nextel in accordance with the provisions of the McCaw Securities Purchase Agreement. Such limitation is subject to certain limited exceptions, including certain existing securities holdings and relationships (and expressly including Craig O. McCaw's investment in AT&T resulting from

AT&T's acquisition of McCaw Cellular, which investment may not exceed 3% of the outstanding stock of AT&T). Such restrictions terminate on the later to occur of July 28, 2000 or one year after the termination of the Operations Committee. See "-- Potential Conflict of Interest Relationship With Motorola."

POTENTIAL DILUTION FROM PENDING AND FUTURE TRANSACTIONS

     As indicated elsewhere in this Proxy Statement/Prospectus, Nextel has commitments, and from time to time may enter into additional commitments, to issue a substantial number of new shares of Nextel Common Stock. The shares that are subject to such issuance commitments, to a large degree, either will be issued in registered transactions and thus will be freely tradeable, or will be subject to grants of registration rights which, if and when exercised, would result in such shares becoming freely tradeable. Additionally, to incur debt in excess of permitted debt levels prior to January 1, 2000, pursuant to the amendments to the Nextel Indentures as described above (see "Summary -- A. The Parties to the Merger -- Nextel -- Recent Developments -- Consent Solicitation"), Nextel would be required to issue new equity.

     As of June 30, 1997, there were approximately 266,553,585 shares of Nextel Common Stock outstanding (assuming the conversion of the outstanding shares of Nextel's Non-Voting Common Stock and Nextel's preferred stock), on a primary, rather than a fully diluted, basis, and approximately 356,433,335 shares of Nextel Common Stock would have been outstanding assuming the exercise of all options (including employee options, warrants initially issued to Motorola to purchase 3,000,000 shares, the options to purchase an aggregate of 36,000,000 shares pursuant to the McCaw Options and the Incentive Option and an aggregate of 25,000,000 shares pursuant to the New Option), warrants and other existing rights to acquire Nextel Common Stock outstanding on such date.

     On April 29, 1996, the Commission declared effective Nextel's registration statement on Form S-4, covering 10,000,000 shares of Nextel Common Stock, or warrants to acquire such shares, which contemplates issuances from time to time on a "shelf" basis in accordance with Rule 415(a)(1)(viii) promulgated under the Securities Act in connection with acquisitions of other businesses, properties or securities in business combination transactions. As of the date hereof, Nextel has issued 186,621 shares of Nextel Common Stock pursuant to such registration statement. Also on June 4, 1997, Nextel filed a registration statement on Form S-3 with the Commission relating to the offering of approximately 4,200,000 shares of Nextel Common Stock exclusively to Consenting Holders as described above (see "Summary -- A. The Parties to the
Merger -- Nextel -- Recent Developments -- Consent Solicitation").


     Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor was granted anti-dilutive rights with respect to certain Nextel share issuances (the "McCaw Purchase Right"). An increase in the number of shares of Nextel Common Stock that will become available for sale in the public market may adversely affect the market price of Nextel Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


     Existing holders of Nextel Common Stock generally may freely resell their shares except to the extent that they are deemed to be affiliates of Nextel or certain predecessor companies for purposes of Rule 144 or Rule 145 promulgated under the Securities Act. Nextel has also granted registration rights with respect to a significant number of its shares outstanding on a fully diluted basis, including shares of Nextel Common Stock issuable upon conversion of securities issued in, or upon exercise of options granted in, the Motorola Transaction and the McCaw Transaction. The exercise of registration rights by persons entitled thereto would permit such persons to sell such shares without regard to the limitations of Rule 144. An increase in the number of shares of Nextel Common Stock that will become available for sale in the public market may adversely affect the market price of Nextel Common Stock.


DIVIDEND POLICY LIMITS EXPECTATION OF FUTURE DIVIDENDS

     Nextel has not paid any dividends on Nextel Common Stock and does not plan to pay dividends on Nextel Common Stock for the foreseeable future. The Nextel Indentures, the Bank Credit Agreement and the Vendor Credit Agreement presently prohibit, and are expected to operate so as to continue to prohibit, Nextel from paying dividends. In addition, the collateral security mechanisms and related provisions associated with the Bank and Vendor Credit Facilities limit the amount of cash available to make dividends, loans and cash distributions to Nextel from Nextel's subsidiaries that operate Digital Mobile networks in Nextel's markets. Accordingly, while such restrictions are in place, any profits generated by such subsidiaries will not be available to Nextel for, among other purposes, payment of dividends.

POTENTIAL CONFLICT OF INTEREST RELATIONSHIP WITH MOTOROLA

     Motorola and its affiliates have and currently are engaged in wireless communications businesses, and may in the future engage in additional such businesses, which are or may be competitive with some or all of the services offered by Nextel's Digital Mobile networks, although the Motorola Land Mobile Products Sector ("Motorola LMPS") may not, prior to July 28, 1998, make use (with certain limited exceptions) of the customer lists conveyed by Motorola to ESMR in connection with the Motorola Transaction to solicit subscribers for any 800 MHz SMR commercial mobile voice business owned or managed by Motorola LMPS in the continental United States. Pursuant to the Second Equipment Agreement Amendment, Motorola has agreed that until July 1998, Motorola LMPS will not solicit other iDEN customers and neither Motorola LMPS nor Motorola's credit corporation subsidiary will make any equity investment in, or provide equipment/vendor financing to, certain iDEN customers with respect to purchases of iDEN equipment.

     In light of the competitive posture of Motorola, Nextel and Motorola have agreed that any information relating to Nextel's business plans and projections will be used by Motorola only for purposes of ensuring compliance with Nextel's obligations under the various equipment purchase agreements and financing agreements between Nextel and Motorola. Motorola has designated one director to the Nextel Board and, hence, such director has access to Nextel's business plans subject to certain confidentiality restrictions.

     Although Nextel believes that its equipment purchase and financing relationship with Motorola has been structured to reflect the realities of purchasing and borrowing from a competitor, there can be no assurance that the potential conflict of interest will not adversely affect Nextel in the future. Moreover, Motorola's role as a significant stockholder of Nextel, in addition to its role as a major creditor and supplier, also creates potential conflicts of interest, particularly with regard to significant transactions.

CONCERNS ABOUT MOBILE COMMUNICATIONS HEALTH RISK MAY AFFECT PROSPECTS OF NEXTEL

     Allegations have been made, but not proven, that the use of portable mobile communications devices may pose health risks due to radio frequency emissions from such devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. The actual or perceived risk of mobile communications devices could adversely affect Nextel through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

FORWARD LOOKING STATEMENTS

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: A number of the matters and subject areas discussed in the foregoing "Risk Factors" section that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel's actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel's current expectations regarding the relevant matter or subject area. The operation and results of Nextel's wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in the foregoing "Risk Factors" section, including, but not limited to, general economic conditions in the geographic areas and occupational market segments that Nextel is targeting for its Digital Mobile network service, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet Nextel's service deployment and marketing plans and customer demand, the success of efforts to improve and satisfactorily address any issues relating to Digital Mobile system performance, the successful nationwide deployment of the Reconfigured iDEN technology, the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to the Digital Mobile network business, Nextel's ability to timely and successfully accomplish required scale-up of its billing, customer care and similar back-room operations to keep pace with customer growth and increased system usage, access to sufficient debt or equity capital to meet Nextel's operating and financing needs, the quality and price of similar or comparable wireless communications services offered or to be offered by Nextel's competitors, including providers of cellular and PCS service, future legislative or regulatory actions relating to SMR services, other wireless communications services or telecommunications generally and other risks and uncertainties described from time to time in Nextel's reports filed with the Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

                           CERTAIN MARKET INFORMATION

NEXTEL


     Nextel Common Stock is traded on the Nasdaq NM under the symbol "NXTL." Prior to February 3, 1997, Nextel Common Stock traded under the symbol "CALL." The table below presents the quarterly high and low closing sale prices for Nextel Common Stock as furnished by The Nasdaq Stock Market ("Nasdaq") for the periods indicated. Nextel has not paid any dividends on Nextel Common Stock.



                         YEAR ENDED DECEMBER 31:                          HIGH        LOW
    ------------------------------------------------------------------   -------    -------
    1995
         First Quarter................................................   $15.625    $ 9.375
         Second Quarter...............................................   $18.000    $13.000
         Third Quarter................................................   $21.750    $14.000
         Fourth Quarter...............................................   $18.125    $13.875
    1996
         First Quarter................................................   $18.875    $13.500
         Second Quarter...............................................   $23.375    $16.750
         Third Quarter................................................   $20.250    $14.375
         Fourth Quarter...............................................   $18.500    $12.750
    1997
         First Quarter................................................   $15.750    $12.875
         Second Quarter...............................................   $19.188    $12.250
         Third Quarter (through August 6, 1997).......................   $26.688    $19.688


     The closing sales price for a share of Nextel Common Stock on October 2, 1996, the last trading day preceding the announcement of the proposed Merger, was $18.125. As of June 30, 1997, there were approximately 3,066 holders of record of shares of Nextel Common Stock. As of June 30, 1997, there was one holder of record of shares of Nextel Non-Voting Common Stock, for which there is no established public trading market, but which under certain circumstances may be converted into an identical number of shares of Nextel Common Stock. See "Comparison of Rights of Holders of Shares of Each of Nextel Common Stock and PCI Common Stock -- Voting Rights."

PCI

     PCI Common Stock is traded on the Nasdaq NM under the symbol "PITC." The following table presents the quarterly high and low sale prices for PCI Common Stock as furnished by Nasdaq for the periods indicated. PCI has never declared a dividend on PCI Common Stock.


                         YEAR ENDED DECEMBER 31:                          HIGH        LOW
    ------------------------------------------------------------------   -------    -------
    1995
         First Quarter................................................   $6.250     $3.750
         Second Quarter...............................................   $7.000     $4.125
         Third Quarter................................................   $6.250     $4.313
         Fourth Quarter...............................................   $4.625     $3.125
    1996
         First Quarter................................................   $5.5000    $3.375
         Second Quarter...............................................   $8.9375    $4.750
         Third Quarter................................................   $6.8125    $3.625
         Fourth Quarter...............................................   $5.5000    $3.375
    1997
         First Quarter................................................   $4.4375    $3.375
         Second Quarter...............................................   $5.563     $3.313
         Third Quarter (through August 6, 1997).......................   $5.6875    $5.0625



     The closing sales price for a share of PCI Common Stock on October 2, 1996, the last trading day preceding the announcement of the proposed Merger, was $5.25. As of August 4, 1997, there were approximately 934 holders of record of shares of PCI Common Stock.


                                  THE MEETING


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the PCI Board for the Meeting to be held on September 16, 1997 at the time and place and for the purpose set forth in the accompanying Notice of Special Meeting.


     Any PCI stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of PCI prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person, regardless of whether a proxy has previously been given. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies will be voted in favor of the proposal set forth in the Notice of Special Meeting.


     Only holders of record of PCI Common Stock as of the close of business on August 4, 1997 will be entitled to vote at the Meeting. Each share of PCI Common Stock is entitled to one vote on all matters on which stockholders may vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of PCI Common Stock will constitute a quorum for the transaction of business. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of PCI Common Stock. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote, and will thus have the effect of a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote or withholds authority to vote on one or more matters as to any shares, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered for purposes of calculating the vote with respect to such matters.



     On the Record Date, there were 26,163,225 shares of PCI Common Stock outstanding, 11,050,090 of which (excluding 477,160 shares which may be acquired upon exercise of options that are exercisable as of the Record Date or within 60 days thereafter), or approximately 42.2%, were beneficially owned by directors and executive officers of PCI and their affiliates. Such beneficial ownership includes 10,941,359 shares owned by AMI or for which AMI has voting rights pursuant to a voting agreement. Holders or the persons with the right to vote all of such shares have advised PCI that they presently intend to vote such shares in favor of the Merger Agreement.



     The proxy solicitation is being made primarily by mail, although proxies may be solicited by personal interview, facsimile or other means of communication. In addition, PCI has asked banks and brokers to forward copies of the proxy materials to persons for whom they hold PCI Common Stock and to request authority for execution of the proxies. PCI will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. This Proxy Statement/Prospectus and the proxy card are being mailed to stockholders on or about August 8, 1997.


     Approval of the Merger Agreement by the stockholders of Nextel is not required by the provisions of the Nextel Charter, Delaware law or the Merger Agreement. NFC, the sole stockholder of Merger Sub, has approved the Merger Agreement on behalf of Merger Sub.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As a result of the participation of Nextel and PCI in the SMR industry and their attendance at industry conferences, certain members of the respective managements of each of Nextel and PCI had known each other prior to 1994. On July 25, 1994, representatives of Nextel and PCI met to discuss a possible transaction between the two companies, including the possibility of a merger. Over the ensuing few weeks the companies executed a confidentiality agreement and exchanged basic information regarding frequency positions and financial operating information. These discussions ended due primarily to differences in valuation of PCI.

     In late July 1995, PCI approached Nextel regarding the possibility of entering into a joint venture or other operating arrangement for the development of digital systems in several markets in the southwestern United States.

     On August 9, 1995, representatives of PCI met with representatives of Nextel. PCI presented its approach for a possible joint venture, initially in El Paso and New Mexico, which would involve the contribution of channels by both parties, the build-out of the cell sites by Nextel and the use of a Nextel switch under arm's-length contracts, and day-to-day management and marketing of the system by PCI. The ownership of the joint venture was proposed to be based upon each company's relative channel position. At the same meeting, Nextel proposed the possibility of leasing frequencies from PCI, with Nextel operating the system, and PCI acting as the marketing agent for the system. After some discussion on the joint venture proposals, it was agreed that the parties needed to gather the most recent information regarding their respective channel positions and to develop a financial model of a possible joint venture in El Paso and New Mexico. Among the matters also considered at this meeting was the relationship between the potential joint venture and the upcoming 800 MHz auctions. Among other things, the parties considered possible cooperative bidding arrangements and the disposition of channels in the event the joint venture did not come to fruition. Nextel indicated that it was willing to consider a pre-auction arrangement but did not believe it to be imperative. While no agreements were reached, the parties agreed to continue their discussions. On August 10, 1995, Nextel and PCI entered into a Confidentiality Agreement.

     The parties reconvened on August 23, 1995. During this meeting, PCI again proposed a joint venture that would allow PCI to obtain "ownership rights" to certain markets where they had a stronger frequency position than Nextel. This would be accomplished by PCI leasing frequencies from Nextel and building out and operating digital systems in those markets, subject to meeting certain operating standards upon which the parties would agree. Nextel rejected this proposal, and the parties were unable to reach an agreement on a possible joint venture. Finally, Nextel proposed an auction settlement with PCI which would have resulted in joint bidding as a consortium in over-lap markets during the auction with a pre-determined split of any licenses won. After some discussion, the parties were unable to reach an agreement regarding the auction settlement and the meeting was concluded.

     In late January 1996, Nextel was approached by PCI regarding a possible investment in PCI. Specifically, it was suggested that Nextel could make an initial investment in PCI with staged options to obtain control of PCI over time. Warren Harkins, Chief Executive Officer of PCI, and John Willmoth, Vice President-Strategy of Nextel, had a subsequent telephone conversation discussing such proposal in late January, with Mr. Willmoth indicating to Mr. Harkins that PCI's public valuation was likely to be a stumbling block to any potential transaction because at the time Nextel viewed PCI as being fully valued, and that there could be no discussions regarding 900 MHz given the ongoing auction of 900 MHz licenses in which both parties were participating. With those caveats, Nextel agreed to meet with PCI.

     On February 7, 1996, Nextel, represented by Dennis Weibling, then the acting President, and Mr. Willmoth, met with PCI, represented by Messrs. Warren Harkins, C.G. Whitten, Senior Vice President and General Counsel, Thomas Modisett, Chief Financial Officer, and George Hertz, then a director of PCI, at a hotel in Irving, Texas. After discussing PCI's current channel position and operating condition, the discussion turned to a possible merger between the companies. While there was no specific discussion of valuation at this meeting, the parties discussed the types of terms which might be acceptable. PCI's representatives indicated that receiving registered shares of Nextel Common Stock in any transaction was an important issue for PCI and that they wanted a binding deal with as few conditions as possible because they needed certainty prior to entering the 800 MHz auctions and would need to make some near term technology decisions in the absence of a transaction with Nextel. Nextel proposed a 30 day due diligence period followed by a fifteen day negotiating period to determine if the parties could agree upon an acceptable transaction. At the conclusion of the meeting, it was agreed that PCI's representatives would prepare an outline of a term sheet and send the most recent financial statements to Nextel to begin the due diligence process. The parties left the meeting with the intention of reconvening on March 13, 1996.

     Shortly after the February 7, 1996 meeting, Nextel contacted PCI to inform PCI that Nextel would not be able to have any further discussions regarding a merger until after the 900 MHz auctions were completed. It was agreed that the parties would get back together once the auctions had concluded.

     The 900 MHz auctions were concluded on or about April 22, 1996.

     At a regular meeting of the PCI Board held on April 25, 1996 in Las Vegas, Nevada, the directors, by consensus, agreed that PCI should pursue strategic positions with Nextel, when appropriate, and at a regular meeting of the PCI Board held on June 11, 1996 in Dallas at the offices of Gardere & Wynne, L.L.P., PCI's legal counsel ("Gardere & Wynne"), the directors directed the officers of PCI to pursue such strategic positions with Nextel.

     Between May 1, 1996 and July 3, 1996, several conversations were held between Mr. Warren Harkins and James Hynes, a director of PCI, representing PCI, and Mr. Willmoth, representing Nextel, in exploring the question of whether or not Nextel was interested in pursuing a possible merger. Mr. Willmoth indicated that Nextel was hesitant to engage in further discussion because PCI's stock price had risen disproportionately relative to Nextel's stock price since the February meeting. It was later agreed by the parties, however, that the parties should meet again to explore the question of a possible merger.

     On July 3, 1996, a meeting was held in Washington, D.C. between PCI and Nextel representatives. PCI was represented by Messrs. Warren Harkins, Whitten, Modisett and Dale Harkins, then Chief Operating Officer of PCI, and Nextel was represented by Messrs. Weibling, Willmoth, Morgan O'Brien, Vice-Chairman of the Nextel Board, Frank Ciavarella, Special Counsel (M&A), and Geoffrey Stearn, Director of Corporate Strategy. Also in attendance at the meeting were Messrs. Hynes and Donald S. Heaton, a director of PCI. At this meeting, early discussions centered around a possible license rationalization, but the conversation ultimately turned to a possible purchase by Nextel of PCI or a merger of PCI into Nextel. After lengthy discussions, the parties agreed to pursue a merger transaction and discussed general parameters including a possible exchange ratio of three shares of PCI Common Stock for one share of Nextel Common Stock, with a value cap of approximately $176 million, subject to certain potential adjustments based upon relative channel ownership, the market price of Nextel Common Stock and other variables. The parties agreed to a follow-up telephone conference call to be held on July 18, 1996.

     On July 11, 1996, Mr. Warren Harkins sent a memorandum to Mr. Willmoth, identifying the principal issues PCI proposed to discuss during the conference call scheduled for July 18 and setting forth certain suggestions in connection therewith, some of which were adopted in later negotiations. The issues identified included valuation parameters, channels to be delivered by PCI and the structure of the transaction.

     The telephone conference call between the parties was held on July 18, 1996 as scheduled. Representing Nextel in the conference call were Daniel Akerson, the newly elected Chairman of Nextel, Thomas J. Sidman, the General Counsel, Messrs. Weibling, Willmoth, Ciavarella and Stearn, and representing PCI were Messrs. Hynes, Heaton, Warren Harkins, Whitten, Modisett and Dale Harkins. Various issues were discussed including the structure of the proposed transaction and various valuation issues, including channel delivery requirements and purchase price adjustments to reflect shortfalls. It was tentatively agreed that the transaction would be effected through a tax-free merger and that the value cap would be increased to approximately $186 million to reflect PCI's fully-diluted shares outstanding. The parties agreed to initiate due diligence and drafting of a merger agreement.

     On August 2, 1996, a first draft of the merger agreement was distributed to PCI and Gardere & Wynne by Jones, Day, Reavis & Pogue, counsel to Nextel ("Jones Day").

     On August 15, 1996, a meeting was held in Nextel's office in McLean, Virginia with Messrs. Warren Harkins, Whitten, Modisett, Dale Harkins and Heaton, together with a representative of Gardner, Carton & Douglas, PCI's FCC counsel, representing PCI and Messrs. Willmoth, Ciavarella, Stearn, Sidman, Deanne Campbell, then the Senior Manager of Corporate Strategy, and, for part of the meeting, Steven Shindler, the Senior Vice President and Chief Financial Officer, as well as representatives of Jones Day representing Nextel. The meeting was held as a negotiation and drafting session. The principal negotiations focused on issues of valuation and adjustments thereto. Valuation in respect of channel delivery remained unresolved pending completion of Nextel's due diligence review of PCI's license holdings.

     By unanimous written consent of all of the directors of PCI, a resolution was passed, effective August 20, 1996, authorizing the officers of PCI to engage the services of Morgan Stanley to render a fairness opinion with regard to the consideration to be paid to PCI stockholders in the transaction. Thereafter, on August 27, 1996, PCI entered into an agreement with Morgan Stanley regarding such engagement.

     On August 29, 1996, the parties and their representatives who had attended the August 15, 1996 meeting (except Mr. Heaton, Ms. Campbell and the representative of Gardner, Carton & Douglas) met in Nextel's office in McLean, Virginia, to further negotiate the merger agreement. At this meeting, the parties agreed upon an exchange ratio of one share of Nextel Common Stock for
3.17 shares of PCI Common Stock and a value cap of $176 million based primarily upon completion of Nextel's due diligence review of PCI's channel position. At the conclusion of the meeting several issues remained unresolved including an identification of the channels to be delivered by PCI, the treatment of outstanding options and warrants to acquire PCI stock, employee compensation and benefits and agreements to be entered into with Castle regarding amendment of certain agreements between Castle and PCI.

     Between August 30, 1996 and September 3, 1996, Mr. Willmoth and representatives of PCI reached agreement on valuation issues, closing conditions (which contemplated amendments to the Castle Agreements and certain favorable responses from the FCC regarding PCI's filing for rejustification of extended implementation of FCC licenses), the remaining issues relating to employee benefits and the structure of the transaction.

     On September 17 and 18, 1996, the parties met at the offices of Jones Day in Washington, D.C. At the meeting, Messrs. Warren Harkins, Whitten and Modisett represented PCI and Messrs. Willmoth and Ciavarella and Ms. Campbell, as well as representatives of Jones Day, represented Nextel. The only remaining significant issues related to completion of agreements with Castle and with certain stockholders of PCI concerning the treatment of outstanding warrants and voting rights.

     The Nextel Board considered the proposed merger, and authorized the issuance and registration of an appropriate number of shares of Nextel Common Stock upon an assumed consummation of such merger, at a meeting held on September 17, 1996, subject to resolution in a manner satisfactory to the Operations Committee of the Nextel Board of certain issues relating to the existing agreement between Castle and PCI and a proposed new agreement between Castle and Nextel.

     In late September 1996, conference calls were held between Messrs. Weibling and Hynes regarding the deletion of the extended implementation of the wide-area filings as a condition precedent to closing and the final agreement with regard to the implementation of the employment agreements of the executive officers of PCI. The parties continued to finalize the representations and warranties in the merger agreement, especially as they related to FCC licenses. Additionally, the parties agreed that the Castle Agreements would be executed prior to the consummation of the merger and the value cap was reduced to $170 million due to amendments to the existing contracts between Castle and PCI and Nextel's agreement to enter into a further site commitment with Castle, in return for Castle's consent to such amendment.

     On October 2, 1996, the Operations Committee of the Nextel Board approved the terms of the agreement with Castle.

     A special meeting of the PCI Board was held by telephonic conference call on October 2, 1996. The directors reviewed the details of the proposed merger agreement which had previously been distributed to the PCI Board and, along with PCI's executive officers and legal counsel, discussed the merger in detail. In addition, the PCI Board received a presentation concerning the fairness of the transaction from Morgan Stanley, based upon written information from Morgan Stanley previously sent to the directors, except for Mr. Hynes, who was out of the country. Concerns were expressed by the directors relative to the provisions in the merger agreement reducing the value cap in certain instances, but, following discussion, the PCI Board was satisfied that such reductions were limited and were more than offset by the value of the merger to the stockholders of PCI. The representatives of Morgan Stanley presented their various analyses of the proposed transaction with Nextel and advised the PCI Board that, subject to the assumptions made, matters considered and limitations on the review undertaken, in their opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the stockholders of PCI. After much deliberation, and after carefully considering the positive and negative aspects of the proposed merger, as well as the fairness opinion of Morgan Stanley, the directors unanimously approved the Merger Agreement, directed the officers of PCI to execute and deliver the Merger Agreement, recommended approval of the Merger Agreement to the stockholders of PCI and directed that the Merger Agreement be submitted to a vote of the stockholders for their approval at a special meeting of the stockholders called for the purpose of considering the same.

     The Merger Agreement was thereafter executed in counterparts by PCI and Nextel, and the execution of the Merger Agreement was announced on October 3, 1996 by issuance of a press release by Nextel.

     On December 3, 1996, an Amended and Restated Agreement of Merger and Plan of Reorganization was entered into by the parties, revising certain portions of the originally executed Merger Agreement to clarify the position of the parties in connection with the proposed 800 MHz auction, and to revise certain provisions relating to the treatment in the Merger of existing PCI warrants.

REASONS OF PCI FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE PCI BOARD

     The PCI Board has determined that the Merger is fair to, and in the best interests of, PCI's stockholders. The PCI Board considered the following material factors in approving the terms of the Merger Agreement:

          (1) The Merger Agreement is the result of arm's-length negotiations with Nextel and includes Nextel's agreement to issue shares of Nextel Common Stock at a premium to the price per share of PCI Common Stock (depending on the Basic Exchange Ratio and the Basic Value Cap).

          (2) As a result of the Merger, PCI will benefit by becoming part of Nextel, which has the largest geographic footprint of any SMR wireless communications provider in the United States.

          (3) The PCI Board reviewed the historical and current financial condition, results of operations, prospects and businesses of PCI and Nextel before and after giving effect to the Merger.

          (4) The PCI Board considered the then current market conditions, historical market prices and trading information for both the PCI Common Stock and the Nextel Common Stock.

          (5) The Merger will benefit PCI's business and operations by providing greater economies of scale as part of Nextel.

          (6) The Merger will provide PCI's stockholders with an equity interest in a larger, higher growth wireless communications provider with stronger capitalization and with depth of management and technical personnel.

          (7) It is expected that the Merger will afford PCI's stockholders the opportunity to receive Nextel Common Stock in a tax-free transaction.

          (8) Being part of a larger company with greater financial resources as a result of the Merger is expected to be beneficial to many of the employees of PCI.

          (9) The Merger is expected to benefit PCI's subscribers because of greater channel capacity, expanded features with digital build-out and extended roaming capabilities.

          (10) Without the Merger, PCI will face substantial financing requirements in order to participate successfully in the EA Auction and to accomplish a digital build-out within its geographic footprint in order to maximize channel capacity and remain competitive with other SMR providers, cellular providers and PCS providers.

          (11) PCI will have greater ability to access capital as part of Nextel in order to accomplish a digital build-out in markets within PCI's geographic footprint.

          (12) PCI is limited in its ability to compete effectively with other wireless communications providers, including Nextel, cellular providers and PCS providers with greater access to capital.

          (13) The PCI Board received the opinion of Morgan Stanley that, as of October 2, 1996, based on and subject to certain matters set forth in the opinion, the consideration to be received by PCI's stockholders pursuant to the Merger Agreement is fair from a financial point of view to PCI's stockholders.

     The PCI Board also took into account the following negative aspects of the Merger Agreement:

          (1) The Basic Value Cap limits the number of shares of Nextel Common Stock that PCI's stockholders will receive in the Merger.

          (2) Possible decreases in the Basic Value Cap (and proportionate increases in the Basic Exchange Ratio) resulting from various possible adjustments may decrease the number of shares of Nextel Common Stock that PCI's stockholders will receive in the Merger.

          (3) PCI's ability to expand its business is limited by the terms of the Merger Agreement and in the event that the Merger is not consummated, PCI's business could be adversely affected.

     After taking into consideration the factors described above, the PCI Board on October 2, 1996, unanimously approved the Merger Agreement. In view of the wide variety of factors considered in its evaluation of the Merger Agreement and the Merger, the PCI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination.

     The PCI Board has continued to evaluate these factors, including Morgan Stanley's opinion dated the date of this Proxy Statement/Prospectus and the volatility in the market prices of both the Nextel Common Stock and the PCI Common Stock in determining its recommendation to PCI's stockholders. BASED UPON THE FACTORS CONSIDERED, THE PCI BOARD UNANIMOUSLY RECOMMENDS THAT PCI'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR OF PCI

     Engagement. Pursuant to an engagement letter dated August 27, 1996, PCI retained Morgan Stanley to render an opinion regarding the fairness of the consideration to be paid to PCI's stockholders in the Merger. The terms of the Merger, including the consideration to be received by PCI's stockholders, were determined through negotiations between PCI's management and Nextel's management. Morgan Stanley was engaged by PCI for purposes of delivering a fairness opinion and, as a result, did not participate in the structuring or negotiation of the terms of the Merger. Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of PCI or its assets. The PCI Board did not impose any limitations on the scope of the investigation of Morgan Stanley with respect to rendering its opinion.

     The PCI Board retained Morgan Stanley based upon Morgan Stanley's experience and expertise. Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as a part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the terms of the engagement letter, PCI agreed to pay Morgan Stanley a customary fee for rendering the written opinion. The fee is due and payable upon completion of the Merger and transfer of control of 50% or more of the PCI Common Stock. If the Merger is not consummated, for any reason whatsoever, Morgan Stanley will receive a $50,000 advisory fee for reimbursement of time and efforts expended. The engagement letter also provides that PCI will reimburse Morgan Stanley for its out-of-pocket expenses as incurred, including reasonable fees of outside counsel and other professional advisors engaged with PCI's consent. In addition, PCI agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with Morgan Stanley's services.

     In the past, Morgan Stanley and its affiliates have provided investment banking and financing services for PCI and Nextel and have received fees for the rendering of such services. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisor services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions, for their own accounts or for the account of customers, in debt or equity securities or senior loans of PCI or Nextel. In the past two years, Morgan Stanley has provided financial advisory and underwriting services for Nextel for which it has received aggregate fees of approximately $18,700,000. In addition, in the past two years, Morgan Stanley has provided financial advisory services to PCI for which it has received a fee of $250,000.

     Opinion. At the October 2, 1996 meeting of the PCI Board, Morgan Stanley made a presentation concerning the fairness of the transaction and rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of PCI Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Morgan Stanley confirmed its oral opinion by delivery to the PCI Board of a written opinion dated October 2, 1996. Subsequently, in connection with this Proxy Statement/Prospectus, Morgan Stanley again issued such a written opinion dated the date of this Proxy Statement/Prospectus.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. MORGAN STANLEY'S OPINION IS ADDRESSED TO THE PCI BOARD AND DIRECTED TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF PCI COMMON STOCK IN THE MERGER FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION AS TO HOW PCI'S STOCKHOLDERS SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS

ATTACHED HERETO AS APPENDIX B. PCI'S STOCKHOLDERS ARE URGED TO READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY.

     Analysis.  In rendering its opinion, Morgan Stanley, among other things:
(i) reviewed certain publicly available financial statements and other information regarding PCI and Nextel, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning PCI prepared by the managements of PCI and Nextel, respectively; (iii) analyzed certain financial projections concerning PCI and Nextel prepared by the managements of PCI and Nextel, respectively; (iv) discussed the past and current operations and financial condition and the prospects of PCI and Nextel with the managements of PCI and Nextel, respectively; (v) reviewed the reported prices and trading activity for PCI Common Stock and Nextel Common Stock; (vi) compared the financial performance of PCI and Nextel and the prices and trading activity of PCI Common Stock and Nextel Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) discussed with the managements of PCI and Nextel the strategic rationale for the Merger and certain benefits expected to be derived from the Merger; (ix) reviewed the Merger Agreement and certain related documents; and (x) considered such other factors as deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. Morgan Stanley assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of PCI's and Nextel's senior management of the future financial performance of PCI and Nextel, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PCI or Nextel, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with the preparation of its opinion and reviewed with the PCI Board as part of Morgan Stanley's oral presentation to the PCI Board on October 2, 1996.

     PCI Common Stock Performance. Morgan Stanley's analysis of PCI Common Stock performance consisted of a historical analysis of closing prices and trading volumes from June 23, 1993, to September 30, 1996. During the period from June 23, 1993, to December 31, 1993, PCI Common Stock achieved a high of $40.25 and a low of $14.00. Morgan Stanley noted that approximately 50% of the volume of PCI Common Stock traded below a PCI Common Stock price of approximately $20.00 per share. During the period from January 1, 1994 to December 31, 1994, PCI Common Stock achieved a high of $29.25 and a low of $5.00. Morgan Stanley noted that approximately 50% of the volume of PCI Common Stock traded below a PCI Common Stock price of approximately $15.00 per share. During the period from January 1, 1995, to December 31, 1995, PCI Common Stock achieved a high of $6.625 and a low of $3.313. Morgan Stanley noted that approximately 50% of the volume of PCI Common Stock traded below a PCI Common Stock price of approximately $5.00 per share. During the period from January 1, 1996, to September 30, 1996, PCI Common Stock achieved a high of $8.625 and a low of $3.438. Morgan Stanley noted that approximately 50% of the volume of PCI Common Stock traded below a PCI Common Stock price of approximately $5.10 per share. PCI Common Stock closed at a price of $5.375 on September 30, 1996.

     Nextel Common Stock Performance. Morgan Stanley's analysis of Nextel Common Stock performance consisted of a historical analysis of closing prices and trading volumes from June 23, 1993, to September 30, 1996. During the period from June 23, 1993, to December 31, 1993, Nextel Common Stock achieved a high of $54.375 and a low of $26.75. During the period from January 1, 1994, to December 31, 1994, Nextel Common Stock achieved a high of $46.25 and a low of $13.50. During the period from January 1, 1995, to December 31, 1995, Nextel Common Stock achieved a high of $20.50 and a low of $9.625. During the period from January 1, 1996, to September 30, 1996, Nextel Common Stock achieved a high of $23.375 and a low of $13.50. Nextel Common Stock closed at a price of $18.50 on September 30, 1996.

     Trading Ratio Analysis. Morgan Stanley reviewed the historical ratios of the daily closing prices per share of PCI Common Stock to those of Nextel Common Stock (the "Historical Trading Ratios") for the period from June 23, 1994, through September 30, 1996, and the average of such Historical Trading Ratios for the one-month, three-month, six-month, and twelve-month periods ending on September 30, 1996, which was the last trading date prior to Morgan Stanley's presentation to the PCI Board. Morgan Stanley compared the Historical Trading Ratios to the Basic Exchange Ratio. The analysis showed that on September 30, 1996, the Historical Trading Ratio was approximately 3.442, and that the averages of the Historical Trading Ratios were 3.658 during the one-month period, 3.447 during the three-month period, 3.205 during the six-month period and 3.532 during the twelve-month period, in each case ending on September 30, 1996, compared to the Basic Exchange Ratio of 3.17.


     Premiums Paid in Comparable Telecommunications Transactions. Morgan Stanley reviewed the premiums paid in comparable telecommunications transactions from the period from January 1, 1991, to September 30, 1996, specifically reviewing transactions between $50 million and $250 million in total aggregate value. A total of 23 transactions were reviewed in various sectors of the telecommunications business, including SMR, cellular and paging sectors. The transactions consisted of the following acquisitions: (i) Com Systems Inc. by Resurgens Communications Group; (ii) Australian Consolidated Investments by Rossington Holdings Pty. Ltd.; (iii) Fleet Call Inc. by Comcast; (iv) C-TEC Corp. by RCN Corp (Peter Kiewit Sons); (v) Orient Telecom & Technology by NYNEX Corp.; (vi) Nextel by Nippon Telegraph & Telephone; (vii) VMX Inc. by Octel Communications Corp.; (viii) Centex Telemanagement Inc. by MFS Communications (Peter Kiewit Sons); (ix) Premiere Page, Inc. by USA Mobile Communications; (x) Keptel Inc. by ANTEC; (xi) American Mobile Systems, Inc. by Nextel; (xii) WCT Communications, Inc. by Rochester Telephone Corp.; (xiii) Pacific Telecom (PacifiCorp) by PacifiCorp; (xiv) ConferTech International by ALC Communications Corp.; (xv) Flextech PLC (United Artists) by investor group; (xvi) Cellular Technical Services Co. by shareholders; (xvii) Nationwide Cellular Services by MCI Communications Corp.; (xviii) investment in Nextel by the McCaw Investor;
(xix) Hutchison Whampoa Ltd. by investor group; (xx) Cellular Communications Inc. by investor group; (xxi) Network Express Inc. by Cabletron Systems Inc.;
(xxii) Time Engineering Bhd by Renoung Bhd (Fleet Holdings/UMNO); and (xxiii) Telebit Corp. by Cisco Systems, Inc. For the purpose of this analysis, Morgan Stanley reviewed the premiums to unaffected stock price four weeks prior to the announcement of the transaction. The following data resulted from this analysis of the telecommunications transactions: approximately 11.1% had premiums between 0% and 9% above the unaffected stock price; approximately 27.8% had premiums between 10% and 19% above the unaffected stock price; approximately 11.0% had premiums between 20% and 29% above the unaffected stock price; approximately 11.1% had premiums between 30% and 39% above the unaffected stock price; approximately 11.1% had premiums between 40% and 49% above the unaffected stock price; and approximately 27.8% had premiums of more than 50% above the unaffected stock price. According to this analysis, Morgan Stanley estimated that the median premium paid was approximately 23.7% above the unaffected stock price and the mean premium paid was approximately 45.3% above the unaffected stock price. Morgan Stanley then compared this comparable transactions information to the implied premium paid under the terms of the Merger, which on September 30, 1996, was approximately 15.4%.


     Discounted Cash Flow Analysis. Morgan Stanley calculated ranges of the implied equity value of the SMR businesses of PCI by means of a cash flow analysis as follows. Morgan Stanley calculated ranges of the implied equity value of PCI based upon the sum of the present value of PCI's 10-year stream of unleveraged free cash flow and the present value of its fiscal year 2006 terminal values which, in turn, was based on a range of multiples of PCI's projected fiscal year 2006 earnings before interest, taxes, depreciation and amortization ("EBITDA") less its net debt. In conducting its analysis, Morgan Stanley relied upon certain financial projections provided by PCI. PCI's projections were based on traditional cellular build-out scenarios in seven markets in Texas and Oklahoma, and the primary underlying assumptions were with respect to penetration, access charges, customer churn, marketing and operating costs and capital expenditures. PCI assumed annual penetration rates, including penetration in the first five years of 1% of existing wireless customers and 10% of new wireless customers, based on data obtained from various wireless industry publications. PCI assumed access charges that would be competitive with cellular and PCS and that customer churn would be consistent with wireless industry experience. With respect to marketing and operating costs, PCI assumed such costs would be similar to current cellular operations. PCI based capital expenditure forecasts on estimates provided to PCI by its suppliers. Morgan Stanley used PCI's projections and applied discount rates ranging from 18% to 22% and multiples of terminal EBITDA ranging from 6 to 8 times. Based on this analysis, Morgan Stanley derived a range of the implied equity value of PCI of $67 million to $179 million, or $2.47 to $6.64 per share, and the value implied by the Basic Exchange Ratio as of September 30, 1996 was $5.639 per share.

     Comparable Transaction Analysis. Morgan Stanley reviewed the financial terms, to the extent publicly available, of 16 merger and acquisition transactions in the SMR industry. Morgan Stanley noted that of these transactions, six merger and acquisition transactions were deemed to be more comparable to the Merger for purposes of this analysis. The six transactions reviewed in chronological order of public announcement, were as follows:
Nextel's merger with OneComm; Nextel's acquisition of Motorola's 800 MHz SMR businesses; Nextel's acquisition of Comcast's Philadelphia SMR business; Nextel's merger with Dial Page; Nextel's acquisition of the remaining interest in AMS; and PCI's acquisition of the Texas SMR businesses of AMI and other parties in the Transaction.

     Morgan Stanley reviewed the prices paid in such transactions in terms of
(i) the aggregate value of such transactions as a multiple of population and
(ii) the aggregate value of such transactions as a multiple of channels and each in terms of share prices at both the time of announcement and at present. Morgan Stanley noted that, given the differences in the characteristics of each of the transactions, the disparity in the multiples associated with such transactions did not provide a meaningful indication of value. Morgan Stanley noted that no transaction used in the analysis of selected comparable business transactions described above was identical to the Merger.

     Comparable Company Financial Analysis. Morgan Stanley reviewed and analyzed certain publicly available financial and market information for Nextel, the only company Morgan Stanley deemed comparable for purposes of this analysis. Such financial and market information included (i) market value and aggregate value and (ii) the ratios of aggregate value to subscribers, channels and population, each pro forma for the latest announced transactions. Morgan Stanley informed the PCI Board that given the disparity in size and spectrum depth that the financial analysis of comparable company did not provide a meaningful indication of value.


     In connection with its opinion dated the date of this Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of this reliance on the analyses used to render its October 2, 1996, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


     In connection with the review of the Merger by the PCI Board, Morgan Stanley performed a variety of financial comparative analyses for purposes of its opinion given therewith. The summary set forth above does not purport to be a complete description of the presentation by Morgan Stanley to PCI's Board or the analyses performed by Morgan Stanley in arriving at its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of PCI.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PCI or Nextel. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's fairness opinion and were provided to the PCI Board in connection with the delivery of Morgan Stanley's written opinion. The analyses do not purport to be appraisals or to reflect the prices at which businesses or assets might actually be sold. Because such estimates are inherently subject to uncertainty, none of PCI, Nextel, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the PCI Board was one of many factors taken into consideration by the PCI Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the PCI Board with respect to the value of PCI.

REASONS OF NEXTEL FOR ENGAGING IN THE MERGER

     The Nextel Board believes that the acquisition of PCI, which will expand its overall spectrum position in the southwestern United States, will be beneficial to obtaining key objectives of Nextel's business plan. In addition, the acquisition will enable Nextel to offer customers a region-wide network throughout the southwest.

TERMS OF THE MERGER

     The following summary of the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full terms of the Merger Agreement, which is attached hereto as Appendix A and is hereby incorporated by reference herein.

     Effective Time. The Merger shall become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of PCI in accordance with the applicable provisions of the DGCL and (ii) the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is filed with Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger" or the "Closing").

     General Effects of the Merger. At the Effective Time of the Merger, Merger Sub will merge with and into PCI, which will be the Surviving Corporation and a wholly owned indirect subsidiary of Nextel. After the Effective Time of the Merger, the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior thereto shall constitute the Certificate of Incorporation and By-laws of the Surviving Corporation.

     General. At the Effective Time of the Merger, shares (and rights to acquire shares) of PCI Common Stock shall be converted into shares (and rights to acquire shares) of Nextel Common Stock on the basis of 3.17 shares of PCI Common Stock for each share of Nextel Common Stock (the "Basic Exchange Ratio"), subject to adjustment as provided in the Merger Agreement. The Basic Exchange Ratio was derived, in part, based upon the number of shares of PCI Common Stock outstanding and issuable pursuant to rights to acquire such shares outstanding on July 1, 1996. The maximum value of Nextel Common Stock to be issued pursuant to the Merger in respect of outstanding shares and rights to acquire shares of PCI Common Stock shall be $170,000,000 (the "Basic Value Cap"). The Basic Value Cap is subject to reduction to reflect (i) shortfalls in channels delivered pursuant to the Merger Agreement, (ii) negative cash flow of PCI, (iii) negative working capital of PCI, (iv) the amount by which the exercise price of certain derivative securities (including the cash that would have been received in cashless exercise transactions) exercised prior to the Effective Time of the Merger exceeds cash received upon such exercise and held by PCI at the Effective Time of the Merger and (v) the amount by which severance payments exceed certain limits specified in the Merger Agreement. In the event that the Basic Value Cap is adjusted, or if the number of shares of PCI Common Stock outstanding and issuable pursuant to rights to acquire such shares exceed the number outstanding on July 1, 1996, the Basic Exchange Ratio will be adjusted. See "-- Adjustments to Merger Consideration."

     In the event that the Nextel Closing Price on the day before the scheduled date of the Closing is less than $14.00, the PCI Board shall have the right to terminate the Merger Agreement unless Nextel elects to deliver shares of Nextel Common Stock with an aggregate value equal to the product of $14.00 multiplied by the total number of shares of Nextel Common Stock issuable with respect to shares of PCI Common Stock outstanding or issuable pursuant to rights to acquire such shares outstanding on the day of the Closing (the "Value Floor"). See
"-- Additional Consideration in Lieu of Termination."

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

     Conversion of Shares. At the Effective Time of the Merger, all the outstanding shares of PCI Common Stock shall be converted into shares of Nextel Common Stock using the Basic Exchange Ratio of 3.17:1.00, so that three and seventeen hundredths shares of PCI Common Stock are converted into one share of Nextel Common Stock, subject to the adjustments described below. The Basic Value Cap, or maximum value of Nextel Common Stock to be issued pursuant to the Merger at the Effective Time of the Merger with respect to the PCI Share Base (as defined below) and the Dilutive PCI Common Equivalents (as defined below; and together with the PCI Share Base (without adjustment for any instrument that may have expired without exercise, exchange or conversion into PCI Common Stock), the "Actual PCI Common Equivalents"), shall be $170,000,000. The "PCI Share Base" is 27,840,219, which equals the total number of shares of PCI Common Stock
(i) outstanding as of July 1, 1996 ("July 1 Shares") and (ii) issuable upon exercise of warrants or options, or upon exchange or conversion of convertible instruments outstanding as of July 1, 1996 ("July 1 Derivatives"), and excluding
(y) all treasury shares and (z) all other shares, rights to acquire shares or other issuance commitments for shares of PCI Common Stock that are not July 1 Shares or July 1 Derivatives (without adjustment for any instrument that may have expired without exercise, exchange or conversion into PCI Common Stock). "Dilutive PCI Common Equivalents" are any shares of PCI Common Stock or options, warrants, convertible or exchangeable instruments or other commitments to issue PCI Common Stock outstanding at the Effective Time of the Merger that are not July 1 Shares or July 1 Derivatives. The Basic Value Cap is subject to adjustments described below (see "-- Adjustments to Merger Consideration"). The maximum number of shares of Nextel Common Stock to be issued in connection with the Merger at the Effective Time of the Merger shall be 8,782,403, subject to adjustment only in the event Nextel elects to deliver additional shares to avert a termination of the Merger Agreement (see "-- Additional Consideration in Lieu of Termination") or for changes to the capitalization of Nextel (see
"-- Adjustments to Merger Consideration -- Other Adjustments").

     Adjustments to Merger Consideration. Pursuant to the terms of the Merger Agreement, the Basic Value Cap and the Basic Exchange Ratio, and thus the consideration to be received by PCI stockholders in the Merger, will be adjusted under certain circumstances (see "Summary -- C. The Merger -- Terms of the Merger -- Conversion of PCI Common Stock in the Merger" for tables illustrating certain adjustments), as follows:

     (a) Value Cap Adjusted for Channels Not Delivered. If at the time of the Closing the number of Channels Delivered (as defined below) by PCI is (i) less than 95% of the number of Channels identified in the Merger Agreement in any metropolitan statistical area ("MSA") (each such MSA, a "Shortfall Market") or
(ii) fewer than 3,000 Channels with regard to the market areas ("Non-core Markets") not identified in the Merger Agreement (each such Channel, a "Non-core Market Channel"), then (A) for each Shortfall Market the Channel value set forth in the Merger Agreement for that Shortfall Market shall be multiplied by the difference between the number of Channels identified in the Merger Agreement for that Shortfall Market minus the number of Channels Delivered in that Shortfall Market and (B) except as provided in clause (iii) of the next paragraph, for the Non-core Market Channels, the shortfall, if any, between 3,000 and the number of Non-core Market Channels Delivered shall be multiplied by $3,000 (the product of each calculation, a "Market Adjustment"). The sum of all such Market Adjustments shall be subtracted from the Basic Value Cap.

     On May 20, 1997, the FCC responded to PCI's filings for rejustification of its extended implementation authority by granting PCI 24 months from the date of such response to construct any Extended Implementation Channels; accordingly, such Extended Implementation Channels will be deemed constructed as required by clause (iii) in the definition of "Channel" below for purposes of determining whether such Extended Implementation Channels are Delivered regardless of when the date of the Closing occurs, so long as any postponements of the date of the Closing are not caused by the action or inaction of PCI.

     A "Channel" shall be "Delivered" by PCI if at the Effective Time of the
Merger: (i) the FCC license for such channel has been granted to PCI by a Final Order (as defined herein); (ii) there is a Final Order approving a transfer of control of that license to Nextel; (iii) if unconstructed or deconstructed, there are at least 180 days remaining before the construction or reconstruction deadline applicable to that channel; (iv) in the case of a channel counted towards or applicable to an MSA market target, such channel is located within

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

25 miles of the core of the applicable MSA, except as otherwise provided in the Merger Agreement; (v) in the case of a channel counted towards or applicable to an MSA market target, there is no co-channel license located within 55 miles of the channel, except for co-channel licenses that are PCI licenses or licenses controlled by Nextel, except as otherwise provided in the Merger Agreement; (vi) the channel is either (A) a land mobile 800 MHz frequency, being one of the 430 frequencies allocated for SMR, or (B) a frequency in an MSA identified in the Merger Agreement and allocated for public safety, industrial land transportation or business where the radio service classification has been converted to commercial service classification (i.e., YX or GX radio service type) or (C) a frequency in a Non-core Market allocated for public safety, industrial land transportation or business; (vii) the channel is granted pursuant to a primary license; (viii) in the case of a channel counted towards or applicable to an MSA market target, such channel is a discrete frequency within the applicable market and not subject to any cross border frequency sharing or channel coordination or similar arrangement, taking into account all frequencies deemed Delivered pursuant to the Merger Agreement in that market; (ix) the license for or including the channel is not subject to (A) any agreement to be sold to a third party or (B) any option or right of first refusal in favor of any third party;
(x) there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of the license; (xi) no consideration is due to any person in connection with the channel; and (xii) the channel is not subject to any finders' preference action (other than the pending appeal of a favorable FCC ruling) or otherwise included within any proceeding commenced or assessed by a third party (other than Nextel) or any regulatory agency, including, without limitation, the FCC, that could result in a take-back, termination, cancellation or nonrenewal of the relevant licenses.

     Any consent or approval granted or an order entered by the FCC shall be a "Final Order" when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by any party or third party or by the FCC (on its own motion) with respect to such consent, approval or order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such consents, approvals or orders (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

     (b) Value Cap Adjusted for Negative Cash Flow. If Adjusted EBITDA Earnings (as defined below) of PCI for the period from April 1, 1996 to the last day of the calendar quarter most recently ended before the Effective Time of the Merger is negative, that amount shall be annualized (i.e. adjusted to equal the loss that PCI would have experienced in a 12-month period at that rate of loss), and that annualized amount shall be subtracted from the Basic Value Cap. In the event the Effective Time of the Merger occurs after October 2, 1997, so long as any postponements thereof are not caused by the action or inaction of PCI, there shall be no such adjustment in the Basic Value Cap. "Adjusted EBITDA Earnings" means PCI's earnings from continuing operations as shown on the unaudited consolidated financial statements that are prepared by PCI in the ordinary course of business consistent with past practice (i) before interest expense, taxes, depreciation, amortization, other income and expense, all determined in accordance with past practices, to the extent consistent with GAAP, and (ii) without reduction for reasonable accounting, legal, printing and financial advisory fees, special employee incentive bonuses (as agreed to by Nextel from time to time) and expenses associated with the Merger (the "Transaction Costs") so long as the Transaction Costs in the aggregate for the period through and including the Closing (regardless whether GAAP would reflect them in that period) do not exceed $1,500,000, all determined in accordance with past practices, to the extent consistent with GAAP.

     (c) Value Cap Adjusted for Negative Working Capital. Based on the unaudited consolidated balance sheet of PCI as of the month-end preceding the Effective Time of the Merger prepared by PCI in the ordinary course of business, consistent with past practices, if the working capital of PCI is negative, the negative amount of such working capital shall be subtracted from the Basic Value Cap. Working capital is the result obtained by subtracting current liabilities from current assets, subject to certain adjustments as set forth in the Merger Agreement.

     (d) Value Cap Adjusted for Option/Warrant Exercise. If at the Effective Time of the Merger, PCI does not have cash in an amount equal to the aggregate exercise price or other consideration due upon

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

exercise, exchange or conversion under the terms of the July 1 Derivatives (as those instruments were in effect on July 1, 1996) exercised prior to the Effective Time of the Merger, or has issued any shares of PCI Common Stock in respect of any July 1 Derivatives in any cashless exercise transaction, the Basic Value Cap shall be reduced by the difference between the amount of cash that should have been received upon such exercise and the actual amount of cash received upon such exercise and held at the Effective Time of the Merger.

     (e) Value Cap Adjusted for Severance Amounts. If the aggregate amount paid or to be paid or other value given to Messrs. Dale E. Harkins, Warren D. Harkins, Thomas R. Modisett, Bradley B. Waldrip and C.G. Whitten, each an executive officer of PCI, as severance (see "Interests of Certain Persons in Each of Nextel and PCI -- Interests of Certain PCI Persons in Matters to be Acted Upon"), whether pursuant to existing commitments or otherwise, excluding
(i) bonuses earned in 1996 or debt forgiven in 1996 up to an aggregate of $222,871, and (ii) bonuses earned in 1997 up to 35% of the salary of each such executive as in effect on the date of the Merger Agreement, prorated through the date of the Closing, exceeds $1,260,000, then the amount of such excess shall be subtracted from the Basic Value Cap.

     (f) Value Cap Adjusted if Closing Occurs After 1997. For purposes of calculating adjustments to the Basic Exchange Ratio, if any, if the Effective Time of the Merger occurs after December 31, 1997, then, so long as any postponements of the Effective Time of the Merger are not caused by the action or inaction of PCI, any adjustments made to the Basic Value Cap shall be reduced to equal one half of the adjustments otherwise calculated pursuant to the Merger Agreement.

     (g) Asset Value and Dilution Adjustments to Exchange Ratio. If there are any reductions to the Basic Value Cap as described above or if there are any Dilutive PCI Common Equivalents at the Effective Time of the Merger then, in lieu of the Basic Exchange Ratio, the exchange ratio shall equal:

        (i)   3.17; multiplied by

        (ii) the quotient of (A) the Basic Value Cap of $170,000,000, divided by (B) the Basic Value Cap minus the sum of any reductions thereto (the "Adjusted Value Cap"); multiplied by

        (iii) the quotient of (Y) the Actual PCI Common Equivalents, divided by
              (Z) the PCI Share Base.

     (h) Additional Value Cap Adjustment.  If, at the Effective Time of the
Merger:

        (a) (i) the PCI Share Base or, if higher, (ii) the Actual PCI Common Equivalents; divided by

        (b) the Basic Exchange Ratio or the exchange ratio determined in accordance with (g) above, as applicable; multiplied by

        (c)  the Nextel Closing Price,

is greater than the lower of (y) the Basic Value Cap or (z) the Adjusted Value Cap, then the exchange ratio shall be further adjusted to equal:

        (A) (i) the PCI Share Base or, if higher, (ii) the Actual PCI Common Equivalents; multiplied by

        (B)  the Nextel Closing Price; divided by

        (C)  (i) the Basic Value Cap or, if lower, (ii) the Adjusted Value Cap.

     (i) Other Adjustments. In the event of any change in the terms of the authorized capital stock of Nextel (other than a change solely in the number of shares), or the declaration or payment of any share dividend or share distribution by Nextel to its stockholders, or any distribution of cash, property or securities by Nextel to its stockholders, or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding capital stock of Nextel, then appropriate adjustments shall be made to the number of shares of Nextel Common Stock issuable in the Merger to place each of Nextel, NFC and Merger Sub and PCI and the holders of PCI Common Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment. Further, in the event of any change in the terms of the authorized capital stock of PCI, or any distribution of securities by PCI to its

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

stockholders, or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of PCI, appropriate adjustments shall be made to place each of Nextel, NFC and Merger Sub and PCI and the holders of PCI Common Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment; provided however, that no such adjustment shall be made for redemptions, repurchases or other cancellation or retirement of outstanding shares of PCI Common Stock or rights to acquire shares of PCI Common Stock.

     Additional Consideration in Lieu of Termination. If the PCI Board elects to terminate the Merger Agreement because the Nextel Closing Price on the day before the scheduled date of the Closing is less than $14.00, Nextel may elect to deliver shares of Nextel Common Stock with an aggregate value, based on the Nextel Closing Price on the day of the Closing equal to the product of (i) $14.00, multiplied by (ii) the total number of shares of Nextel Common Stock that would be issued or issuable with respect to the Actual PCI Common Equivalents as otherwise determined under the terms of the Merger Agreement (the "Value Floor"), in which case the PCI Board will not have the right to terminate the Merger Agreement. If Nextel makes such election, the Actual PCI Common Equivalents shall be converted into shares of Nextel Common Stock in the ratio that (i) the Actual PCI Common Equivalents, bears to (ii) the quotient of the Value Floor divided by the Nextel Closing Price on the date of the Closing.

     Fractional Shares. No fractional share of Nextel Common Stock or certificates or scrip therefor will be issued as a result of the conversion of issued and outstanding PCI Common Stock into Nextel Common Stock, but in lieu of each fractional interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Nextel Closing Price on the date of the Closing; provided however, that Nextel may (in its sole and absolute discretion) deliver to persons otherwise entitled to receive fractional share interests a number of whole shares, determined by rounding up to the nearest whole share, and thereupon shall be relieved of any obligation to make cash payments to such persons in lieu of any fractional share interests.

     Stock Option Plans. Each PCI Stock Option outstanding immediately prior to the Effective Time of the Merger will be converted at the Effective Time of the Merger into an issued and outstanding option of Nextel in accordance with the terms of the PCI Stock Option Plans, so that from and after the Effective Time of the Merger, each such PCI Stock Option may be exercised only for shares of Nextel Common Stock notwithstanding any contrary provision of the PCI Option Plans or stock option agreements executed in connection therewith, and each such PCI Stock Option shall at the Effective Time of the Merger be converted into an option to purchase the number of shares of Nextel Common Stock into which the number of shares of PCI Common Stock obtainable upon exercise of such option would have been converted, if exercised prior to the Effective Time of the Merger, at an exercise price equal to the exercise price per share of PCI Common Stock at which such PCI Stock Option is exercisable immediately prior to the Effective Time of the Merger, multiplied by the Basic Exchange Ratio, as adjusted pursuant to the Merger Agreement; provided however, that in the case of each PCI Stock Option which is an incentive stock option, the Basic Exchange Ratio shall be adjusted for such option, if necessary, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code.

     Warrants. At the Effective Time of the Merger, PCI's outstanding Warrants to purchase shares of PCI Common Stock shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of PCI Common Stock issuable pursuant to such Warrant would have been converted in the Merger at an exercise price per share equal to the amount (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchasable thereunder, unless exchanged at Closing for warrants of Nextel pursuant to an agreement with the holder of any such Warrant.

     Exchange of Certificates. Immediately prior to the Effective Time of the Merger, Nextel shall cause to be delivered to the Exchange Agent the shares of Nextel Common Stock necessary to make payment for each share of the capital stock of PCI being converted by reason of the Merger and sufficient cash to make payments in lieu of issuance of fractional shares, if applicable. Promptly after the Effective Time of the Merger, Nextel shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of PCI Common

Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nextel Common Stock and any cash payable in respect of fractional share interests, if applicable.

     Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed, and such other documents as the Surviving Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive in exchange therefor a portion of Nextel Common Stock as set forth in the Merger Agreement and any cash payable in lieu of any fractional share interest (the "Merger Consideration"). If Nextel Common Stock is to be issued to a person other than the person in whose name the Certificates are registered, it shall be a condition of issuance that the Certificates surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay all transfer and other taxes required by reason of the receipt by a person other than the registered holder of the Certificates surrendered, or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable.

     Subsequent to the Effective Time of the Merger and until surrendered, a holder's Certificates for PCI Common Stock shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which such shares have been converted by the Merger and the right to receive any cash payable for any fractional share interests resulting therefrom, if applicable.

     Notwithstanding the foregoing, neither Nextel, NFC nor Merger Sub shall be liable to any holder of Certificates formerly representing shares of PCI Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Payment of Dividends. Unless and until any outstanding Certificates for shares of PCI Common Stock are surrendered, no dividend payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of any such Certificate, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time of the Merger with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange.

     Limitations on Transferability of Nextel Common Stock. Shares of Nextel Common Stock received by certain persons deemed to be "affiliates" of PCI for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of PCI receiving Nextel Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of Nextel to consummate the Merger that Nextel shall have received from each affiliate of PCI a letter agreement confirming that such person will not sell or otherwise dispose of the shares of Nextel Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to a registration statement or pursuant to any other available exemptions from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation.

     Hart-Scott-Rodino. The Merger is subject to the requirements of the HSR Act, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Nextel and PCI filed the required information and material with the Antitrust Division and the FTC in December 1996 and the waiting period has expired. Satisfaction of the waiting period requirement will not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time of the Merger from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful.

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


     Federal Communications Commission. The transfer of control of the licenses granted by the FCC and held by PCI and certain pending applications of PCI, which will occur as a result of the Merger, is subject to prior FCC approval pursuant to the requirements of the Communications Act and the rules of the FCC.



     Castle Tower Transactions. PCI sold substantially all the communications towers used in its business to Castle, and, simultaneously leased back space on the towers pursuant to the Castle Agreements. Pursuant to the Merger Agreement, Castle and PCI were required to amend the Castle Agreements, effective at the Effective Time of the Merger, among other things, to settle and release (subject to certain indemnity arrangements) all claims that Castle may have had related to the Castle Agreements and to indemnify Nextel against any such claims. Castle and PCI entered into an amendment of the Castle Agreements, which will become effective at the Effective Time of the Merger with respect to such matters. It is a condition to the consummation of the Merger that Nextel and Castle enter into the Site Agreement. Nextel and Castle have entered into the Site Agreement pursuant to which Nextel has committed that it and its subsidiaries will provide Castle with the opportunity to purchase from Nextel and lease back up to 50 of 230 specified communications towers or monopoles and an option to acquire or build and lease back up to 250 additional communications towers or monopoles in specified geographic areas, principally representing highway corridors. Castle has agreed in the Site Agreement that before leasing space on an Offered Site to a third party who owns or has access to other communications sites, Castle will use its best efforts to include in the lease to that third party a requirement that, for each site that Castle makes available to such third party, Nextel will be granted the right, on commercially reasonable terms, to locate Nextel equipment at a site available to the third party.


     Representations and Warranties of PCI. In addition to customary representations and warranties with regard to corporate organization and authority, and capitalization, the Merger Agreement contains representations and warranties by PCI regarding (i) compliance with laws, (ii) absence of conflicts with any applicable laws, rules or regulations of any tribunal, charter documents or any other agreement, indenture or other instruments, (iii) litigation matters, (iv) intellectual property matters, (v) insurance matters,
(vi) assets, (vii) financial statements, (viii) liabilities, (ix) transactions not in the ordinary course of business, (x) capital projects, (xi) tax matters,
(xii) bank accounts and employee matters, (xiii) title to real and personal property, (xiv) absence of defaults under material contracts, (xv) documents filed by PCI with the Commission, (xvi) brokers, (xvii) special contractual liabilities and warranty matters, (xviii) employee benefit matters, (xix) regulatory matters including representations as to channel position, (xx) accuracy of information provided in the disclosure schedules to the Merger Agreement, (xxi) accuracy of information provided by PCI for inclusion in the Registration Statement and (xxii) compliance with the terms of the Castle Agreements.

     Representations and Warranties of Nextel. In addition to customary representations and warranties with regard to corporate organization and authority, and capitalization, the Merger Agreement contains representations and warranties by Nextel and Merger Sub regarding (i) absence of conflicts with any applicable laws, rules or regulations of any tribunal, charter documents, or any agreement, indenture or other instruments, (ii) documents filed by Nextel with the Commission and (iii) accuracy of information provided by Nextel for inclusion in the Registration Statement.

     Conditions; Waiver. The obligations of Nextel and PCI to consummate, or cause to be consummated, the Merger are subject to the satisfaction or waiver of the following conditions: (i) the approval of the Merger Agreement and the transactions referred to therein by the stockholders of PCI; (ii) the expiration or termination of all waiting periods under the HSR Act; (iii) the procurement of all necessary approvals, clearances and consents of governmental and regulatory authorities and certain approvals and consents of third parties required in connection with the Merger (including all required FCC approvals and consents, which shall be deemed to be obtained only when they have become Final Orders); (iv) the absence of certain legal or regulatory proceedings with respect to the Merger; (v) the Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or threatened with respect thereto and shares of Nextel Common Stock shall have been registered or shall be exempt from registration under all applicable blue sky laws; and (vi) the shares of Nextel Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM.

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

     The obligation of Nextel to consummate, or cause to be consummated, the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of PCI shall be true and correct, and each of the covenants and agreements of PCI to be performed as of or prior to the Closing shall have been performed; (ii) receipt of a certificate signed by PCI's President certifying that certain conditions to the Merger have been fulfilled; (iii) receipt of certain legal opinions from counsel to PCI; (iv) FCC action on PCI's filing(s) for rejustification of its extended implementation authority; (v) absence of any liabilities or obligations of PCI except Permitted Liabilities (as defined in the Merger Agreement); (vi) receipt of letters from KPMG Peat Marwick LLP addressed to Nextel regarding information about PCI included in the Registration Statement; (vii) receipt of certificates signed by PCI's President and Secretary certifying that the material contained in the Registration Statement regarding PCI contains no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading; (viii) receipt of letters from affiliates of PCI regarding compliance with Rule 145;
(ix) no stockholder of PCI shall be entitled to exercise dissenter's or appraisal rights under the DGCL; (x) PCI shall be the sole owner of certain subsidiaries; (xi) PCI and Castle shall have amended the Castle Agreements; and
(xii) Nextel and Castle shall have entered into the Site Agreement.

     The obligation of PCI to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Nextel shall be true and correct, and each of the covenants and agreements of Nextel to be performed as of or prior to the Closing shall have been duly performed; (ii) receipt of a certificate signed by an officer of Nextel certifying that certain conditions to the Merger have been fulfilled; and (iii) receipt of a legal opinion from counsel to Nextel.

     No Solicitation. PCI has agreed that prior to the Effective Time of the Merger, PCI and its representatives shall not, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Neither the PCI Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nextel, the approval or recommendation by the PCI Board of the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of PCI Common Stock other than pursuant to the Merger or the Merger Agreement; provided, however, that PCI may furnish information to, or enter into discussions or negotiations with, any unsolicited corporation, partnership, person or other entity or group, or take any action described above, if and only to the extent that the PCI Board shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. PCI will immediately notify Nextel if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, PCI.

     Indemnification of Officers and Directors of PCI. Nextel has agreed that for a period of three years from the Effective Time of the Merger, it will cause the Surviving Corporation to provide the then current and former directors and officers of PCI indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of PCI with respect to matters existing or occurring at or prior to the Effective Time of the Merger. See "Comparison of Rights of Holders of Each of Nextel Common Stock and PCI Common
Stock -- Liability and Indemnification of Officers and Directors." Additionally, Nextel has agreed to cause the Surviving Corporation to use all reasonable efforts to maintain director and officer insurance comparable to that maintained by PCI at the Effective Time of the Merger for a period of three years from the Effective Time of the Merger.


     Participation in FCC Auction. In the event that, pursuant to FCC rules, the filing deadline for eligibility to participate in the EA Auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995 (as confirmed and modified by the Memorandum Opinion and Order on Reconsideration released July 10, 1997), occurs prior to the earlier of the Effective Time of the Merger or the expiration or termination of the Merger Agreement, PCI and Nextel (or a designated subsidiary of Nextel) have agreed to form a consortium to participate in bidding in the EA Auction for block licenses in the Overlap EAs identified in the Merger Agreement. Nextel will determine and control all aspects of the consortium's bidding strategy and participation (including, without limitation, determining the amount of the joint bids to be submitted by the consortium, the EAs in which to bid, and whether to top competing bids) and will be responsible for funding of the consortium's bids. Neither party will bid for block licenses in the Overlap EAs except via the consortium and PCI will not bid for block licenses in EAs outside of the Overlap EAs. Nextel is free to bid for block licenses outside of the Overlap EAs individually or in consortia formed with other parties, and without reference to the consortium procedures agreed to by Nextel and PCI. Nextel will be entitled to retain the right to all channels included in block licenses the consortium is awarded pursuant to the EA Auction, if any, subject to the option of PCI to purchase certain channels in any Overlap EA for the price paid by the consortium.

     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned: (i) by mutual written consent of the Nextel Board and the PCI Board; (ii) by PCI by written notice to Nextel on December 31, 1997 if the Closing has not occurred on or before such date so long as any postponements of the date of the Closing are not caused principally by the action or inaction of PCI; (iii) prior to the Closing, by written notice to PCI from Nextel authorized by the Nextel Board, if (A) there is a material breach of any representation, warranty, covenant or agreement on the part of PCI, or if a representation or warranty of PCI shall be untrue in any material respect (a "Terminating PCI Breach"), except that, if such Terminating PCI Breach is curable by PCI through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as PCI continues to exercise such reasonable best efforts, Nextel may not terminate the Merger Agreement, (B) any governmental or regulatory consent or approval required for consummation of the transactions contemplated thereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (C) consummation of any of the transactions contemplated thereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; (iv) prior to the Closing, by written notice to Nextel from PCI authorized by the PCI Board, if (A) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel, or if a representation or warranty of Nextel shall be untrue in any material respect (a "Terminating Nextel Breach"), except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its reasonable best efforts then for up to 30 days, but only as long as Nextel continues to exercise such reasonable best efforts, PCI may not terminate the Merger Agreement, (B) any governmental or regulatory consent or approval required for consummation of the transactions contemplated thereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body,
(C) consummation of any of the transactions contemplated thereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or (D) the Nextel Closing Price is below $14.00 and Nextel does not elect to deliver shares of Nextel Common Stock with an aggregate value equal to the Value Floor; and (v) by Nextel by written notice to PCI during the 30 day period commencing on March 1, 1997, if PCI, Nextel and Castle have not entered into certain agreements relating to the Castle Agreements so long as any failure to enter into such agreements has not been caused by the action or inaction of Nextel, which notice was not given during such 30 day period.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the "purchase acquisition" method of accounting in accordance with GAAP. Under the "purchase acquisition" method, any amount paid over the fair market value of the acquired company's assets is reflected on the buyer's balance sheet as goodwill.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to PCI stockholders. This discussion is based on currently existing provisions of the

Code, existing and proposed regulations promulgated under the Code by the Treasury Department ("Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Merger Sub, NFC, Nextel, PCI or the PCI stockholders as described herein.

     The Merger has been structured with the intent that it be treated as a reorganization for federal income tax purposes so that no gain or loss will be recognized by the PCI stockholders upon consummation of the Merger, except with respect to cash received in lieu of fractional shares. It is expected that at the Closing PCI will receive a written opinion (the "Tax Opinion") of Gardere & Wynne, substantially to the effect that, on the basis of certain facts and representations, the following are the federal income tax consequences of the
Merger:

          (1) The Merger will constitute a reorganization in accordance with
     Section 368(a) of the Code and Nextel, NFC and PCI will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by the PCI stockholders upon their receipt in the Merger of the Nextel Common Stock solely in exchange for their PCI Common Stock;

          (3) Each PCI stockholder's tax basis in the Nextel Common Stock to be received (including fractional share interests deemed received) in the Merger will be the same as the tax basis (determined at the time of the Merger) that such stockholder had in the PCI Common Stock exchanged for such Nextel Common Stock;

          (4) Each PCI stockholder's holding period of the Nextel Common Stock to be received (including the fractional share interests deemed received) in the Merger will include the period during which the recipient held the PCI Common Stock exchanged for the Nextel Common Stock, provided that the stockholder's PCI Common Stock was held as a capital asset at the time of the Merger;

          (5) PCI will not recognize income, gain or loss as a result of the Merger; and

          (6) A PCI stockholder who receives cash in the Merger in lieu of a fractional share of Nextel Common Stock will be treated as if the fractional share were distributed in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in income, gain or loss upon receipt of such cash that will be taxed as provided in Section 302 of the Code.

     In connection with the Tax Opinion, Gardere & Wynne will make such factual assumptions as are customary in similar tax opinions. The Tax Opinion cannot be relied upon if any such factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been (or will be) requested, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts.

     Treatment of the Merger as a tax-free reorganization under the Code is not a condition to the obligations of Nextel or PCI to consummate the Merger. See "The Merger -- Terms of the Merger -- Conditions; Waiver." If the Merger is not treated as a reorganization under the Code or it is later determined that the Merger did not qualify as a reorganization under the Code, the PCI stockholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Nextel Common Stock they received and their tax basis in the PCI Common Stock.


     The foregoing summary of material federal income tax consequences is not intended to constitute advice regarding the federal income tax consequences of the Merger to any holder of PCI Common Stock. Gardere & Wynne has rendered an opinion, subject to the limitations set forth therein, confirming that the statements contained in this section, to the extent they constitute matters of law or legal conclusions with respect thereto, are accurate. This summary does not discuss tax consequences under the laws of foreign, state or local governments or of any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. In addition, the foregoing may not be applicable to a holder of shares of PCI Common Stock who received such shares as employee compensation or pursuant to the exercise of an employee stock option. Each holder of PCI Common Stock is urged to consult its own tax advisors as to the specific consequences of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger in light of their particular circumstances.

NO APPRAISAL RIGHTS

     Because PCI Common Stock is listed on the Nasdaq NM, the holders of shares of PCI Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

             INTERESTS OF CERTAIN PERSONS IN EACH OF NEXTEL AND PCI

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEXTEL

     The following table sets forth, as of June 30, 1997 (the "Nextel Ownership Date"), the amount and percentage of shares of each class of Nextel's capital stock that are deemed under the rules of the Commission to be "beneficially owned" by (i) each director of Nextel, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of Nextel for the year ended December 31, 1996, (iii) all directors and executive officers of Nextel as a group and (iv) each person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) known by Nextel to be the beneficial owner of more than five percent of the outstanding shares of each class of Nextel's capital stock. The table also sets forth the percentage of shares of each class of Nextel's capital stock that will be deemed under the rules of the Commission to be beneficially owned by such individuals and entities immediately after the Effective Time of the Merger assuming that the ownership interests in such shares do not otherwise change from those which existed on the Nextel Ownership Date and assuming the issuance of 8,782,403 shares of Nextel Common Stock as a result of the Merger.

                                                                                        APPROXIMATE % OF CLASS(2)
                                           TITLE OF CLASS OF      AMOUNT AND NATURE     -------------------------
                                             THE COMPANY'S          OF BENEFICIAL         BEFORE         AFTER
      NAME OF BENEFICIAL OWNER               CAPITAL STOCK          OWNERSHIP(1)        THE MERGER     THE MERGER
-------------------------------------    ---------------------    -----------------     ----------     ----------
Daniel F. Akerson....................    Class A Common Stock            200,000(3)        *              *
Brian D. McAuley.....................    Class A Common Stock          1,429,785(4)        *              *
Morgan E. O'Brien....................    Class A Common Stock          1,206,476(5)        *              *
Keith J. Bane........................    Class A Common Stock                  0(6)        *              *
Robert Cooper........................    Class A Common Stock             50,000           *              *
Timothy M. Donahue...................    Class A Common Stock             76,000(7)        *              *
William E. Conway, Jr................    Class A Common Stock             97,865(8)        *              *
Craig O. McCaw.......................    Class A Common Stock         92,483,723(9)         28.3%          27.5%(18)
Keisuke Nakasaki.....................    Class A Common Stock                  0(10)       *              *
Masaaki Torimoto.....................    Class A Common Stock                  0(11)       *              *
Dennis M. Weibling...................    Class A Common Stock         92,483,723(12)        28.3%          27.5%(18)
Robert S. Foosaner...................    Class A Common Stock            242,000(13)       *              *
All directors and executive officers
  as a group (19 persons)............    Class A Common Stock         96,004,838(14)        29.2%          28.5%
5% Stockholders:
-------------------------------------
Digital Radio, L.L.C.................    Class A Common Stock         92,483,723(15)        28.3%          27.5%(18)
                                         Class A Preferred
  2320 Carillon Point................    Stock                         8,163,265           100.0%         100.0%
                                         Class B Preferred
  Kirkland, Washington 98033.........    Stock                                82           100.0%         100.0%
Motorola, Inc........................    Class A Common Stock         60,890,000(16)        22.6%          21.9%
  1303 East Algonquin Road...........    Class B Common Stock         17,830,000           100.0%         100.0%
  Schaumburg, Illinois 60196
Putnam Investments, Inc..............    Class A Common Stock         15,340,145(17)         5.8%           5.6%
  1 P.O. Box Square
  Boston, Massachusetts 02109

---------------

  *  Less than one percent (1%).

 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the Nextel Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Nextel's capital stock beneficially owned.

 (2) Represents the voting power of the number of shares of each of class of capital stock beneficially owned as of the Nextel Ownership Date and immediately following consummation of the Merger by each named person or group, expressed as a percentage of (a) all shares of Nextel's capital stock of the indicated class actually outstanding as of such date (in the case of the Class A Common Stock, giving effect to the conversion of Nextel's preferred stock and Nextel's Class B Common Stock), plus (b) all other shares of capital stock deemed outstanding as of such date pursuant to Rule 13d-3(d)(1) under the Exchange Act.

 (3) Includes 200,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. Akerson upon the exercise of non-qualified stock options.

 (4) Includes 454,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. McAuley upon the exercise of nonqualified stock options. Also includes ownership of 18,000 shares of Class A Common Stock that are held by Mr. McAuley's minor children. Mr. McAuley resigned from the Nextel Board and as an executive officer of Nextel as of January 8, 1997.

 (5) Includes 553,477 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. O'Brien upon the exercise of nonqualified stock options.

 (6) Mr. Bane, who is Executive Vice President and President, Americas Region of Motorola, disclaims beneficial ownership of all securities of Nextel held by Motorola. See note 16.

 (7) Includes 75,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. Donahue upon the exercise of non-qualified stock options.

 (8) Includes 1,667 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. Conway upon the exercise of non-qualified stock options.

 (9) Mr. McCaw, who is an equity owner and controlling person of the McCaw Investor, disclaims beneficial ownership of all securities of Nextel held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 15.

(10) Mr. Nakasaki, who is President and Chief Executive Officer of NTT America, Inc., a subsidiary of Nippon Telegraph and Telephone Corporation ("NTT"), disclaims beneficial ownership of all shares of Class A Common Stock held by NTT. As of the Nextel Ownership Date, NTT held 1,532,959 shares.

(11) Mr. Torimoto, who is Vice President of Panasonic Communications and Systems Company, disclaims beneficial ownership of all shares of Class A Common Stock held by Matsushita Communication Industrial Co., Ltd. ("Matsushita"). As of the Nextel Ownership Date, Matsushita held 3,000,000 shares.

(12) Mr. Weibling, who is President of Eagle River, an affiliate of the McCaw Investor, disclaims beneficial ownership of all securities of Nextel held by the McCaw Investor, except to the extent of his pecuniary interest therein. See note 15.

(13) Includes 192,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by Mr. Foosaner upon the exercise of non-qualified stock options.

(14) Includes an aggregate of 1,651,894 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter by directors and executive officers as a group upon the exercise of non-qualified stock options or other stock purchase rights. See also notes 15 and 16.

(15) Comprised of (i) 5,593,846 shares of Class A Common Stock beneficially owned by the McCaw Investor, (ii) 35,000,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter upon the exercise of certain options, (iii) 400,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter upon the exercise of a portion of the Incentive Option granted to Eagle River, (iv) 24,489,877 shares of Class A

     Common Stock, which represents the conversion of the 8,163,265 shares of Class A Preferred Stock and the 82 shares of Nextel's Class B Convertible Preferred Stock, par value $0.01 per share (the "Class B Preferred Stock") held by the McCaw Investor, (v) 25,000,000 shares of Class A Common Stock issuable pursuant to the New Option issued to an affiliate of Craig O. McCaw as of June 16, 1997 and (vi) 2,000,000 shares of Class A Common Stock issuable pursuant to an option issued to the McCaw Investor by Motorola. See Note 16.

(16) Assuming conversion of the Class B Common Stock held by Motorola. Comprised of (i) 40,170,000 shares of Class A Common Stock beneficially owned by Motorola, (ii) 17,830,000 shares of Class B Common Stock beneficially owned by Motorola and (iii) 2,890,000 shares of Class A Common Stock obtainable as of the Nextel Ownership Date or within 60 days thereafter upon exercise of a warrant. Motorola granted the McCaw Investor an option to acquire 9,000,000 shares included herein, 2,000,000 shares of which are purchasable for a thirty day period commencing July 28, 1997. Does not give effect to the potential exercise of such option.

(17) As reported in the most recent Schedule 13G filed by Putnam Investments, Inc. ("Putnam"), Putnam does not have sole voting power over the shares of Class A Common Stock beneficially owned by Putnam.

(18) Assumes that the McCaw Investor does not elect to exercise its anti-dilutive rights with respect to the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCI


     The following table sets forth as of August 4, 1997 (the "PCI Ownership Date") (unless otherwise indicated) the amount and percentage of shares of PCI's Common Stock that are deemed under the rules of the Commission to be "beneficially owned" by (i) each director of PCI, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of PCI, (iii) all directors and executive officers of PCI as a group and (iv) each person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) known by PCI to be the beneficial owner of more than 5% of the outstanding shares of PCI Common Stock.



                                                       AMOUNT AND NATURE OF        APPROXIMATE %
            NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)        OF CLASS
-------------------------------------------------     -----------------------      -------------
Lance C. Cawley..................................                     0               --
Warren D. Harkins................................               165,434(2)             *
Dale E. Harkins..................................               160,957(3)             *
Dale N. Hatfield.................................                16,500(4)             *
Donald S. Heaton.................................            10,941,359(5)              41.8%
Herbert T. Hensley...............................                18,000(4)             *
James P. Hynes...................................            10,941,359(5)              41.8%
William C. Kennedy, Jr...........................                15,000(4)             *
Thomas R. Modisett...............................                95,932(6)             *
Bradley B. Waldrip...............................                27,962(7)             *
C. G. Whitten....................................                86,106(8)             *
All directors and executive officers as a group
  (11 persons)...................................            11,527,250(5)(9)           43.3%

                                                       AMOUNT AND NATURE OF        APPROXIMATE %
            NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)        OF CLASS
-------------------------------------------------     -----------------------      -------------
5% Stockholders:
-------------------------------------------------
Elliott Associates, L.P..........................             2,222,200(10)              8.5%
  712 Fifth Avenue, 36th Floor
  New York, New York 10019
South Mountain Communications Company............             1,478,787                  5.7%
  5344 North 91st Ave.
  Glendale, Arizona 85305
Advanced MobileComm, Inc.........................            10,941,359(11)             41.8%
  82 Devonshire St.
  Boston, Massachusetts 02109


---------------

  *  Less than 1% of the outstanding shares of PCI Common Stock.

 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the PCI Ownership Date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of the Company's capital stock beneficially owned.

 (2) Includes options to purchase 135,432 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

 (3) Includes options to purchase 105,432 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

 (4) Includes options to purchase 15,000 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.


 (5) Deemed to beneficially own 6,373,378 shares of PCI Common Stock that are beneficially owned by AMI and 4,567,981 shares of PCI Common Stock for which AMI has voting rights pursuant to a voting agreement.


 (6) Includes options to purchase 90,432 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

 (7) Includes options to purchase 27,932 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

 (8) Includes options to purchase 72,932 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

 (9) Includes options to purchase 477,160 shares of PCI Common Stock that are exercisable as of the PCI Ownership Date or within 60 days thereafter.

(10) Elliott Associates, L.P. ("Elliott"), filed a Schedule 13D with the Commission dated January 31, 1997, which has been amended as of June 11, 1997, on behalf of itself, Westgate International, L.P. ("Westgate"), and Martley International, Inc. ("Martley"). Elliott reported sole voting and dispositive power over 1,325,800 shares of PCI Common Stock. Westgate and Martley reported shared voting and dispositive power over 896,400 shares of PCI Common Stock. Martley is the investment manager for Westgate and expressly disclaims equitable ownership of and pecuniary interest in any PCI Common Stock. The business address of Martley is 712 Fifth Avenue, 36th Floor, New York, New York 10019; the business address of Westgate is c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

(11) Includes 4,567,981 shares of PCI Common Stock for which AMI has voting rights pursuant to a voting agreement. Excludes currently exercisable warrants held by AMI's indirect parent, FMR Corp., to purchase an aggregate of 500,000 shares of PCI Common Stock.


INTERESTS OF CERTAIN PCI PERSONS IN MATTERS TO BE ACTED UPON

     In considering the Merger, holders of PCI Common Stock should be aware that the directors and executive officers of PCI have interests in the Merger in addition to their interests as stockholders of PCI generally, as described below.

     Nextel has agreed that for a period of three years from the Effective Time of the Merger, it will cause the Surviving Corporation to provide the then current and former directors and officers of PCI indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of PCI with respect to matters existing or occurring at or prior to the Effective Time of the Merger. See "Comparison of Rights of Holders of Each of Nextel Common Stock and PCI Common Stock -- Liability and Indemnification of Officers and Directors." Additionally, Nextel has agreed to cause the Surviving Corporation to use all reasonable efforts to maintain director and officer insurance comparable to that maintained by PCI at the Effective Time of the Merger for a period of three years from the Effective Time of the Merger.

     On February 22, 1996, PCI entered into an employment agreement (each an "Employment Agreement," and collectively the "Employment Agreements") with each of Messrs. Dale E. Harkins, Warren D. Harkins, Thomas R. Modisett, Bradley B. Waldrip and C.G. Whitten (the "Officers") for a term of two years. The Employment Agreements provide that the employment of the Officers shall terminate upon a change in control, such as the Merger. Upon such termination, each Officer will be paid two times his base salary, all PCI Stock Options held by the Officer will automatically vest, each Officer will receive a special bonus in the form of repayment of one-half of such Officer's indebtedness to PCI, as evidenced by a promissory note dated June 9, 1995 (plus an additional amount to pay income taxes due on such special bonus), to the extent not previously paid, and such Officer shall receive title to the automobile provided to the Officer by PCI. Each Officer's indebtedness has subsequently been repaid. The base salary of each Officer for purposes of the Employment Agreements is as follows: Mr. D. Harkins: $125,000; Mr. W. Harkins: $150,000; Mr. Modisett:
$125,000; Mr. Waldrip: $100,000; and Mr. Whitten: $130,000. Notwithstanding such termination, each Officer has agreed to continue working on a month-to-month basis for PCI or any successor entity for up to 90 days following such termination, as mutually agreed upon by the Officer and PCI or any successor entity, in order to provide an orderly transition period. If an Officer continues working during the transition period, he will be paid his monthly portion of base salary in effect at the time of the change of control for each month of the transition period.

     In June 1994, PCI made loans to each of its then executive officers to facilitate their exercise, before the exchange transaction which resulted in the liquidation of PCI's former indirect parent, Pittencrieff plc ("PLC"), of options they held to acquire PLC shares. The following Officers borrowed from PCI the amounts shown below: Mr. D. Harkins: $79,518; Mr. W. Harkins: $115,616; Mr. Modisett: $82,205; and Mr. Whitten: $72,201. Each loan bore interest at a market interest rate of prime plus one percent per annum and was due and payable 12 months from the date the respective loan was drawn down. At the time, Mr. Waldrip was not an executive officer of PCI; however, PCI also made a loan to him for the same purpose in the amount of $30,000, which bore interest at 6% per annum and was due and payable on the same terms. PCI extended the maturity of each of the loans to the Officers, initially, until June 1996 and subsequently until June 1997, under the same terms and conditions and added all accrued and unpaid interest to the outstanding principal balance. The Compensation Committee of the PCI Board awarded special bonuses to each of the Officers in recognition of their efforts and achievements in 1995 and 1996. The bonuses were effective and payable April 1, 1996, and January 1, 1997, in the form of an aggregate repayment of the principal balance and accrued and unpaid interest of each Officer's outstanding indebtedness to PCI and cash payments as a gross-up for income taxes payable on the special bonuses. The gross bonus paid to each Officer for 1995 and 1996, respectively, is as follows: Mr. D. Harkins: $66,513 and $71,631; Mr. W. Harkins: $96,083 and $104,524; Mr. Modisett: $68,997 and
$74,307; Mr. Waldrip: $30,036 and $29,826; and Mr. Whitten: $60,580 and $65,240.
Certain of such amounts will be aggregated to determine whether the Basic Value Cap will be

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

adjusted for payment of severance to the Officers as described under "The Merger -- Terms of the Merger -- Adjustments to Merger Consideration -- Value Cap Adjusted for Severance Amounts."

     In order to participate in the FCC's auction of 900 MHz SMR channels, FMR Corp., the indirect parent of AMI, provided a $1 million auction loan to PCI in November 1995. The note was due on demand and required interest payable monthly at the prime rate plus 2%. The auction loan was replaced with a new note on January 31, 1996, in the principal amount of $2,523,463 which was subsequently repaid from the proceeds of a revolving loan received from Wells Fargo Bank (Texas), N.A. in March 1996. FMR Corp. has provided a letter of credit in connection with the revolving loan and has received currently exercisable warrants to purchase an aggregate of 500,000 shares of PCI Common Stock, at an average weighted exercise price of $4.61 per share, in consideration thereof. Pursuant to the term of the Merger Agreement, the revolving loan will be repaid prior to the Effective Time of the Merger, and accordingly, the letter of credit provided by FMR Corp. will be released.

     Hatfield Associates, Inc., a consulting firm in which Mr. Dale Hatfield, a director of PCI, is a principal, has performed consulting services for Nextel since January 1996 for which it was paid less than $15,000 during 1996, and such services continue to be provided in 1997. Hatfield Associates, Inc. has not provided any consulting services to Nextel with respect to the Merger Agreement or the Merger.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                    NEXTEL COMMON STOCK AND PCI COMMON STOCK

INTRODUCTION

     PCI and Nextel are each incorporated under the laws of the state of Delaware. The holders of shares of PCI Common Stock, whose rights as stockholders are currently governed by Delaware law, the certificate of incorporation of PCI (the "PCI Charter") and by-laws of PCI (the "PCI By-laws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of Nextel Common Stock, and their rights as such will be governed by Delaware law, the Nextel Charter and the by-laws of Nextel (the "Nextel By-laws"). Summarized below are the material differences between the rights of holders of shares of PCI Common Stock and the rights of holders of shares of Nextel Common Stock resulting from differences in their governing documents and the application of Delaware law thereto.

     Nextel and holders of shares of its capital stock have entered into certain agreements that may affect the rights of holders of shares of Nextel Common Stock under its charter documents and Delaware law. Pursuant to such agreements, certain significant holders have under certain circumstances certain rights to designate nominees to be elected to the Nextel Board. See "-- Election of Board of Directors." In addition, the equity securities issued to the McCaw Investor in the McCaw Transaction, and the agreements relating to such transaction, grant to the McCaw Investor certain rights generally relating to corporate governance topics, including rights to designate a number of directors to the Nextel Board and rights of such directors to representation on the Operations Committee of the Nextel Board. See "-- Terms of Nextel Preferred Stock."

     The following summary does not purport to be a complete statement of the rights of holders of shares of Nextel Common Stock under applicable Delaware law, the Nextel Charter and the Nextel By-laws or a comprehensive comparison with the rights of the holders of shares of PCI Common Stock under applicable Delaware law, the PCI Charter and the PCI By-laws, or a complete description of the specific provisions referred to herein. This summary is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Nextel and PCI, to which holders of shares of PCI Common Stock are referred.

AUTHORIZED CAPITAL STOCK

     The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The PCI Charter provides that PCI has authority to issue 51,000,000 shares of capital stock divided into (i) 50,000,000 shares

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

of PCI Common Stock and (ii) 1,000,000 shares of preferred stock ("PCI Preferred Stock"). The Nextel Charter provides that Nextel has authority to issue 613,883,948 shares of capital stock divided into six classes as follows: (i) 515,000,000 shares of Nextel Class A Common Stock, (ii) 35,000,000 shares of Nextel Class B Non-Voting Common Stock, (iii) 26,941,933 shares of Class A Preferred Stock, (iv) 82 shares of Class B Preferred Stock, (v) 26,941,933 shares of Class C Convertible Redeemable Preferred Stock ("Class C Preferred Stock"), (vi) 1,600,000 shares of Series D Preferred Stock and (vii) 8,400,000 shares of Preferred Stock, par value $.01 per share (the "Nextel Undesignated Preferred Stock"). The rights, preferences, privileges and restrictions of the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Series D Preferred Stock are summarized in "-- Terms of Nextel Preferred Stock."

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

     The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. Although the Nextel Charter grants such power to the Nextel Board with respect to the Nextel Undesignated Preferred Stock, there are at present no shares of such Nextel Undesignated Preferred Stock outstanding or subject to any issuance commitment. The PCI Charter also grants such power to the PCI Board; however, there are at present no shares of PCI Preferred Stock outstanding or subject to any issuance commitment.

TERMS OF NEXTEL PREFERRED STOCK

     Pursuant to the terms of the McCaw Securities Purchase Agreement, Nextel issued to the McCaw Investor 8,163,265 shares of Class A Preferred Stock, each with a stated value of $36.75 per share, which shares are convertible into an equal number of shares of Class C Preferred Stock (such shares of Class A Preferred Stock and any shares of Class C Preferred Stock issued upon conversion being convertible into approximately 24,500,000 shares of Nextel Common Stock in the aggregate), and 82 shares of Class B Preferred Stock, convertible into an equal number of shares of Nextel Common Stock. In addition, Nextel has issued shares of the Series D Preferred Stock. Certain of the significant terms of each class of preferred stock are summarized below.

     Class A Preferred Stock. The Class A Preferred Stock is the primary mechanism for providing the McCaw Investor with the economic benefits and corporate governance rights contemplated by the McCaw Securities Purchase Agreement. Holders of Class A Preferred Stock, voting separately as a class, are entitled to elect three members of the Nextel Board or, if greater than three, that number of directors (rounded up to the nearest whole number) equal to 25% of the entire Nextel Board (the "Class A Directors"), subject to the termination of such rights if the McCaw Investor's equity interest in Nextel falls below specified levels. For so long as the Operations Committee is in existence, the McCaw Investor is entitled to have a majority of the members of the Operations Committee be Class A Directors or directors designated by the McCaw Investor pursuant to the terms of the Class B Preferred Stock or the McCaw Securities Purchase Agreement. With respect to matters other than the election of directors, shares of Class A Preferred Stock vote together as a class with shares of Nextel Common Stock and each such share of Class A Preferred Stock is entitled to a number of votes equal to the number of shares of Nextel Common Stock into which such share is convertible.

     Each share of Class A Preferred Stock is convertible at the election of the holder thereof into three shares of Nextel Common Stock, subject to certain adjustments. Upon the occurrence of certain events, the shares of Class A Preferred Stock are automatically converted into shares of Nextel Common Stock. In addition, shares of Class A Preferred Stock are automatically converted into shares of Class C Preferred Stock on a one-for-one basis upon the occurrence of certain events including certain reductions in the McCaw Investor's ownership interest below specified levels and foreclosure by a secured party upon shares of Class A Preferred Stock pledged to such secured party. Shares of Class A Preferred Stock are also redeemable at the option of Nextel upon the occurrence of certain events constituting a Change in Control (as defined in the terms of the Nextel Charter creating and authorizing issuance of the Class A Preferred Stock) at a redemption price equal to the stated value of the Class A Preferred Stock plus the amount of any accrued or declared but unpaid dividends thereon.

     The Operations Committee consists of five members, three of whom are entitled to be selected from among the McCaw Investor's representatives on the Nextel Board as described above. The Operations Committee has the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets and marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and nomination and oversight of certain executive officers. The Nextel Board, by a majority vote, may override actions taken or proposed by the Operations Committee, although doing so would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on the stated value of all outstanding shares of Class A Preferred Stock (an aggregate stated value of approximately $300,000,000) and the immediate vesting of the options granted pursuant to the McCaw Incentive Option Agreement. However, the Nextel Board, by a defined super-majority vote, retains the power to override actions taken or proposed by the Operations Committee without triggering the obligation to make a liquidated damages payment, or to commence dividend accruals with respect to the Class A Preferred Stock or to accelerate the vesting of the options granted pursuant to the McCaw Incentive Option Agreement. In addition, the Nextel Board also may act to terminate the Operations Committee, although such action by the Nextel Board would, in certain circumstances, result in the obligation to make such a liquidated damages payment and result in the commencement of such dividend accrual and the accelerated vesting of the related options. The McCaw Securities Purchase Agreement, the Nextel Charter and the Nextel By-laws also delineate a number of circumstances, chiefly involving or resulting from certain events with respect to the McCaw Investor or Craig O. McCaw, in which the Operations Committee could be terminated but such liquidated damages payment, dividend accrual and vesting of options would not be required. Except for the accrual of the 12% dividend in the circumstances described above, shares of Class A Preferred Stock are entitled to dividends only to the extent declared or paid with respect to Nextel Common Stock in amounts equal to the amounts that would be received had the Class A Preferred Stock been converted into Nextel Common Stock. Upon liquidation, dissolution or winding up of Nextel, the holders of Class A Preferred Stock are entitled to receive a liquidation preference equal to the stated value of the Class A Preferred Stock plus any accrued but unpaid dividends thereon.

     Class B Preferred Stock. The purpose of the Class B Preferred Stock is to provide a protection for the McCaw Investor's right to proportionate representation on the Nextel Board (to the extent not provided by the McCaw Investor's ownership of Class A Preferred Stock) and to establish a mechanism for the payment of the liquidated damages payment contemplated by the McCaw Securities Purchase Agreement in the event that the Nextel Board takes certain actions with respect to the Operations Committee that give rise to such payment. Shares of Class B Preferred Stock are automatically converted on a one-for-one basis to shares of Nextel Common Stock if the McCaw Investor's equity interest in Nextel falls below specified levels or if certain transfers of Class B Preferred Stock occur.

     Class C Preferred Stock. The purpose of the Class C Preferred Stock is to protect the economic attributes of the Class A Preferred Stock in the event that certain events resulting in the termination of the corporate governance rights associated with the Class A Preferred Stock occur. The terms of the Class C Preferred Stock are substantially the same as the terms of the Class A Preferred Stock except that holders of Class C Preferred Stock have no special voting rights in the election of directors (including the appointment of directors to the Operations Committee) and are not entitled to the 12% dividend in the circumstances in which shares of Class A Preferred Stock would be entitled to such dividend.

     Series D Preferred Stock. The Series D Preferred Stock was issued in a private placement completed on July 21, 1997. The Series D Preferred Stock ranks on a parity with the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock, except that Series D Preferred Stock is junior with respect to dividend accruals and payments on the Class A Preferred Stock and the $25,000,000 cash payment on the Class B Preferred Stock that are described above, which are required upon certain occurrences. Dividends on the Series D Preferred Stock are cumulative at 13% per annum and are payable quarterly in cash or, on or prior to July 15, 2002, at the sole option of Nextel, in additional shares of Series D Preferred Stock. In the event that the Exchange Offer is not consummated prior to specified dates, the dividend accrual rate

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

applicable to the Preferred Stock will increase by specified amounts until the Exchange Offer is consummated or certain other requirements are met. The Series D Preferred Stock is mandatorily redeemable on July 15, 2009 and may be redeemed at the option of Nextel in whole or in part after December 15, 2005 and, in certain circumstances, after July 15, 2002 at specified redemption prices. The Series D Preferred Stock is also exchangeable, in whole but not in part, at the option of Nextel at any time after December 15, 2005 and in certain circumstances sooner, into Nextel subordinated debentures.

VOTING RIGHTS

     The DGCL states that, unless a corporation's certificate of incorporation or by-laws specifies otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders meeting and (iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the stockholders.

     Holders of shares of PCI capital stock are entitled to one vote in person or by proxy for each share held by the stockholder. As described in "-- Election of Board of Directors," one stockholder has the right to designate a number of the management nominees to the PCI Board. Although no shares of PCI Preferred Stock have been issued, the PCI Charter provides that the PCI Board shall have the power to fix by resolution the voting rights, if any, of the shares of PCI Preferred Stock.

     As described in "-- Terms of Nextel Preferred Stock," holders of shares of Nextel Class A Preferred Stock and Nextel Class B Preferred Stock issued in the McCaw Transaction are entitled to elect a number of directors to the Nextel Board.

     Except as required by law with respect to shares of each of Nextel Class A Preferred Stock, Nextel Class B Preferred Stock and Nextel Class C Preferred Stock, and except with respect to matters as to which shares of Nextel Class A Preferred Stock and Nextel Class B Preferred Stock will vote separately as a class, the holders of shares of Nextel Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of Nextel. The holders of shares of Nextel Non-Voting Common Stock have no right to vote on any matters to be voted on by the stockholders of Nextel, except that the holders of shares of Nextel Non-Voting Common Stock have the right to vote as a separate class (with each share having one vote) on any merger, consolidation, reorganization or reclassification of Nextel or its shares of capital stock, any amendment to the Nextel Charter or any liquidation, dissolution or winding up of Nextel (each such event being a "Fundamental Change"), but only in which shares of Nextel Non-Voting Common Stock would be treated differently than shares of Nextel Common Stock. Holders of Nextel Non-Voting Common Stock are not entitled to such a class vote with regard to a Fundamental Change in which the only difference in such treatment is that the holders of shares of Nextel Common Stock would be entitled to receive equity securities with full voting rights and the holders of shares of Nextel Non-Voting Common Stock would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of shares of Nextel Non-Voting Common Stock and which are convertible upon any Voting Conversion Event (as defined below), on a share for share basis, into the voting securities to which the holders of the shares of Nextel Common Stock are entitled, but which are otherwise identical to such voting securities.

     Shares of Nextel Non-Voting Common Stock can be converted into shares of Nextel Common Stock if such shares are being or have been distributed, disposed of or sold (or are expected to be distributed, disposed of or sold) in connection with a Voting Conversion Event. A "Voting Conversion Event" is defined as (i) any public offering or public sale of securities of Nextel (including a public offering registered under the Securities Act and a public sale pursuant to Rule 144 or any similar rule then in force), (ii) any sale of securities of Nextel to a person or group of persons (as used here and subsequently in this paragraph, within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board if such sale had been approved by the Nextel Board or a committee thereof, (iii) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons in the

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

aggregate would own or control securities of Nextel (excluding any shares of Nextel Non-Voting Common Stock being converted and disposed of in connection with such Voting Conversion Event) that possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board, (iv) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of Nextel and (v) any distribution, disposition or sale of any securities of Nextel to a person or group of persons in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons would own or control securities which constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors, provided the transaction had been approved by the Nextel Board or a committee thereof. If any shares of Nextel Non-Voting Common Stock are converted into shares of Nextel Common Stock in connection with a Voting Conversion Event and any such shares of Nextel Common Stock are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event, such shares of Nextel Common Stock that were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Nextel Non-Voting Common Stock.

     Holders of the Series D Preferred Stock have no voting rights except as provided by law or by the Nextel Charter; provided however, that in the event of certain defaults, said holders will have the right to elect two directors to the Nextel Board. See "-- Election of Board of Directors."

NUMBER OF DIRECTORS

     Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its by-laws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its by-laws, its board of directors may change the authorized number of directors by an amendment to the corporation's by-laws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

     The PCI Charter provides that the number of the board of directors shall be fixed from time to time exclusively by the PCI Board pursuant to a resolution adopted by a majority of the total number of directors. The PCI By-laws currently provide that the number of members of the board of directors shall be not less than one. The PCI By-laws give AMI or its designees on the PCI Board the right to designate three of the management nominees for election to the PCI Board, subject to reductions in the number of AMI designees upon reductions in the number of outstanding shares of PCI Common Stock held by AMI. See
"-- Election of Board of Directors." The Nextel By-laws provide that the number of members of the Nextel Board shall be established from time to time by resolution of the Nextel Board or by the stockholders. Nextel is a party to certain agreements with certain of its stockholders that entitle specified stockholders to name certain nominees to be elected to the Nextel Board and might require Nextel to increase the size of the Nextel Board. See "-- Election of Board of Directors." Pursuant to the terms of the McCaw Securities Purchase Agreement, Nextel cannot increase the size of the Nextel Board to be greater than sixteen (16) members.

     The number of directors on the PCI Board is currently eight and on the Nextel Board is currently ten.

ELECTION OF BOARD OF DIRECTORS

     The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Additionally, with respect to Nextel, shares of Class A Preferred Stock and Class B Preferred Stock have certain rights to vote separately as a class to elect members of the Nextel Board. See "-- Terms of Nextel Preferred Stock." Under the DGCL, stockholders of a corporation cannot elect directors by cumulative voting unless the corporation's certificate of incorporation so provides. Neither the PCI Charter nor the Nextel Charter provides for cumulative voting. See "-- Voting Rights."

     Nextel has entered into agreements with certain stockholders that permit such stockholders to designate nominees to be elected to the Nextel Board and certain employment agreements with its key executives that

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


contemplate the election of such executives to the Nextel Board. Pursuant to the Stock Purchase Agreement (the "Matsushita Stock Purchase Agreement"), dated as of December 9, 1991, by and between Nextel and Matsushita, Nextel agreed that Matsushita would be entitled to designate one member of the Nextel Board if at the time of such appointment Matsushita or its affiliates own more than 1,500,000 shares of Nextel Common Stock. Each of the Matsushita Stock Purchase Agreement and the Stock Purchase Agreement (the "NTT Stock Purchase Agreement") dated as of January 20, 1994 between Nextel and NTT, respectively, provides that Nextel will, among other things (i) include the person(s) designated to become a Nextel Board member under the terms of such agreement (the "Designees") to the slate of nominees proposed to Nextel's stockholders for election to the Nextel Board, and recommend to the stockholders the Designees' election to the Nextel Board and (ii) during any period prior to such election, increase the size of the Nextel Board to create a vacancy for such Designees and promptly appoint such Designees to the Nextel Board. Pursuant to the Agreement and Plan of Contribution, dated August 4, 1994, as amended, relating to the Motorola Transaction (the "Motorola Agreement"), Motorola is entitled to designate two directors, although currently Motorola has only designated one such director. The terms of the Motorola Agreement contemplate that Motorola may grant to certain transferees acquiring shares of Nextel Common Stock from it the right to designate not more than one additional nominee to the Nextel Board pursuant to each such agreement. Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor is currently entitled to nominate three designees for appointment to the Nextel Board in order to bring its total representation on the Nextel Board to not less than 25%. In addition, pursuant to certain terms of the agreement between Nextel and an affiliate of Craig O. McCaw relating to the New Option, one direct transferee designated by the Purchaser of the New Option will be entitled to designate one nominee for election to the Nextel Board subject to certain conditions. See "Summary -- A. The Parties to the
Merger -- Nextel -- Recent Developments -- McCaw Investor Option Exercise." In the event that dividends on the Series D Preferred Stock are not paid for four consecutive quarters or six quarters (whether or not consecutive) or upon certain other events (including failure to pay the mandatory redemption price when due), then the number of directors constituting the Nextel Board will be adjusted to permit the holders of the majority of the then outstanding shares of Series D Preferred Stock, voting separately as a class, to elect two directors. Finally, the employment agreements between Nextel and each of Messrs. O'Brien and McAuley contemplate that they will serve as members of the Nextel Board, but in the case of Mr. McAuley, his agreement was effectively amended to reflect his resignation as a director of Nextel in January 1997.


     Pursuant to the Contribution Agreement dated as of September 5, 1995, by and among PCI, AMI and the AMI Parties (the "AMI Agreement"), PCI agreed that AMI would be entitled to designate three of the management nominees for election to the PCI Board. The PCI By-laws grant AMI such right, provided that AMI's right to designate such nominees shall (i) be reduced from three to two at such time as PCI holds less than twenty percent of the shares of PCI Common Stock outstanding on the date on which AMI first became a holder of record of shares of PCI Common Stock (the "Initial Acquisition Date"), (ii) be reduced from two to one at such time as AMI holds less than ten percent of PCI Common Stock outstanding on the Initial Acquisition Date, (iii) at any time after the second anniversary of the Initial Acquisition Date, be reduced to one if at such time AMI holds less than fifteen percent of the then outstanding shares of PCI Common Stock and (iv) terminate at such time as AMI holds less than three percent of the shares of PCI Common Stock outstanding on the Initial Acquisition Date.

     The DGCL permits, but does not require, the adoption of a "classified" board of directors with staggered terms under which part of the board of directors is elected each year for a maximum term of three years. In general, under the DGCL, any or all of the directors of a corporation may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, except that the DGCL authorizes removal of a member of a classified board by the stockholders only for cause.

     Neither the PCI Charter nor the PCI By-laws provides for such a "classified" board. The Nextel Charter divides the members of the Nextel Board into three classes, as nearly equal in number as possible. Each class of directors is elected for a staggered three-year term to the Nextel Board. The McCaw Investor has the right, as holder of all outstanding shares of Class A Preferred Stock, to elect not less than 25% of the total number of

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

members of the Nextel Board (or three directors, if greater), and thereafter to vote to remove, replace or re-elect any such director.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

     The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote; neither the Nextel Charter nor the PCI Charter contains such a provision.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or by-laws. Under the PCI By-laws, special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the PCI Charter, may be called at any time by the Chief Executive Officer or by order of the PCI Board and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary at the request in writing of a majority of the PCI Board. Such request shall state the purpose of the proposed special meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Under the Nextel By-laws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Nextel Charter, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Nextel Board or at the request in writing of stockholders owning a majority of the capital stock of Nextel issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation. The PCI By-laws prohibit stockholders from acting by written consent and any actions of the PCI stockholders must be taken at an annual or special meeting of such stockholders duly called by or under the authority of the Chief Executive Officer or the PCI Board; provided, however, that if at any time PCI has ten or less stockholders, any action required to be, or which may be, taken at any annual or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action. The Nextel Charter provides that, subject to certain rights granted to any class or series of stock having a preference over shares of Nextel Common Stock (the shares of Nextel Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock have the right, as to matters upon which they are entitled to vote separately as a class, to take such action by written consent in lieu of a meeting) and Nextel Non-Voting Common Stock, any action required or permitted to be taken by Nextel stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote.

     The PCI Charter requires the affirmative vote of 80% of the total number of votes of the then outstanding shares of voting stock of PCI, voting together as a single class, to amend or repeal, or to adopt any provisions inconsistent with certain provisions of the PCI Charter (including those provisions relating to responses by the PCI Board to tender offers and merger proposals, limitation of director liability and amendment to the PCI Charter). The Nextel Charter does not contain provisions requiring a vote greater than that specified in the DGCL to amend the Nextel Charter.

AMENDMENT OF BY-LAWS

     Under the DGCL, the power to adopt, amend or repeal a corporation's by-laws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The Nextel Charter authorizes the Nextel Board to make, alter, amend or repeal the Nextel By-laws without any action on the part of the stockholders. The PCI Charter requires the affirmative vote of 80% of the total number of votes of the then outstanding shares entitled to vote at any regular or special meeting of stockholders or action by the PCI Board for the adoption, amendment or repeal of the PCI By-laws. The provision of the PCI By-laws regarding AMI's right to designate nominees to the PCI Board may only be amended by the affirmative vote of two-thirds or more of the whole PCI Board or otherwise in accordance with the PCI Charter.

CERTAIN LIMITATIONS RELATED TO THE MCCAW TRANSACTION

     With respect to certain provisions of the Nextel Charter and the Nextel By-laws amended upon consummation of the McCaw Transaction, any future actions proposed to be taken in the nature of modifications to or affecting such provisions may require the consent, approval or vote of the McCaw Investor and/or its affiliates, in addition to any other required Nextel stockholder or Nextel Board action.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Both the Nextel Charter and the PCI Charter provide that, to the full extent provided by law, a director will not be personally liable for monetary damages to such corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of such corporation.

     Under the DGCL, directors and officers as well as other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The PCI Charter, the Nextel Charter and the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of PCI and Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Section 5 of Article Thirteenth of the PCI Charter provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by PCI in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person who is a party to such action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of PCI, or was serving at the request of PCI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to repay such amount if it shall ultimately be determined he or she is not entitled to be indemnified by PCI as authorized in the PCI Charter.

DISSENTERS' RIGHTS

     Under the DGCL, a stockholder of a corporation participating in certain merger and similar transactions may, under certain circumstances, receive cash in the amount of the fair value of such holder's shares (as determined by a court) in lieu of the consideration such holder would otherwise receive in the merger or similar transaction. Unless a corporation's certificate of incorporation provides otherwise, the DGCL does not require that such dissenters' rights of appraisal be afforded with respect to a merger or consolidation (i) to stockholders of a corporation, the shares of which are either listed on a national securities exchange or the Nasdaq NM or widely held (by more than 2,000 stockholders), if the stockholders of such corporation receive only shares of the surviving corporation or of a listed or widely held corporation (plus cash in lieu of any fractional shares), or (ii) to stockholders of a corporation surviving a merger, if no vote of such stockholders is required to approve the merger because, pursuant to Section 251(f) of the DGCL, the agreement of merger does not amend the certificate of incorporation of the surviving corporation, each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be identical to outstanding or treasury shares of the surviving corporation after the effective date of the merger and the number of shares of common stock into which securities to be issued in the merger can be converted does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger. The Nextel Charter and the PCI Charter do not provide for appraisal rights and thus holders of shares of Nextel Common Stock and PCI Common Stock, respectively (in light of the fact that such shares are traded on the Nasdaq NM), may not be entitled to appraisal rights in certain circumstances.

PAYMENT OF DIVIDENDS

     The DGCL permits the payment of dividends and the redemption of shares out of paid-in, earned or other surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and dividends may also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year, even if the corporation surplus accounts show a deficit.

     Holders of PCI Common Stock are entitled to receive dividends out of funds legally available therefor, as may be declared and made payable by the PCI Board. PCI has not paid any dividends on PCI Common Stock in the past and has no plan to pay any dividends on such stock for the foreseeable future.

     Shares of Nextel Preferred Stock are entitled to the dividend rights and preferences summarized above under the heading "-- Terms of Nextel Preferred Stock." In addition (but subject to such preferred stock dividend rights and preferences), the Nextel Charter provides that the Nextel Board may declare and pay dividends on shares of Nextel Common Stock and Nextel Non-Voting Common Stock (collectively, the "Nextel Capital Stock"), payable in cash, or otherwise, only after payment in full of, or the setting apart for payment in full of, dividends declared upon shares of Nextel Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, for all present and past dividend periods, and after compliance with the provisions for any sinking or purchase fund or funds for any shares of any series of Nextel Preferred Stock. The holders of shares of Nextel Preferred Stock will not be entitled to share in such dividends paid to holders of shares of Nextel Capital Stock, subject to the provisions of the resolution or resolutions creating any series of Nextel Preferred Stock. If dividends are declared on the shares of Nextel Capital Stock which are payable in shares of Nextel Capital Stock, dividends will be declared which are payable at the same rate on shares of both classes of Nextel Capital Stock. However, such dividends payable in shares of Nextel Common Stock will be payable only to holders of shares of Nextel Common Stock and such dividends payable in shares of Nextel Non-Voting Common Stock will be payable only to holders of shares of Nextel Non-Voting Common Stock.

DISTRIBUTIONS UPON LIQUIDATION

     The Nextel Charter provides that in the event of any liquidation, dissolution or winding up of Nextel or upon the distribution of the assets of Nextel, all assets and funds of Nextel remaining (after the payment to the holders of shares of Nextel Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the Nextel Charter and/or the resolution or resolutions creating any series thereof) shall be divided and distributed among the holders of shares of Nextel Capital Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

     The PCI Charter provides that, to the extent provided in the resolution or resolutions adopted by the PCI Board providing for the issue of any series of PCI Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of PCI, before any payment or distribution of the assets of PCI shall be made to or set apart for the holders of any class of capital stock ranking junior to the PCI Preferred Stock, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions providing for the issue of the respective series of PCI Preferred Stock.

COMPROMISE AND REORGANIZATION

     The DGCL permits a corporation to provide in its certificate of incorporation that whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of creditors and/or stockholders or any class of stockholders, a Delaware court of equitable jurisdiction may, upon appropriate application, order a meeting of such creditors or class of creditors and/or stockholders or class of stockholders. If a majority in number representing three-fourths in value of such creditors or class of creditors, and/or of such stockholders or class or stockholders, agrees to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which application was made, be binding on all such creditors or class of creditors, and/or all such stockholders or class of stockholders and the corporation. Neither the PCI Charter nor the Nextel Charter contains such a provision.

                             STOCKHOLDER PROPOSALS


     If the Merger is not consummated, proposals of stockholders intended to be presented at PCI's 1997 annual meeting of stockholders must have been received by PCI by June 2, 1997 for inclusion in PCI's proxy materials relating to such meeting. In the event the Merger is consummated, there will not be a 1997 annual meeting of stockholders of PCI.


                                 OTHER MATTERS

     The management of PCI knows of no other matters that may come before the Meeting. However, if matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

     The validity of the shares of Nextel Common Stock offered hereby will be passed upon for Nextel by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain tax matters in connection with the Merger have been passed upon for PCI by Gardere & Wynne, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of Nextel incorporated in this Proxy Statement/Prospectus by reference from Nextel's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedule of PCI as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein from PCI's Annual Report on Form 10-K for the year ended December 31, 1996, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT OF MERGER AND PLAN
                               OF REORGANIZATION
                                  DATED AS OF
                                DECEMBER 3, 1996
                                 BY AND BETWEEN
                          NEXTEL COMMUNICATIONS, INC.,
                            NEXTEL FINANCE COMPANY,
                                DCI MERGER INC.
                                      AND
                       PITTENCRIEFF COMMUNICATIONS, INC.

                              AMENDED AND RESTATED
                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I. -- CONVERSION OF PCI STOCK INTO NEXTEL COMMON STOCK;
TREATMENT OF OPTIONS AND WARRANTS......................................................    A-9
 1.1     Exchange Ratio and Conversion of Shares.......................................    A-9
 1.2     Value Cap Adjusted for Channels Not Delivered.................................   A-10
 1.3     Value Cap Adjusted for Negative Cash Flow.....................................   A-11
 1.4     Value Cap Adjusted for Negative Working Capital...............................   A-11
 1.5     Value Cap Adjusted for Option/Warrant Exercise................................   A-12
 1.6     Value Cap Adjusted for Severance Amounts......................................   A-12
 1.6A    Settlement with Castle Tower..................................................   A-12
 1.7     Value Cap Adjusted if Closing Occurs After 1997...............................   A-12
 1.8     Asset Value and Dilution Adjustments to Exchange Ratio........................   A-12
 1.9     Value Cap Adjustment..........................................................   A-13
 1.10    Additional Consideration in Lieu of Termination...............................   A-13
 1.11    Nextel Closing Price..........................................................   A-13
 1.12    Other Adjustments.............................................................   A-13
 1.13    Terms of the Merger...........................................................   A-13
 1.14    Effective Time; Effects of the Merger.........................................   A-14
 1.15    Certificate of Incorporation and Bylaws.......................................   A-14
 1.16    Directors and Officers........................................................   A-14
 1.17    Exchange Agent................................................................   A-14
 1.18    Surrender of Certificates and Delivery of Merger Consideration................   A-14
 1.19    No Fractional Shares..........................................................   A-15
 1.20    Rights of Holders of Certificates.............................................   A-15
 1.21    Assumption of Stock Options...................................................   A-16
 1.22    Warrants......................................................................   A-17
ARTICLE II. -- REPRESENTATIONS AND WARRANTIES OF PCI...................................   A-17
 2.1     Corporate Organization........................................................   A-17
 2.2     Subsidiaries and Other Entities...............................................   A-18
 2.3     Corporate Authorization.......................................................   A-18
 2.4     Capital Stock.................................................................   A-18
 2.5     Options.......................................................................   A-19
 2.6     Compliance with Laws..........................................................   A-19
 2.7     No Conflict...................................................................   A-20
 2.8     Litigation....................................................................   A-20
 2.9     Insurance.....................................................................   A-20
 2.10    Intellectual Property.........................................................   A-21
 2.11    Assets........................................................................   A-21
 2.12    Financial Statements..........................................................   A-21
 2.13    Liabilities...................................................................   A-21
 2.14    Transactions Not in the Ordinary Course.......................................   A-22
 2.15    Capital Projects..............................................................   A-22
 2.16    Taxes.........................................................................   A-22
 2.17    Bank Accounts; Employees......................................................   A-22
 2.18    Real Estate...................................................................   A-23
 2.19    Title to Properties...........................................................   A-23
 2.20    Contracts.....................................................................   A-23
 2.21    Compliance with Securities Laws...............................................   A-24

                                                                                          PAGE
                                                                                          ----
 2.22    Brokers.......................................................................   A-24
 2.23    Special Liabilities; Warranties...............................................   A-24
 2.24    Employee Benefit Matters......................................................   A-24
 2.25    Materially Correct............................................................   A-26
 2.26    Information...................................................................   A-26
 2.27    Regulatory Matters............................................................   A-26
 2.28    Schedule Disclosure...........................................................   A-29
 2.29    Information in Registration Statement.........................................   A-29
 2.30    Castle Tower Agreements.......................................................   A-29
ARTICLE III. -- REPRESENTATIONS AND WARRANTIES OF NEXTEL AND
MERGER SUB.............................................................................   A-29
 3.1     Corporate Organization; Authorization.........................................   A-29
 3.2     Capital Stock.................................................................   A-30
 3.3     Common Stock; Registration....................................................   A-30
 3.4     No Conflict...................................................................   A-30
 3.5     Information...................................................................   A-30
 3.6     Information in Registration Statement.........................................   A-30
ARTICLE IV. -- COVENANTS OF PCI........................................................   A-31
 4.1     Conduct of Business...........................................................   A-31
 4.2     Reasonable Efforts............................................................   A-31
 4.3     Inspection....................................................................   A-31
 4.4     SEC Registration..............................................................   A-32
 4.5     Antitrust Filing..............................................................   A-32
 4.6     Restraint on Solicitations....................................................   A-32
 4.7     Best Efforts..................................................................   A-33
 4.8     Stockholder Approval..........................................................   A-33
 4.9     Affiliates....................................................................   A-33
 4.10    Update Information............................................................   A-33
ARTICLE V. -- COVENANTS OF NEXTEL......................................................   A-33
 5.1     Antitrust Filing..............................................................   A-33
 5.2     Registration Statement........................................................   A-33
 5.3     Current Public Information....................................................   A-34
 5.4     Offer to Warrant Holders......................................................   A-34
 5.5     Directors and Officers Indemnification........................................   A-34
 5.6     Employee Matters..............................................................   A-34
ARTICLE VI. -- JOINT COVENANTS.........................................................   A-35
 6.1     Confidentiality...............................................................   A-35
 6.2     Standstill Agreement..........................................................   A-35
 6.3     Trading Prohibitions..........................................................   A-36
 6.4     Substitute of Subsidiary......................................................   A-36
 6.5     Support of Transactions.......................................................   A-36
 6.6     Cooperation Concerning Extended Implementation Channels.......................   A-36
 6.7     Auction Participation.........................................................   A-36
ARTICLE VII. -- CLOSING................................................................   A-37
 7.1     Filing........................................................................   A-37
 7.2     Closing.......................................................................   A-38
ARTICLE VIII. -- CONDITIONS TO OBLIGATIONS.............................................   A-38
 8.1     Conditions to Obligations of Nextel and PCI...................................   A-38
 8.2     Conditions to Obligations of Nextel...........................................   A-39
 8.3     Conditions to the Obligations of PCI..........................................   A-39

                                                                                          PAGE
                                                                                          ----
ARTICLE IX. -- TERMINATION/EFFECTIVENESS...............................................   A-40
 9.1     Termination...................................................................   A-40
 9.2     Effect........................................................................   A-41
ARTICLE X. -- MISCELLANEOUS............................................................   A-41
10.1     Waiver........................................................................   A-41
10.2     Notices.......................................................................   A-41
10.3     Assignment....................................................................   A-42
10.4     Rights of Third Parties.......................................................   A-42
10.5     Reliance......................................................................   A-42
10.6     Expenses......................................................................   A-42
10.7     Construction..................................................................   A-42
10.8     Captions; Counterparts........................................................   A-42
10.9     Entire Agreement..............................................................   A-42
10.10    Amendments....................................................................   A-43
10.11    Publicity.....................................................................   A-43

                                  DEFINITIONS

                                                                                        PAGE
                                                                                       -------
Actual PCI Common Equivalents.......................................................      A-10
Adjusted EBITDA Earnings............................................................      A-11
Adjusted Value Cap..................................................................      A-12
Affiliate...........................................................................      A-33
Agreement...........................................................................       A-9
AMI.................................................................................       A-9
Asset List..........................................................................      A-21
Awarded License.....................................................................      A-37
Basic Exchange Ratio................................................................       A-9
Basic Value Cap.....................................................................      A-10
By-Laws.............................................................................      A-14
Castle..............................................................................      A-29
Castle License Agreement............................................................      A-29
Castle Purchase Agreement...........................................................      A-29
CERCLA..............................................................................      A-19
Certificate of Incorporation........................................................      A-14
Certificate of Merger...............................................................      A-14
Certificates........................................................................      A-14
Channel.............................................................................      A-11
Closing.............................................................................      A-38
Code................................................................................       A-9
Communications Act..................................................................      A-28
Constituent Corporations............................................................      A-14
Contaminants........................................................................      A-19
Converted Nextel Shares.............................................................      A-16
Converted Per Share Price...........................................................      A-16
Current Payables....................................................................      A-21
DCI.................................................................................       A-9
Defined benefit plan................................................................      A-24
Defined contribution plan...........................................................      A-25
Delivered...........................................................................      A-11
Dilutive PCI Common Equivalents.....................................................      A-10
EA..................................................................................      A-36
EA Auction..........................................................................      A-36
Effective Time of the Merger........................................................      A-14
Employee Plan.......................................................................      A-25
ERISA...............................................................................      A-24
ESMR................................................................................      A-28
Excess parachute payments...........................................................      A-26
Exchange Agent......................................................................      A-14
Executive...........................................................................      A-35
Extended Implementation Channel.....................................................      A-10
FCC.................................................................................      A-26
FCC License.........................................................................      A-26
Fiduciaries.........................................................................      A-25
Final Order.........................................................................      A-38
First Agreement.....................................................................       A-9
FMR.................................................................................       A-9
GAAP................................................................................      A-11

                                                                                        PAGE
                                                                                       -------
GCL.................................................................................      A-14
Hazardous Substances................................................................      A-19
HSR Act.............................................................................      A-32
Immaterial..........................................................................      A-27
July 1 Derivatives..................................................................      A-10
July 1 Shares.......................................................................      A-10
June 30 Balance Sheet...............................................................      A-21
Market Adjustment...................................................................      A-10
Material............................................................................      A-30
Merger..............................................................................       A-9
Merger Consideration................................................................      A-15
Merger Subs.........................................................................       A-9
Morgan Stanley......................................................................      A-18
MSA.................................................................................      A-10
Multiemployer plan..................................................................      A-24
Multiple employer plan..............................................................      A-24
Nasdaq NM...........................................................................      A-13
Nextel..............................................................................       A-9
Nextel Closing Price................................................................      A-13
Nextel Common Stock.................................................................       A-9
Nextel Cure Period..................................................................      A-40
Nextel Plan.........................................................................      A-17
Nextel Reports......................................................................      A-30
Nextel Sub..........................................................................       A-9
NFC.................................................................................       A-9
Non-core Market Channel.............................................................      A-10
Overlap EAs.........................................................................      A-36
PCI.................................................................................       A-9
PCI Common Stock....................................................................       A-9
PCI Cure Period.....................................................................      A-40
PCI Information.....................................................................      A-32
PCI Management Agreement............................................................      A-26
PCI Option Plans....................................................................      A-16
PCI Reports.........................................................................      A-26
PCI Share Base......................................................................      A-10
PCI Stock Options...................................................................      A-16
PCI/PCI Subs........................................................................      A-22
Permitted Liabilities...............................................................      A-22
Permitted Liens.....................................................................      A-23
Pollutants..........................................................................      A-19
Potentially responsible party.......................................................      A-19
Qualifying Extended Implementation Channel..........................................      A-10
Registration Statement..............................................................      A-32
SEC.................................................................................      A-26
Securities Act......................................................................      A-17
Shortfall Market....................................................................      A-10
SMR.................................................................................      A-11
SMR License.........................................................................      A-27
SMR System..........................................................................      A-27
SMR Units...........................................................................      A-27
STA.................................................................................      A-27

                                                                                        PAGE
                                                                                       -------
States..............................................................................      A-21
Subsidiaries........................................................................      A-17
Surviving Corporation...............................................................      A-14
Takeover Proposal...................................................................      A-33
Terminating Nextel Breach...........................................................      A-40
Terminating PCI Breach..............................................................      A-40
Third-Party Management Agreement....................................................      A-27
To the knowledge of PCI.............................................................      A-42
To the knowledge of the Subsidiaries................................................      A-42
Transaction Costs...................................................................      A-11
Unfavorable FCC Response............................................................      A-10
Value Floor.........................................................................      A-13
Voting stock........................................................................      A-30
Warrants............................................................................      A-17
Welfare Benefit Fund................................................................      A-25

                                    ANNEXES

Annex A     --  Form of Letter Concerning Compliance with Rule 145
Annex B     --  Blue Sky
Annex C-1   --  Form of Opinion of Gardere & Wynne, L.L.P.
Annex C-2   --  Form of Opinion of Gardner, Carton & Douglas
Annex D     --  Form of Nextel Warrant
Annex E     --  Form of Opinion of Jones, Day, Reavis & Pogue
Annex F     --  Letter Agreement between Nextel Communications, Inc. and Castle Tower
                Corporation

                    AMENDED AND RESTATED AGREEMENT OF MERGER
                           AND PLAN OF REORGANIZATION

     Amended and Restated Agreement of Merger and Plan of Reorganization dated as of December 3, 1996 ("Agreement") by and among NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("Nextel"), NEXTEL FINANCE COMPANY, a Delaware corporation and a wholly owned subsidiary of Nextel formerly known as Dispatch Communications, Inc. ("NFC"), DCI MERGER INC., a Delaware corporation and a wholly owned subsidiary of NFC ("Merger Sub") and PITTENCRIEFF COMMUNICATIONS, INC., a Delaware corporation ("PCI").

                             PLAN OF REORGANIZATION

     Nextel, through NFC and Merger Sub, and PCI intend to enter into a tax-free plan of reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

     The plan of reorganization will consist of the merger of Merger Sub with and into PCI, with PCI being the surviving corporation. This merger ("Merger") will be consummated in accordance with the terms and conditions hereof and will be consummated at the "Effective Time of the Merger" as defined herein.

     Nextel has caused NFC to form Merger Sub solely for the purpose of consummating the Merger.

     Nextel, NFC, Merger Sub and PCI entered into an Agreement of Merger and Plan of Reorganization dated as of October 2, 1996 (the "First Agreement").

     Simultaneously with the execution of the First Agreement, PCI has delivered to Nextel (i) an executed letter agreement from Castle Tower Corporation, (ii) a waiver of preemptive rights from Advanced MobileComm, Inc. ("AMI") pursuant to that certain Contribution Agreement, dated as of September 5, 1995, as subsequently amended, among PCI, Pittencrieff Communications, Inc., a Texas corporation, AMI and each of the other sellers named therein, which waiver shall be effective at the Effective Time of the Merger, and (iii) a confirmation from AMI that the Voting Agreement and Proxy dated January 16, 1996 shall terminate in accordance with its terms pursuant to Section 4(ii) thereof effective at the Effective Time of the Merger.

     Simultaneously with the execution of the First Agreement, FMR Corp., a Massachusetts corporation ("FMR"), has agreed that, among other things, at the Effective Time of the Merger, FMR will exchange its warrants to purchase capital stock of PCI for a warrant to purchase Class A (Voting) Common Stock of Nextel, par value $.001 per share ("Nextel Common Stock"), in the form of Annex D.

     The parties to the First Agreement desire to amend certain provisions and restate the First Agreement and, accordingly, the parties have entered into this Agreement. All schedules to this Agreement set forth information as of October 2, 1996.

                                   AGREEMENT

     In order to consummate the plan of reorganization, and in consideration of the mutual agreements hereinafter contained, Nextel, NFC, Merger Sub and PCI agree as follows:

                                   ARTICLE I.

               CONVERSION OF PCI STOCK INTO NEXTEL COMMON STOCK;
                       TREATMENT OF OPTIONS AND WARRANTS

     1.1 Exchange Ratio and Conversion of Shares. At the Effective Time of the Merger (as defined herein), all the outstanding shares of common stock of PCI, par value $.01 per share ("PCI Common Stock") shall be converted into shares of Nextel Common Stock using an exchange ratio of 3.17:1.0, so that three and seventeen one hundredths shares of PCI Common Stock are converted into one share of Nextel Common Stock (the "Basic Exchange Ratio"), subject to the adjustments described in this Article I. As of July 1,

1996, (i) the total number of shares of PCI Common Stock outstanding ("July 1 Shares"), plus (ii) the total number of shares of PCI Common Stock issuable upon exercise of warrants or options, or upon exchange or conversion of convertible instruments (regardless of whether they were on July 1 or are at the Effective Time of the Merger "in the money") as set forth on Schedule 2.5(a) ("July 1 Derivatives"), and excluding (y) all treasury shares, and (z) all other shares, rights to acquire shares or other issuance commitments for shares of PCI Common Stock that are not July 1 Shares or July 1 Derivatives, was 27,840,219 (the "PCI Share Base"). The maximum value of Nextel Common Stock to be issued hereunder at the Effective Time of the Merger with respect to (a) the PCI Share Base (without adjustment for any instrument that may have expired without exercise, exchange or conversion into PCI Common Stock), and (b) any PCI Common Stock, or options, warrants, convertible or exchangeable instruments or other commitments to issue PCI Common Stock outstanding at the Effective Time of the Merger that are not July 1 Shares or July 1 Derivatives (such additional PCI Common Stock or issuance commitments, the "Dilutive PCI Common Equivalents"; and together with the PCI Share Base (without adjustment for any instrument that may have expired without exercise, exchange or conversion into PCI Common Stock), the "Actual PCI Common Equivalents") shall be $170,000,000 (the "Basic Value Cap"). The maximum number of shares of Nextel Common Stock to be issued hereunder at the Effective Time of the Merger shall be 8,782,403, subject to adjustment only in the event Nextel elects to deliver additional shares to avert a termination of this Agreement pursuant to Section 1.10, or for changes to the capitalization of Nextel pursuant to Section 1.12.

     1.2 Value Cap Adjusted for Channels Not Delivered. (a) If at the time of the Closing (as defined herein) the number of Channels Delivered by PCI is (i) less than 95% of the number of Channels set forth on Schedule 1.2 in any metropolitan statistical area ("MSA") identified on Schedule 1.2 (each such MSA, a "Shortfall Market"), or (ii) fewer than 3,000 Channels with regard to the market areas not listed on Schedule 1.2 (each such Channel, a "Non-core Market Channel"), then (A) for each Shortfall Market the Channel value set forth on
Schedule 1.2 for that Shortfall Market shall be multiplied by the difference between the number of Channels set forth on Schedule 1.2 for that Shortfall Market minus the number of Channels Delivered in that Shortfall Market and (B) except as provided in Section 1.2(b)(iii), for the Non-core Market Channels, the shortfall, if any, between 3,000 and the number of Non-core Market Channels Delivered shall be multiplied by $3,000 (the product of each calculation, a "Market Adjustment"). The sum of all such Market Adjustments shall be subtracted from the Basic Value Cap.

     (b) If the FCC (as defined herein) responds to PCI's filings for rejustification of its extended implementation authority by granting PCI less than twenty four (24) months from the date of such FCC response to construct any Channel that had extended implementation authority (an "Unfavorable FCC Response") then (i) each extended implementation channel identified on Schedule
2.27 ("Extended Implementation Channel") that received an Unfavorable FCC Response and is located within 25 miles of an MSA will be deemed constructed as required by clause 1.2(d)(iii) for purposes of determining whether such Extended Implementation Channels are Delivered, and if all other criteria set forth in
Section 1.2(d) for that Channel to be Delivered have been met, such Extended Implementation Channel (the "Qualifying Extended Implementation Channel") will be counted toward the Channel targets set forth on Schedule 1.2(a), provided, however, that the total number of Qualifying Extended Implementation Channels in any MSA shall not exceed the number of Extended Implementation Channels for such MSA identified on Schedule 1.2, (ii) an amount equal to the lesser of (A) $3,000,000, or (B) the product of $3,658 multiplied by the number of Extended Implementation Channels receiving an Unfavorable FCC Response, will be subtracted from the Basic Value Cap, and (iii) the target for Non-core Market Channels shall be reduced from 3,000 to 1,800 and the shortfall, if any, between 1,800 and the number of Non-core Market Channels Delivered shall be multiplied by $5,000 to determine the Market Adjustment, if any, for the Non-core Market Channels.

     (c) If the FCC responds to PCI's filings for rejustification of its extended implementation authority by granting PCI twenty-four (24) months or more from the date of such response to construct any Extended Implementation Channel, that Extended Implementation Channel will be deemed constructed as required by clause 1.2(d)(iii) for purposes of determining whether such Extended Implementation Channel is Delivered regardless of when the date of the Closing occurs, so long as any postponements of the date of the Closing are not caused by the action or inaction of PCI.

     (d) A "Channel" shall be "Delivered" by PCI if at the Effective Time of the
Merger: (i) the FCC license for such channel has been granted to PCI or a PCI Subsidiary by a Final Order (as defined herein); (ii) there is a Final Order approving a transfer of control of that license to Nextel; (iii) if unconstructed or deconstructed, there are at least 180 days remaining before the construction or reconstruction deadline applicable to that channel; (iv) in the case of a channel counted towards or applicable to an MSA market target, such channel is located within 25 miles of the core of the applicable MSA, except as otherwise provided on Schedule 1.2; (v) in the case of a channel counted towards or applicable to an MSA market target, there is no co-channel license located within 55 miles of the channel, except for co-channel licenses that are PCI, PCI Subsidiaries, or licenses controlled by Nextel, except as otherwise provided on
Schedule 1.2; (vi) the channel is either (x) a land mobile 800 MHz frequency, being one of the 430 frequencies allocated for specialized mobile radio ("SMR"), or (y) a frequency in an MSA identified on Schedule 1.2 and allocated for public safety, industrial land transportation or business where the radio service classification has been converted to commercial service classification (i.e., YX or GX radio service type) or (z) a frequency in a Non-core Market allocated for public safety, industrial land transportation or business; (vii) the channel is granted pursuant to a primary license; (viii) in the case of a channel counted towards or applicable to an MSA market target, such channel is a discrete frequency within the applicable market and not subject to any cross border frequency sharing or channel coordination or similar arrangement, taking into account all frequencies deemed Delivered pursuant to this Agreement in that market; (ix) the license for or including the channel is not subject to (A) any agreement to be sold to a third party, or (B) any option or right of first refusal in favor of any third party; (x) there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of the license;
(xi) no consideration is due to any person in connection with the channel; and
(xii) the channel is not subject to any finders' preference action (other than the pending appeal of a favorable FCC ruling) or otherwise included within any proceeding commenced or assessed by a third party (other than Nextel) or any regulatory agency, including, without limitation, the FCC, that could result in a take-back, termination, cancellation or nonrenewal of the relevant licenses.

     1.3 Value Cap Adjusted for Negative Cash Flow. If Adjusted EBITDA Earnings for the period from April 1, 1996 to the last day of the calendar quarter most recently ended before the Effective Time of the Merger is negative, that amount shall be annualized (i.e., adjusted) to equal the loss that PCI would have experienced in a 12-month period at that rate of loss, and that annualized amount shall be subtracted from the Basic Value Cap. In the event the Effective Time of the Merger is more than one year from the date of the First Agreement, so long as any postponements of the date of the Closing are not caused by the action or inaction of PCI, there shall be no value cap adjustment pursuant to this Section 1.3. "Adjusted EBITDA Earnings" means PCI's earnings from continuing operations as shown on the unaudited consolidated financial statements that are prepared by PCI in the ordinary course of business consistent with past practice, (a) before interest expense, taxes, depreciation, amortization, other income and expense, all determined in accordance with past practices, to the extent consistent with GAAP (as herein defined), and (b) without reduction for reasonable accounting, legal, printing and financial advisory fees, special employee incentive bonuses (as agreed to by Nextel from time to time) and expenses associated with the Agreement and the transactions contemplated hereby (the "Transaction Costs") so long as the Transaction Costs in the aggregate for the period through and including the Closing (regardless whether GAAP would reflect them in that period) do not exceed $1,500,000, all determined in accordance with past practices, to the extent consistent with GAAP.

     1.4 Value Cap Adjusted for Negative Working Capital. (a) Based on the unaudited consolidated balance sheet of PCI as of the month-end preceding the Effective Time of the Merger prepared by PCI in the ordinary course of business, consistent with past practices, if the working capital (herein defined) of PCI is negative, the negative amount of such working capital shall be subtracted from the Basic Value Cap. The terms used in this Section shall have the meaning given to those terms in current use in the accounting profession in the United States under Generally Accepted Accounting Principles ("GAAP"). For the purposes of this Section, with the exceptions herein listed, working capital shall mean the result obtained by subtracting current liabilities from current assets.

     (b) For purposes of calculating working capital pursuant to this Section,
(i) the long term portion of the long term debt of PCI shall be included in the current liabilities; (ii) all accounts and/or notes receivable from the five executive officers of PCI shall be excluded from the current assets; (iii) discounts on notes payable shall be excluded from the current liabilities (thus increasing current liabilities); (iv) both (A) the Transaction Costs that were paid on or before the period reflected on the balance sheet, and (B) the Transaction Costs that have not been paid on or before the period reflected on the balance sheet (regardless whether GAAP would reflect them as current liabilities as of that date) shall, up to an aggregate maximum for all amounts under this clause (iv) of $1,500,000, be excluded from the current liabilities;
(v) all severance costs that have been incurred or are estimated to be incurred as a result of the Merger and change of control effected thereby shall be included in the current liabilities of PCI under the provisions of this Section (regardless whether GAAP would reflect them as current liabilities as of that date); (vi) any cash advanced by Nextel pursuant to Section 6.6 and any expenditures of those funds shall be excluded from either current assets or current liabilities, as applicable; and (vii) any cash that was received upon the exercise of any July 1 Derivatives (as those instruments were in effect on July 1, 1996) prior to the Effective Time of the Merger will be excluded from current assets.

     1.5 Value Cap Adjusted for Option/Warrant Exercise. If at the Effective Time of the Merger, PCI (on a consolidated basis) does not have cash in an amount equal to the aggregate exercise price or other consideration due upon exercise, exchange or conversion under the terms of the July 1 Derivatives (as those instruments were in effect on July 1, 1996) exercised prior to the Effective Time of the Merger, or has issued any shares of PCI Common Stock in respect of any July 1 Derivatives in any cashless exercise transaction, the Basic Value Cap shall be reduced by the difference between the amount of cash that should have been received upon such exercise and the actual amount of cash received upon such exercise and held at the Effective Time of the Merger.

     1.6 Value Cap Adjusted for Severance Amounts. If the aggregate amount paid or to be paid or other value given to the five executives identified in Section 5.6(b) as described therein whether pursuant to existing commitments or otherwise, excluding (i) bonuses earned in 1996 or debt forgiven in 1996 up to an aggregate of $222,871, and (ii) bonuses earned in 1997 up to 35% of the salary of each such executive as in effect on the date of the First Agreement, prorated through the date of the Closing, exceeds $1,260,000, then the amount of such excess shall be subtracted from the Basic Value Cap.

     1.6A Settlement with Castle Tower. Prior to Closing, PCI shall enter into a settlement and release agreement with Castle (as defined below) pursuant to which Castle shall settle and release all claims arising under the Castle Purchase Agreement (as defined below).

     1.7 Value Cap Adjusted if Closing Occurs After 1997. For purposes of the exchange ratio adjustments, if any, to be made pursuant to Sections 1.8 and 1.9, if the date of the Closing occurs after December 31, 1997, then, so long as any postponements of the date of the Closing are not caused by the action or inaction of PCI, any adjustments made to the Basic Value Cap pursuant to Sections 1.2, 1.4, 1.5 and 1.6 shall be reduced to equal one half of the adjustments otherwise calculated pursuant to those Sections.

     1.8 Asset Value and Dilution Adjustments to Exchange Ratio. If there are any reductions to the Basic Value Cap under Section 1.2, 1.3, 1.4, 1.5, 1.6 or
1.7 or if there are any Dilutive PCI Common Equivalents at the Effective Time of the Merger then, in lieu of the Basic Exchange Ratio set forth in Section 1.1, the exchange ratio shall equal:

          (i) 3.17; multiplied by

          (ii) the quotient of (A) the Basic Value Cap of $170,000,000, divided by (B) the Basic Value Cap minus the sum of any reductions pursuant to Sections 1.2, 1.3, 1.4, 1.5 and 1.6, or, if Section 1.7 is applicable, one-half of such sum (the "Adjusted Value Cap"); multiplied by

          (iii) the quotient of (Y) the Actual PCI Common Equivalents, divided by (Z) the PCI Share Base.

     1.9 Value Cap Adjustment.  If, at the Effective Time of the Merger:

          (a) (i) the PCI Share Base, or, if higher, (ii) the Actual PCI Common Equivalents; divided by

          (b) (i) the Basic Exchange Ratio of 3.17 or, if Section 1.8 applies,
     (ii) the exchange ratio calculated under Section 1.8; multiplied by

          (c) the Nextel Closing Price,

is greater than the lower of (y) the Basic Value Cap, or (z) the Adjusted Value Cap, then the exchange ratio shall be further adjusted to equal:

          (A) (i) the PCI Share Base, or, if higher, (ii) the Actual PCI Common Equivalents; multiplied by

          (B) the Nextel Closing Price; divided by

          (C) (i) the Basic Value Cap, or, if lower, (ii) the Adjusted Value
     Cap.

     1.10 Additional Consideration in Lieu of Termination. (a) If the Board of Directors of PCI has elected (as contemplated by Section 9.1(d)(iv)) to terminate this Agreement because the Nextel Closing Price on the day before the scheduled date of the Closing is less than $14.00, Nextel may elect to deliver shares of Nextel Common Stock with an aggregate value, based on the Nextel Closing Price on the day of the Closing equal to the product of (i) $14, multiplied by (ii) the total number of shares of Nextel Common Stock that would be issued or issuable with respect to Actual PCI Common Equivalents as otherwise determined under this Article I (the "Value Floor").

     (b) If Nextel makes the election contemplated by Section 1.10(a), then: (i) the termination election made by the PCI Board of Directors under Section 9.1(d)(iv) shall be automatically rescinded and cancelled; (ii) the Merger shall proceed pursuant to this Agreement; and (iii) in lieu of the exchange ratio set forth in Section 1.1 or calculated and adjusted under Section 1.8 or 1.9, the Actual PCI Common Equivalents shall be converted into shares of Nextel Common Stock in the ratio that (i) Actual PCI Common Equivalents, bears to (ii) the quotient of the Value Floor divided by the Nextel Closing Price on the date of the Closing.

     1.11 Nextel Closing Price. As used in this Agreement, the "Nextel Closing Price" shall be the arithmetic average of the closing sales price for Nextel Common Stock on the Nasdaq National Market (the "Nasdaq NM") for the 20 trading days immediately preceding the date on which the Nextel Closing Price is to be determined.

     1.12 Other Adjustments. Nextel and PCI agree that in the event of any change in the terms of the authorized capital stock of Nextel (other than a change solely in the number of shares), or the declaration or payment of any share dividend or share distribution by Nextel to its stockholders, or any distribution of cash, property or securities by Nextel to its stockholders (other than regular quarterly cash dividends payable out of earnings), or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of Nextel, then appropriate adjustments shall be made to the number of shares of Nextel Common Stock issuable in the Merger, as set forth in Section 1.1, to place each of Nextel, NFC, and Merger Sub, PCI and the holders of PCI Common Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment. Further, Nextel and PCI agree that in the event of any change in the terms of the authorized capital stock of PCI, or any distribution of securities by PCI to its stockholders, or any split, reclassification, recapitalization, subdivision or exchange in respect of the outstanding stock of PCI, appropriate adjustments shall be made to place each of Nextel, Merger Sub, PCI and the holders of PCI Common Stock in the same posture as if the Effective Time of the Merger had occurred immediately prior to the occurrence of the event giving rise to such adjustment. No adjustment shall be made pursuant to the preceding sentence for redemptions, repurchases or other cancellation or retirement of outstanding shares of PCI Common Stock or rights to acquire shares of PCI Common Stock.

     1.13 Terms of the Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware ("GCL"), as soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII,

Merger Sub and PCI shall cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the GCL. The Certificate of Merger shall provide that Merger Sub shall be merged with and into PCI (the "Merger"). Following the Merger, PCI shall continue as the surviving corporation (the "Surviving Corporation").

     1.14 Effective Time; Effects of the Merger. The Merger shall become effective when both (a) this Agreement shall be adopted and approved by the stockholders of PCI in accordance with the applicable provisions of the GCL and
(b) the Certificate of Merger, executed in accordance with the relevant provisions of the GCL, is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time of the Merger"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: the separate existence of Merger Sub shall cease; the Surviving Corporation shall possess all assets and property of every description, and all interests therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of Merger Sub and PCI (the "Constituent Corporations"); all obligations belonging to or due each of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for all of the obligations of each of the Constituent Corporations; and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     1.15 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub as in effect immediately preceding the Effective Time of the Merger shall constitute the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation") within the meaning of the GCL Section 104. The By-Laws of Merger Sub as in effect immediately preceding the Effective Time of the Merger shall constitute the By-Laws of the Surviving Corporation (the "By-Laws") until amended in accordance with applicable law and the Certificate of Incorporation.

     1.16 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation at the Effective Time of the Merger and shall hold office from the Effective Time of the Merger until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     1.17 Exchange Agent. Prior to the Effective Time of the Merger, Nextel shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Prior to the Effective Time of the Merger, Nextel shall contribute to NFC the shares of Nextel Common Stock necessary to make payment for each share of the capital stock of PCI being converted by reason of the Merger. Immediately thereafter, NFC shall contribute such shares of Nextel Common Stock to Merger Sub and Merger Sub will immediately prior to or at the Effective Time of the Merger deliver to the Exchange Agent such shares of Nextel Common Stock.

     1.18 Surrender of Certificates and Delivery of Merger Consideration.

     (a) Promptly after the Effective Time of the Merger, Nextel shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of PCI Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in form approved by Nextel and the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Nextel Common Stock and cash for fractional shares. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a letter of transmittal duly executed (in the approved form), and such other documents as the Surviving Corporation or the Exchange Agent may reasonably request, a holder of a Certificate shall be entitled to receive in exchange therefor a portion of

Nextel Common Stock as set forth in Section 1.1, as adjusted pursuant to this
Article I (the "Merger Consideration").

     (b) The stock transfer books of PCI shall be closed at the Effective Time of the Merger and no transfer of capital stock of PCI outstanding prior to the Effective Time of the Merger shall be registered on the stock transfer books of the Surviving Corporation. If Nextel Common Stock is to be issued to a person other than the person in whose name the Certificates are registered, it shall be a condition of issuance that the Certificates surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay all transfer and other taxes required by reason of the receipt by a person other than the registered holder of the Certificates surrendered, or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable.

     (c) At any time following ninety days after the Effective Time of the Merger, Nextel shall be entitled to require the Exchange Agent to deliver to Nextel any Nextel Common Stock which had been made available to the Exchange Agent by or on behalf of Nextel or the Surviving Corporation and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Nextel (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Nextel Common Stock payable upon due surrender of their Certificates. Notwithstanding the foregoing, Nextel shall not be liable to a holder of Certificates for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Nextel shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares.

     (d) If any Certificates shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Nextel, free and clear of all claims of interest of any person previously entitled thereto.

     (e) Certificates, if and when presented to the Exchange Agent or the Surviving Corporation after the Effective Time of the Merger, shall be cancelled and exchanged for the consideration provided for, and in accordance with, the procedures set forth in this Section.

     1.19 No Fractional Shares. Notwithstanding any other provision of this Agreement (but subject to the final sentence of this Section 1.19), no fractional share of Nextel Common Stock or certificates or scrip therefor shall be issued as a result of the conversion of issued and outstanding capital stock of PCI into Nextel Common Stock, but in lieu of each fractional interest there shall be made a payment in cash therefor, without interest, at a pro rata price based on the Nextel Closing Price. The Surviving Corporation shall provide (or shall cause one or more of its Affiliates to provide) the Exchange Agent with sufficient cash to make such payments, and, thereafter, the Surviving Corporation shall cause the Exchange Agent to make such payments to the holders of Certificates in cash, without interest, on the surrender of their Certificates. Wherever in this Agreement it is contemplated that, in connection with the Merger, cash payment shall be made in lieu of fractional share interests to persons otherwise entitled to receive such fractional share interests, Nextel may (in its sole and absolute discretion) deliver to such persons a number of whole shares, determined by rounding up to the nearest whole share, and thereupon shall be relieved of any obligation hereunder to make cash payments to such persons in lieu of any fractional share interests.

     1.20 Rights of Holders of Certificates.

     (a) At the Effective Time of the Merger, the holders of Certificates for shares of capital stock of PCI (other than certificates representing shares held in PCI's treasury, which shall be automatically cancelled pursuant to the Merger) shall cease to have any rights as stockholders of PCI, and their sole rights shall pertain to the shares of Nextel Common Stock into which their shares of PCI capital stock shall have been converted by the Merger. After the Effective Time of the Merger, each holder of outstanding Certificates for shares of capital stock of PCI shall be entitled upon surrender of the same duly transmitted to the Exchange Agent to receive in exchange therefor certificates representing the number of whole shares of Nextel Common

Stock into which such holder's shares of capital stock of PCI shall have been converted by the Merger, plus (if applicable) cash in lieu of fractional shares.

     (b) Pending surrender and exchange under this Agreement, a holder's Certificates for capital stock of PCI shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the number of whole shares of Nextel Common Stock into which such shares have been converted by the Merger and, subject to the last sentence of Section 1.19, the right to receive cash for any fractional interests resulting therefrom. Subject to Section 1.18(d), unless and until any outstanding Certificates for shares of PCI capital stock are surrendered, no dividend (stock or cash) payable to holders of record of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of any such Certificate, but upon such surrender of such Certificates there shall be paid to the record holder of the certificate for Nextel Common Stock issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time of the Merger with respect to the number of whole shares of Nextel Common Stock represented by the certificate issued upon such surrender and exchange.

     1.21 Assumption of Stock Options.

     (a) Schedules 2.5(a) and 2.5(b) set forth a list of each director and employee stock option outstanding on the date of the First Agreement, whether or not fully exercisable (collectively, the "PCI Stock Options"), to purchase PCI Common Stock heretofore granted or assumed by PCI pursuant to any stock option, stock purchase or similar plan adopted, assumed or maintained at any time by PCI, any of its controlled Affiliates or any of their respective predecessors in interest, including but not limited to the PCI 1993 Stock Option Plan, the PCI 1994 Non-Employee Director Stock Option Plan, the PCI 1996 Stock Option Plan, and the PCI 1996 Non-Employee Director Stock Option Plan, each as amended and in effect on the date of the First Agreement (collectively the "PCI Option Plans"). Schedules 2.5(a) and 2.5(b) also set forth with respect to each PCI Stock Option the option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option. All rights under the PCI Stock Options shall be treated as provided in this Section 1.21, and to the extent the terms of the PCI Option Plans and/or of any related agreements are inconsistent with the treatment to be accorded to the PCI Stock Options pursuant to this Section 1.21, then PCI shall cause the PCI Option Plans and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time of the Merger.

     (b) Each PCI Stock Option outstanding immediately prior to the Effective Time of the Merger shall be converted at the Effective Time of the Merger into an issued and outstanding option of Nextel in accordance with the terms of the PCI Option Plans, so that (i) from and after the Effective Time of the Merger, each such PCI Stock Option may be exercised only for shares of Nextel Common Stock notwithstanding any contrary provision of the PCI Option Plans or stock option agreements executed in connection therewith, (ii) each such PCI Stock Option shall at the Effective Time of the Merger become an option to purchase a number of shares of Nextel Common Stock equal to the quotient arrived at by dividing the number of shares of PCI Common Stock subject to such option immediately prior to the Effective Time, by the Basic Exchange Ratio, as adjusted pursuant to Article I ("Converted Nextel Shares"), and (iii) the exercise price per share of Nextel Common Stock at which each such PCI Stock Option is exercisable shall be the amount (rounded up to the next whole cent) arrived at by multiplying the exercise price per share of PCI Common Stock at which such PCI Stock Option is exercisable immediately prior to the Effective Time by the Basic Exchange Ratio, as adjusted pursuant to Article I (the "Converted Per Share Price"); provided, however, that, notwithstanding the foregoing, Nextel shall not issue or pay for any fractional share otherwise issuable upon any exercise by any holder of PCI Stock Options that are so converted, and provided further, however, that in the case of each PCI Stock Option which is an incentive stock option, the Basic Exchange Ratio shall be adjusted for such option, if necessary, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code. All PCI Stock Options converted into issued and outstanding options of Nextel pursuant to the preceding sentence, except those PCI Stock Options held by directors who are not also employees or consultants of PCI or any of its subsidiaries, shall be so converted into issued and outstanding options under Nextel's Amended and Restated Incentive Equity Plan, as amended May 13, 1996 (the "Nextel Plan").

     (c) The Board of Directors of PCI and/or of the Surviving Corporation, as appropriate, shall take such action as may be required under the PCI Option Plans and the Compensation Committee of the Board of Directors of Nextel shall take such action as may be required under the Nextel Plan to effectuate the foregoing. Prior to the Effective Time of the Merger, Nextel shall reserve for issuance the number of shares of Nextel Common Stock necessary to satisfy the obligations of Nextel under this Section 1.21, and within five (5) business days after the Effective Time of the Merger, Nextel shall register such shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Prior to the Effective Time of the Merger, PCI, and thereafter the Surviving Corporation, as may be appropriate, shall take such actions as are necessary to effect the provisions of this Section 1.21 and to preserve for the holders of PCI Stock Options the benefits to be provided pursuant to this Section 1.21. Notwithstanding anything in this Section 1.21(c), neither PCI nor Nextel shall have any liability for failing to take (or to cause to be taken) actions in respect of any stock option plan or related agreement that would violate (in any material respect) the terms thereof or would be prohibited by applicable law.

     1.22 Warrants. At the Effective Time of the Merger, PCI's outstanding warrants (the "Warrants") to purchase shares of PCI Common Stock shall be assumed by Nextel. Each Warrant shall thereafter evidence a warrant to purchase the number of shares of Nextel Common Stock into which the number of shares of PCI Common Stock issuable pursuant to such Warrant would have been converted in the Merger at an exercise price per share equal to the amount (rounded up to the next whole cent) arrived at by dividing the aggregate exercise price under such Warrant by the number of shares of Nextel Common Stock purchasable thereunder, unless exchanged at the Closing for warrants of Nextel pursuant to agreements with the warrant holders as described in the Recitals or as contemplated by
Section 5.4.

                                  ARTICLE II.

                     REPRESENTATIONS AND WARRANTIES OF PCI

     PCI represents and warrants to Nextel that:

     2.1 Corporate Organization.

     (a) PCI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Certificate of Incorporation of PCI, certified by the Secretary of the State of Delaware, and its By-Laws, certified by the Secretary of PCI, previously delivered by PCI to Nextel, are true, correct and complete.

     (b) The subsidiaries of PCI are listed on the Schedules with reference to this Section (collectively, the "Subsidiaries"). Each of the Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, as set forth on the Schedules with reference to this Section and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Certificate of Incorporation of each Subsidiary, certified by the Secretary of State of the state of its incorporation, and its By-Laws, certified by such Subsidiary's Secretary, previously delivered by PCI to Nextel, are true, correct and complete.

     (c) PCI and each Subsidiary are duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions identified on the Schedules with reference to this Section and such jurisdictions are the only ones in which their ownership of property or the character of their activities is such as to require them to be so licensed or qualified.

     2.2 Subsidiaries and Other Entities.

     (a) All the outstanding capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable. PCI owns all the issued and outstanding capital stock of each Subsidiary. Except as set forth on the Schedules with reference to this Section, PCI holds all the issued and outstanding capital stock of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. As of the Closing, PCI shall hold all the issued and outstanding capital stock of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

     (b) There are no warrants, options, subscriptions, other convertible instruments, and no commitments, obligations, or agreement (whether firm or conditional) pursuant to which PCI or any Subsidiary is or may be obligated to issue, transfer, deliver or sell shares of capital stock of any Subsidiary or other securities of any Subsidiary.

     (c) Except for the Subsidiaries, and except as set forth in the Schedules with reference to this Section, none of PCI or the Subsidiaries has any direct or indirect subsidiaries, nor do any of them own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

     2.3 Corporate Authorization.

     (a) The Board of Directors of PCI, by unanimous vote of all directors at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of PCI and (ii) resolved to submit this Agreement to and recommend approval of this Agreement by the stockholders of PCI.

     (b) PCI has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by PCI has been duly authorized by PCI, and, upon the execution and delivery hereof by, respectively, Nextel, NFC and Merger Sub, this Agreement will constitute the valid and legally binding obligations of PCI, enforceable against PCI in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities laws.

     (c) The Board of Directors of PCI received an opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), its financial advisor, at or before the Board meeting (prior to the approval vote) described in Section 2.3(a) above, to the effect that the consideration to be received by PCI's stockholders in the Merger is fair to the stockholders from a financial point of view. PCI has provided Nextel with a correct and complete copy of the engagement letter between Morgan Stanley and PCI.

     2.4 Capital Stock. The entire authorized capital stock of PCI consists solely of 50,000,000 shares of PCI Common Stock, of which 26,162,225 shares are issued and outstanding as of the date of the First Agreement, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. All of the outstanding shares of PCI Common Stock (and any shares issuable pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized and will be, when issued and the option price paid (if applicable), validly issued, fully paid and nonassessable. Except as set forth in the Schedules with reference to this Section, none of the capital stock or other securities of PCI is entitled or subject to preemptive rights or registration rights. Other than the requisite vote of PCI stockholders to consummate the Merger, the authorization or consent of no person is required in order to consummate the transactions contemplated herein by virtue of any such person having an equitable or beneficial interest in the PCI Common Stock. Except as set forth on the Schedules with reference to this Section, there are not now, and at the Effective Time of the Merger there will not be, any voting trusts or other agreements or understandings to which PCI is a party or is bound with respect to the voting of PCI Common Stock. To the knowledge of PCI, all outstanding shares of PCI Common Stock were offered, sold and issued in compliance with all applicable laws and regulations.

     2.5 Options. (a) PCI has set forth on the Schedules with reference to this Section all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which PCI was obligated as of July 1, 1996 to issue, transfer, deliver or sell shares of PCI Common Stock and the exercise or purchase price of each such warrant, option, subscription, convertible instrument or agreement. Except as set forth in the Schedules with reference to this Section, as of July 1, 1996, no options or warrants to purchase shares of PCI Common Stock have ever been granted, except for employee options that have been exercised or have terminated without exercise prior to July 1, 1996, pursuant to the terms of the respective PCI Option Plans. Except as set forth in the Schedules with reference to this Section, as of July 1, 1996, there were no commitments or obligations of PCI, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of PCI Common Stock or other securities of PCI.

     (b) PCI has set forth on the Schedules with reference to this Section all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which PCI was or is obligated as of July 1, 1996, as of the date hereof, and as of the Closing to issue, transfer, deliver or sell shares of PCI Common Stock, which are not set forth on Schedule 2.5(a). Additionally, set forth on such Schedule with reference to this Section are the exercise or purchase price of each warrant, option, subscription, convertible instrument or agreement set forth thereon.

     2.6 Compliance with Laws. Except for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which PCI is a party in connection with the transactions contemplated herein, or as set forth in the Schedules with reference to this Section, to the knowledge of PCI, (i) neither PCI nor any Subsidiary is currently in violation (nor is any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of their presently or formerly owned properties or to the conduct of their current or past businesses; (ii) none of the processes followed, results obtained, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), or by any managers with respect to SMR Licenses (as defined herein) held by any of PCI or its Subsidiaries (pursuant to Third Party Management Agreements (as defined herein) or otherwise) or by PCI or its Subsidiaries in the management or operation of SMR Licenses managed by any of them (pursuant to PCI Management Agreements or otherwise), violate any statute, law or regulation applicable thereto; (iii) none of (a) the businesses of PCI or any Subsidiary, (b) the processes, results, services or products performed, sold or otherwise made available by PCI or any Subsidiary, (c) the processes, results, services or products performed, sold or otherwise made available by any manager with respect to SMR Licenses held by PCI or any Subsidiary (pursuant to Third Party Management Agreements or otherwise) or (d) the processes, results, services or products performed, sold or otherwise made available by PCI or any Subsidiary in the management or operation of SMR Licenses managed by any of them (pursuant to PCI Management Agreements or otherwise) violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances; (iv) PCI, its Subsidiaries, each of the managers with respect to SMR Licenses held by PCI or a Subsidiary, and PCI and its Subsidiaries in their capacities as managers under PCI Management Agreements, has each timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations;
(v) neither PCI, its Subsidiaries nor any other person has stored, dumped or otherwise disposed of any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on, beneath or about any of the properties of PCI or its Subsidiaries; (vi) none of PCI, its Subsidiaries or any of their respective managers (with respect to SMR Licenses held by PCI or a Subsidiary) has received written notice that it is a "potentially responsible party" under any environmental law or of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, or to any of the processes followed, results obtained, services provided or products made, modified or installed (in the ordinary course of its or their businesses or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1970, as amended, nor are PCI and any Subsidiary aware of any such violation. PCI has listed in the Schedules with reference to this Section all environmental reports known to PCI or its Subsidiaries relating to any owned or leased real property of PCI or its Subsidiaries and has previously delivered to Nextel a true, correct and complete copy of each report so listed.

     2.7 No Conflict. Except as set forth in the Schedules with reference to this Section and subject to the adoption and approval of this Agreement by the stockholders of PCI, the execution and delivery of this Agreement by PCI and the consummation of the transactions contemplated hereby do not, and will not constitute an event which, after notice or lapse of time or both would (a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by: (i) the terms of, any applicable law, rule or regulation of any governmental body, except where any such violation, breach, acceleration, termination or creation, individually or in the aggregate, would not have a material adverse effect upon the business, financial condition, results of operation, liabilities or assets of PCI and the Subsidiaries, taken as a whole, and would not impair PCI's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which PCI is a party in connection with the transactions contemplated herein, (ii) the Certificate of Incorporation or By-Laws of PCI or any Subsidiary; (iii) any indenture, material agreement, or other material instrument to which PCI or any Subsidiary is a party or by which PCI or any Subsidiary may be bound; or (iv) any order, judgment or decree applicable to any of them, except where any such violation, breach, acceleration, termination, creation or order, individually or in the aggregate, would not have a material adverse effect upon the business, financial condition, results of operation, liabilities or assets of PCI and the Subsidiaries, taken as a whole, and would not impair PCI's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which PCI is a party in connection with the transactions contemplated herein, or (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of PCI or any Subsidiary under any agreement to which any of them is a party, except where any such violation, breach, acceleration, termination or creation, individually or in the aggregate, would not have a material adverse effect upon the business, financial condition, results of operation, liabilities or assets of PCI and the Subsidiaries, taken as a whole, and would not impair PCI's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which PCI is a party in connection with the transactions contemplated herein.

     2.8 Litigation. Except as set forth in the Schedules with reference to this Section, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of PCI and its Subsidiaries, threatened against or specifically affecting PCI or any Subsidiary or involving any of their properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body, except where the outcome of any such actions, suits, proceedings, claims or investigations, individually or in the aggregate, would not have a material adverse effect upon the business, financial condition, results of operation, liabilities or assets of PCI and the Subsidiaries, taken as a whole, and would not impair PCI's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which PCI is a party in connection with the transactions contemplated herein. Except as set forth in such Schedule, neither PCI nor any Subsidiary is subject to or is in default under, any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

     2.9 Insurance. Set forth in the Schedules with reference to this Section is a list of (a) all insurance policies held by PCI or any Subsidiary (indicating the insurer, type, amount and term of coverage, deductible, description of vehicles, latest property insurable values by location (100% replacement value), workers' compensation payroll (separately for clerical, sales and technical employees), and additional named insureds with respect to each such policy); and (b) to the knowledge of PCI, all claims pending under any of such insurance policies. Except as set forth in such Schedule, all of these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy.

     2.10 Intellectual Property. Except for the name of PCI and except as set forth in the Schedules with reference to this Section, to the knowledge of PCI, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing marks or names; copyrights or copyright registrations; or any licenses, other than software licenses acquired solely through the purchase of the underlying software, to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to PCI's or the Subsidiaries' business as now conducted or as presently proposed to be conducted. To the knowledge of PCI, except as set forth in the Schedules with reference to this Section, (i) neither of PCI nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties; (ii) PCI is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of PCI's or the Subsidiaries' business as now conducted or as presently proposed to be conducted; and (iii) neither PCI nor any Subsidiary has received any notices of any infringement or misappropriation from any third party.

     2.11 Assets. PCI has delivered to Nextel a Schedule (which makes reference to this Section) that lists all fixed capital assets owned by PCI (including, without limitation, all repeater and ancillary equipment necessary for the operation of the business of PCI, all assets located at each site, all office equipment and furniture owned by PCI and all other material tangible assets owned by PCI) (the "Asset List"). The assets on the Asset List include substantially all of the tangible assets presently used by PCI in the conduct of its business in Arizona, California, Colorado, New Mexico, North Dakota, Oklahoma, South Dakota and Texas (collectively, the "States").

     2.12 Financial Statements. PCI has previously delivered to Nextel the following financial statements (including any notes thereto), all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of PCI and its Subsidiaries, at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject in the case of the financial statements referenced in paragraph
(b) to the absence of notes and to normal year-end adjustments):

          (a) a Consolidated Balance Sheet at December 31, 1995, and a Consolidated Statement of Operations, Statement of Stockholders' Equity and Consolidated Statement of Cash Flows for the year ended December 31, 1995 which have been audited by and that are accompanied by the report of KPMG Peat Marwick LLP; and

          (b) a Consolidated Balance Sheet at June 30, 1996 and a Consolidated Statement of Operations, and a Consolidated Statement of Cash Flows for the six months ended June 30, 1996.

     2.13 Liabilities. PCI and its Subsidiaries do not have any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except:

          (i) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practices for which the stated due date has not passed ("Current Payables");

          (ii) those liabilities or obligations (for which the stated due date has not passed) relating to operating contracts or leases entered into in the ordinary course of business consistent with past practice;

          (iii) liabilities and obligations of the type shown on PCI's balance sheet at June 30, 1996 that was previously delivered to Nextel (the "June 30 Balance Sheet") and any increase in the amount of such liabilities after June 30, 1996 was either (1) consented to in writing by Nextel, or (2) incurred by PCI or any Subsidiary in the ordinary course of business after such date;

          (iv) the Transaction Costs which shall not exceed $1,500,000; and

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

          (v) other liabilities or obligations that do not exceed $10,000 individually and do not exceed $100,000 in the aggregate or that are set forth in the Schedules with reference to this Section specifically identified and agreed to by Nextel as Permitted Liabilities for purposes of this Agreement (and, to the extent reasonably ascertainable, have been identified by type, source and dollar amount) (the liabilities and obligations described in this clause and clauses (i) through (iv) above, collectively, the "Permitted Liabilities").

     2.14 Transactions Not in the Ordinary Course. Except as set forth on the Schedules with reference to this Section, since July 1, 1996 until the date of the First Agreement neither PCI nor any Subsidiary has (a) incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business the value of which did not exceed $10,000 individually and did not exceed $100,000 in the aggregate; (b) declared or made any payment or distribution to stockholders or other holders of equity or other similar ownership or participation interests, including stock splits, stock dividends and profit distributions, or purchased or redeemed any shares or other equity or other similar ownership or participation interests except as provided for in this Agreement; (c) mortgaged, pledged or subjected to lien, charge or any other encumbrance, any of its assets, tangible or intangible; (d) sold or transferred, or agreed to sell or transfer, or acquired or agreed to acquire any SMR Licenses; (e) sold or transferred any of its other assets, tangible or intangible, the value of which did not exceed $10,000 individually and did not exceed $100,000 in the aggregate except, in each case, in the ordinary course of business; (f) cancelled any debts or claims except in each case in the ordinary course of business; (g) increased the rate of compensation of any officer or of any employee receiving (giving effect to such increase) more than $50,000 per annum or paid or declared any bonus (excluding fixed-formula compensation incentive payments such as may be paid to certain sales employees from time to time), except as set forth in the Schedules with reference to this Section; (h) agreed to or amended or instituted any employment contract, bonus plan, stock option plan, profit sharing plan, pension plan, retirement plan or other similar arrangement or plan, except as set forth in the Schedules with reference to this Section.

     2.15 Capital Projects.  Set forth in the Schedules with reference to this
Section is a description of all capital projects currently committed for or authorized by PCI for (i) SMR Systems (as defined herein) and (ii) all other capital projects involving the expenditure of more than $50,000 in any single case or more than $200,000 in the aggregate.

     2.16 Taxes. Except as set forth in the Schedules with reference to this Section, the Subsidiaries have been included in a consolidated Federal income tax return filed by PCI. Except as set forth in the Schedules with reference to this Section, (i) PCI, on behalf of itself and its Subsidiaries (collectively, "PCI/PCI Subs"), has accurately prepared and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it; (ii) all taxes owed or withheld, or which may be claimed to be owed or required to be withheld, to or for the benefit of any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be timely paid in full or provided for in full; (iii) PCI/PCI Subs has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes; (iv) PCI/PCI Subs is not a party to any pending audit, inquiry, action or proceeding, nor has PCI/PCI Subs been notified of the inception of any such audit, inquiry, action or proceeding by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes; (v) no deficiency or assessment notices or reports or statements of tax due have been received by PCI/ PCI Subs in respect of any of its tax returns; and (vi) to the best of PCI's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have no material effect upon the tax treatment of any previously consummated transaction in which PCI acquired all or any part of the assets or capital stock of another entity.

     2.17 Bank Accounts; Employees. Set forth in the Schedules with reference to this Section is a complete list of (a) all banks in which PCI or any Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the current fixed annual rate of compensation

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

(plus total cash compensation broken down between fixed and bonus components for fiscal year 1995) as of the date of such list for each of the five (5) then highest paid employees of PCI and each Subsidiary for the current fiscal year and a summary of the basis on which each such person is compensated if such basis is other than exclusively a fixed salary rate; (c) the names of all persons holding powers of attorney from PCI and each Subsidiary and a summary statement of the terms thereof; and (d) the name of each person who is an "affiliate" of PCI for purposes of Rule 145 under the Securities Act.

     2.18 Real Estate. The Schedules with reference to this Section list all real estate, real estate options and leaseholds owned or held by PCI or any Subsidiary. Except for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's or the Subsidiaries' ability to perform, in any material respect, its or their obligations under this Agreement or any other document or instrument to which PCI or a Subsidiary is a party in connection with the transactions contemplated herein, or as set forth on the Schedules with reference to this Section, there are no title defects, issues of validity or enforceability, deficiencies in rights of possession or use or similar matters relating to or affecting any real estate owned or leased, or which is subject to an option to buy, sell or lease, of or by PCI or any Subsidiary.

     Except for Permitted Liens (as defined herein), for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's or the Subsidiaries' ability to perform, in any material respect, its or their obligations under this Agreement or any other document or instrument to which PCI or a Subsidiary is a party in connection with the transactions contemplated herein, or as set forth in the Schedules with reference to this Section, PCI or a Subsidiary, as the case may be, has good and marketable title in fee simple to all real estate owned by it and good leasehold interests in all of its leaseholds, none of which interests will be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of PCI and its Subsidiaries, enforceable against the lessor thereunder and PCI or its Subsidiary, as the case may be, enjoys quiet possession of all leaseholds.

     2.19 Title to Properties. Except for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's or the Subsidiaries' ability to perform, in any material respect, its or their obligations under this Agreement or any other document or instrument to which PCI or a Subsidiary is a party in connection with the transactions contemplated herein, or as set forth on the Schedules with reference to this Section, each of PCI and its Subsidiaries has good title to all of its personal properties and assets, tangible and intangible (including, without limitation, those on the Asset List). Except for liens or encumbrances set forth in the Schedules with reference to this Section (which identifies those that will be removed prior to the Closing), none of such properties or assets is subject to any lien or encumbrance other than (a) any liens securing Current Payables, (b) any liens or encumbrances connected with operating leases entered into in the ordinary course of business consistent with past practice, (c) such other encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business, financial condition, results of operations or operations of PCI and its Subsidiaries, taken as a whole, or (d) as otherwise disclosed to and approved by Nextel in writing (collectively, "Permitted Liens").

     2.20 Contracts. Except as set forth in the Schedules with reference to this Section, neither PCI nor any Subsidiary (nor any of their properties) is a party to or bound by any (a) agreement or other arrangement not made in the ordinary course of business, involving payments or receipts in excess of $25,000 individually or more than $100,000 in the aggregate; (b) employment or consulting contract; (c) contract with any labor union; (d) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement; (e) lease or management agreement relating to the use or operation of an SMR Channel; (f) other lease with respect to real or personal property, whether as lessor or lessee, involving lease payments in excess of $50,000 per annum or $200,000 in the aggregate; (g) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $50,000 per annum or $200,000 in the aggregate; (h) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, PCI or any Subsidiary; (i) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (j) any loan to officers, directors or employees of PCI or any Subsidiary (all of which loans will be repaid in full by the Closing); or (k) any agreement relating to any direct or indirect acquisition of SMR Licenses in the case of any of the foregoing, whether written or oral (and, in the case of oral commitments, with PCI providing an accurate written summary of all material terms to Nextel). Except for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's or the Subsidiaries' ability to perform, in any material respect, its or their obligations under this Agreement or any other document or instrument to which PCI or a Subsidiary is a party in connection with the transactions contemplated herein, or as set forth in such Schedule, to the knowledge of PCI, neither PCI nor any Subsidiary, nor any other party thereto, is in default under the terms of any commitments described in Subsections (a) through (k) of this Section.

     2.21 Compliance with Securities Laws. PCI has complied with all applicable Federal and state securities laws and regulations with regard to the registration, offer and sale of the PCI Common Stock registered under the shelf registration statement on Form S-4 (Registration No. 33-83810).

     2.22 Brokers. Except for fees paid to Morgan Stanley, neither PCI nor any Subsidiary has directly or indirectly dealt with anyone acting in the capacity of a finder or broker and none of them has incurred nor will they incur any obligation for any finder's or broker's fee or commission in connection with this Agreement or the Merger.

     2.23 Special Liabilities; Warranties. Except for matters that individually and in the aggregate will not have a material adverse effect on the business, financial condition, results of operations, liabilities, or assets of PCI and its Subsidiaries, taken as a whole, and that will not impair PCI's or its Subsidiaries' ability to perform, in any material respect, its or their obligations under this Agreement or any other document or instrument to which PCI or a Subsidiary is a party in connection with the transactions contemplated herein, or as set forth on the Schedules with reference to this Section, (i) neither PCI nor any Subsidiary has any liability under any contracts under which the consideration to be paid or received by PCI or a Subsidiary is determined in whole or in part based on profits or operating results, nor are there any contingent payments owing to any person in connection with the acquisition of any business, entity, frequency or channel by PCI or a Subsidiary; (ii) neither PCI nor any Subsidiary has extended any warranties to their respective customers, except those that each of them is authorized to extend on behalf of product manufacturers; (iii) neither PCI nor any Subsidiary is now subject to any outstanding, pending or, to the knowledge of PCI, threatened claims based on warranty coverage; and (iv) there are no pending or threatened claims by any manufacturer or vendor of equipment to disallow or invalidate manufacturers' warranty coverage.

     2.24 Employee Benefit Matters. Except as set forth on the Schedules with reference to any particular subsection of this Section, to the knowledge of PCI:

          (a) PCI does not have and never has had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any "multiple employer plan" described in Section 210(a) of ERISA or Section 413(c) of the Code. PCI does not maintain, contribute to, or have any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance of other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law). PCI does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated. PCI does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

          (b) PCI does not maintain, contribute to or have any liability under or with respect to any plan or arrangement providing benefits to current or former employees or directors, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated (any such plan or arrangement, an "Employee Plan"). For purposes of this Section 2.24, "PCI" includes all organizations that now are or that have been, within the past six years, under common control with PCI pursuant to Section 414(b) or (c) of the Code. PCI previously has delivered to Nextel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by Nextel.

          (c) All Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.

          (d) No Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

          (e) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan that could reasonably be expected to result in PCI or any Subsidiary becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.

          (f) There are no actions or claims pending or, to the knowledge of PCI or any Subsidiary, threatened, with respect to any Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any Employee Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of PCI and its Subsidiaries that has not been fully discharged.

          (g) All (i) insurance premiums required to be paid with respect to,
     (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid. With respect to any insurance policy providing funding for benefits under any Employee Plan, (x) there is no liability of PCI and its Subsidiaries, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of PCI and its Subsidiaries, no such proceedings with respect to any insurer are imminent.

          (h) Each Employee Plan that is a group health plan subject to Section 4980B of the Code (or which was subject to Section 162(k) of the Code) has been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA.

          (i) Each Employee Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payer requirements of Section 1862(b)(1) of such Act.

          (j) The execution, delivery and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from PCI or any Subsidiary to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of PCI or any Subsidiary.

          (k) Neither PCI nor any Subsidiary has agreed or committed to make any amendments to any of the Employee Plans not already embodied in the documents comprising any such Employee Plan, other than any amendments required by law.

          (l) All contributions, transfers, and payments by PCI or any Subsidiary in respect of any Employee Plan have been or are fully deductible under the Code.

          (m) PCI's financial statements at and for the six months ended June 30, 1996 contain and, at and for the period ending on the Closing, will contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance.

          (n) No Employee Plan provides benefits to any individual who is not a current or former employee of PCI or a Subsidiary, or the dependents or other beneficiaries of any such individual.

          (o) Except as set forth on Schedule 2.24(o), no "excess parachute payments" within the meaning of Section 280G of the Code will be made in connection with or as a result of the Merger (without regard to whether any such payment might be reasonable compensation for personal services performed or to be performed in the future).

     2.25 Materially Correct. Article II of this Agreement together with the Schedules referenced herein does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the disclosures contained therein in the light of the circumstances under which they are made, not misleading.

     2.26 Information. PCI has made available to Nextel each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission (the "SEC") since January 1, 1994, including, without limitation, (a) PCI's Annual Report on Form 10-K for the years ended December 31, 1994 and December 31, 1995, including all documents incorporated by reference therein, and (b) PCI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and any Report on Form 8-K filed since December 31, 1995 (collectively, the "PCI Reports"). The PCI Reports, taken as a whole and taken together with information previously furnished by PCI to Nextel, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 2.26, "material" means material to the business, financial condition, results of operations, liabilities or assets of PCI and its Subsidiaries taken as a whole. PCI has delivered to Nextel on or prior to the date of the First Agreement all private placement, confidential offering or similar memoranda and other offering or solicitation materials used at any time by PCI or anyone acting on its behalf in connection with any offer or sale of securities of PCI.

     2.27 Regulatory Matters.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:

          "FCC" shall mean the Federal Communications Commission or any successor thereto.

          "FCC LICENSE" shall mean any paging, mobile telephone, SMR or other license, permit, consent, certificate of compliance, franchise, approval or authorization of any type granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined herein), radio paging system or other radio communications system.

          "PCI MANAGEMENT AGREEMENT" shall mean any management or other agreement (other than a loading agreement) pursuant to which PCI or a Subsidiary agrees to manage or to perform other services (other than loading) with respect to SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses or the right to purchase such SMR Licenses or any loading agreement pursuant to which such Subsidiary is loading SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses or the right to purchase such SMR Licenses.

     A fact or circumstance shall be "Immaterial" for purposes of this Section if such fact or circumstance would not result in the cancellation, revocation, termination, adverse modification or any other material adverse effect on any 800 MHz FCC license; the cancellation, revocation, termination, adverse modification or any other material adverse effect on 5% or more of the frequencies in any category of service set forth on Schedule 2.27; or any other material adverse effect on any other right granted or enjoyed by PCI, with respect to the FCC frequencies.

          "SMR LICENSE" shall mean an FCC License authorizing the construction, ownership and operation of an SMR system in the 800 or 900 MHz band issued pursuant to 47 CFR Part 90 of the Rules and Regulations of the FCC.

          "SMR SYSTEM" shall mean an SMR system licensed under 47 CFR Part 90 of the Rules and Regulations of the FCC.

          "SMR UNITS" shall mean the number of mobile and control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to SMR Systems licensed to or managed by PCI or a Subsidiary excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.

          "THIRD-PARTY MANAGEMENT AGREEMENT" shall mean any management or other agreement (other than a loading agreement) pursuant to which a person (other than PCI or a Subsidiary) is managing SMR Licenses held by PCI or a Subsidiary or any loading agreement pursuant to which a person (other than PCI or a Subsidiary) is loading SMR Licenses held by PCI or a Subsidiary in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses.

     (b) License Information. Schedule 2.27 sets forth a true and complete list of the following information, which need not with respect to the information called for by clause (ii) below include Immaterial information, for each FCC License issued to or operated by PCI or its Subsidiaries (including all FCC Licenses subject to a PCI Management Agreement):

          (i) for all FCC Licenses (including all SMR Licenses), the name of the licensee, the name of the seller(s), the call sign, the transmitter location (by site coordinates and city), the category or type of service (e.g., paging, SMR, etc.), the frequency or frequencies authorized, and operating entity;

          (ii) in the case of SMR Licenses, the number of channels authorized, the number of channels constructed, whether the license is for a conventional or trunked SMR System, the applicable loading date, whether the SMR License is subject to a Finders Preference, whether the SMR License is operating under Special Temporary Operating Authority ("STA") and the applicable STA expiration date, and whether the SMR License is managed by PCI pursuant to a PCI Management Agreement or by any other persons pursuant to a Third-Party Management Agreement;

          (iii) each holder of any such FCC License that is neither wholly owned by PCI nor owned entirely by unaffiliated persons and managed by PCI; and

          (iv) for all FCC Licenses (including SMR Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date of the First Agreement, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of PCI.

     (c) Condition of Systems. All of the properties, equipment and systems owned and/or operated by PCI and related to the FCC licenses set forth on
Schedule 2.27 are, and, to the knowledge of PCI, any such properties, equipment and systems added in connection with any contemplated system expansion or construction prior to the Closing will be, in compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC, the Federal Aviation Administration and (if applicable), any public utilities commission or other state or local governments or instrumentalities) applicable to PCI or its operation of the properties, equipment and systems or as imposed under any agreements with customers, except for any non-compliance that is, individually or in the aggregate Immaterial. To the knowledge of PCI, all of the equipment and systems owned and/or operated by PCI are in good repair and working order, ordinary wear and tear excepted. In addition to the other representations and warranties set forth herein which are expressly based upon PCI's knowledge, with regard to the 450 MHz FCC Licenses set forth on Schedule 2.27, the representations in this Section 2.27(c) are made to the best of PCI's knowledge.

     (d) Fees; License Compliance. PCI has paid all franchise, license or other fees and charges which have become due in respect of its business and has made appropriate provision as is required by generally accepted accounting principles, consistently applied, for any such fees and charges which have accrued. Except for Immaterial matters or as set forth in Schedule 2.27, PCI has duly secured all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC and, if applicable, any public utilities commission and other entity exercising jurisdiction over the SMR businesses, radio paging businesses and other radio communications businesses of PCI or the construction of delivery systems therefor, as such businesses are currently conducted. PCI or a Subsidiary holds or has the contractual right to obtain the FCC Licenses specified on Schedule 2.27 and, except for matters that are, individually or in the aggregate Immaterial, or as indicated in such Schedule, all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are stated on the FCC License or as are generally applicable to holders of similarly situated FCC Licenses. PCI has filed with the FCC prior to any applicable deadline a complete and accurate application for rejustification of any unconstructed or deconstructed FCC License related to previously granted or requested wide area Enhanced Specialized Mobile Radio ("ESMR") licenses. Except as set forth on Schedule 2.27, with regard to FCC Licenses related to wide area ESMR frequencies, neither PCI nor any of its Subsidiaries is subject to a short space agreement or any other agreement, FCC waiver or otherwise applicable regulations encumbering or limiting the use of such FCC License. Except for Immaterial matters or as set forth on Schedule 2.27, all applicable loading requirements with respect to any SMR Licenses listed on such Schedule have been met and PCI has taken every reasonable action to cause the same to be loaded in compliance with FCC regulations. Except matters that are, individually or in the aggregate Immaterial, or as set forth on Schedule 2.27, to the knowledge of PCI no event has occurred and is continuing which could (i) result in the revocation, termination or adverse modification of any FCC License listed on such Schedule or (ii) adversely affect any rights of PCI thereunder. Except as indicated on Schedule 2.27, PCI has no reason to believe and no knowledge that all of the FCC Licenses specified on
Schedule 2.27 will not be renewed in the ordinary course. Except with regard to any planned enhanced SMR Systems of PCI and except as shown on Schedule 2.27, PCI has sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all the SMR Systems, radio paging and other radio communications systems associated with the FCC Licenses listed on Schedule 2.27 in compliance with all applicable technical standards and construction requirements and deadlines. Except for matters that are, individually or in the aggregate Immaterial, or as set forth on Schedule 2.27, the current ownership and operation by PCI of such SMR Systems, radio paging and other radio communications systems comply with the Communications Act of 1934, as amended (the "Communications Act"), and all applicable rules, regulations and policies of the FCC. In addition to the other representations and warranties set forth herein which are expressly based upon PCI's knowledge, with regard to the 450 MHz FCC Licenses set forth on Schedule 2.27, the representations in this Section 2.27(d) are made to the best of PCI's knowledge.

     (e) Management Agreements. Set forth on Schedule 2.27(e) is a complete and correct list of all PCI Management Agreements (and associated option agreements, if any) and Third-Party Management Agreements to which PCI or any Subsidiary is a party that correctly identifies the manager under each such agreement and the holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by address), and number of channels covered by such SMR Licenses, the term of such agreements, any options or calls (and the respective option or call prices as well as the time period in which any option or call must be exercised or made) in favor of any party to such agreements to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under any such agreements. Except for matters that are, individually or in the aggregate, Immaterial or as set forth on Schedule 2.27(e) to the knowledge of PCI and its Subsidiaries, the terms of all such PCI Management Agreements and Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act and all applicable rules, regulations and policies of the FCC. Except for matters that are, individually or in the aggregate Immaterial, or as set forth on Schedule 2.27(e), none of the channels licensed to PCI or its Subsidiaries are subject to a Third Party Management Agreement. Each PCI Management Agreement includes an option allowing PCI or a Subsidiary to purchase the channels that are subject to that agreement and no such option will be adversely affected by the Merger.

     (f) Discrete Frequency Application. PCI has provided Nextel access to, and prior to December 16, 1996 will have delivered to Nextel a true and correct copy of, each Request for Rule Waiver and related digital mobile system application and each general cover letter related to an ESMR application, as filed with the FCC, and any correspondence relating to any frequency sent to the FCC and all supplemental or related materials filed or sent in connection therewith by or on behalf of PCI, all materials submitted to the FCC and/ or to PCI in connection therewith by any third party, and any written communication issued by the FCC or any FCC staff member in response to, or otherwise in connection with, any of the foregoing.

     2.28 Schedule Disclosure. Regardless of any qualifications or limitations on the representations and warranties set forth in this Article II regarding materiality, PCI has used all reasonable best efforts to list and/ or describe on the Schedules all matters required to be listed and/or described by the representations and warranties set forth herein.

     2.29 Information in Registration Statement. The information, regarding PCI, its subsidiaries and affiliates, included in the Registration Statement referred to in Sections 4.4 and 5.2 of this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.30 Castle Tower Agreements. PCI, a certain PCI Subsidiary and Castle Tower Corporation, formerly known as Castle Communications Corporation ("Castle"), entered into that certain License Agreement dated as of January 10, 1995, as amended, (the "Castle License Agreement") and that certain Purchase and Sale Agreement dated as of December 23, 1994, as amended, (the "Castle Purchase Agreement"). Except as set forth in the Schedules with reference to this Section, (i) there are no actions, suits or proceedings, formally instituted, pending or threatened, against PCI or any of its affiliates related to the Castle Purchase Agreement or the Castle License Agreement, and (ii) all radio communications equipment, including base stations, antennae, poles, dishes or masts, cabling or wiring and accessories used therewith, leased to or owned by PCI and located on property owned by Castle is currently in compliance with the technical standards relating to frequency compatibility, radio interference protection, antenna type and location and physical installation set forth on Exhibit B to the License Agreement.

                                  ARTICLE III.

                       REPRESENTATIONS AND WARRANTIES OF
                             NEXTEL AND MERGER SUB

     Nextel and Merger Sub, jointly and severally, represent and warrant to PCI that:

     3.1 Corporate Organization; Authorization. (a) Each of Nextel and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

     (b) Each of Nextel and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Nextel and Merger Sub have been duly authorized by Nextel and Merger

Sub, respectively, and upon the execution and delivery hereof by Nextel and Merger Sub, this Agreement will constitute the valid and legally binding obligations of Nextel and Merger Sub, enforceable against each of them in accordance with its terms.

     3.2 Capital Stock. The entire authorized capital stock of Nextel consists solely of (a) 515,000,000 shares of Nextel Common Stock, of which 337,899,220 shares were issued and outstanding as of August 30, 1996, (b) 35,000,000 shares of Class B Non-Voting Common Stock, par value $.001 per share, of which 17,830,000 shares were issued and outstanding as of August 30, 1996, (c) 10,000,000 shares of preferred stock, par value $.01 per share, of which (i) 8,163,265 Class A shares, (ii) 82 Class B shares and (iii) no other Preferred shares of any other Class were issued and outstanding as of August 30, 1996. At the Effective Time of the Merger, the shares of Nextel Common Stock issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, and their issuance in connection with the Merger will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws and such shares of Nextel Common Stock will be listed on the Nasdaq NM. At the Effective Time of the Merger, Nextel will have a sufficient number of authorized but unissued shares of Nextel Common Stock reserved under the Nextel Plan for issuance upon conversion and exercise of the PCI Stock Options.

     3.3 Common Stock; Registration. At the Closing, the shares of Nextel Common Stock issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, will be registered under the Securities Act, and will be "voting stock" within the meaning of Section 368(a)(1)(B) of the Code.

     3.4 No Conflict. The execution and delivery of this Agreement by Nextel and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of Nextel, or the Certificate of Incorporation or the By-Laws of Merger Sub or any agreement, indenture or other instrument to which Nextel or Merger Sub is a party or by which Nextel or Merger Sub may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Nextel or Merger Sub under any agreement to which either of them is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance, except where any such violation, breach, acceleration, termination or creation would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of Nextel and its subsidiaries, taken as a whole, or would not impair Nextel's or Merger Sub's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which Nextel or Merger Sub is a party in connection with the transactions contemplated herein.

     3.5 Information. Nextel has delivered to PCI each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC from January 1, 1996 to the date of the First Agreement, including, without limitation, (a) Nextel's Annual Report on Form 10-K for the year ended December 31, 1995 and (b) Nextel's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, (collectively, the "Nextel Reports"). As of the date of the First Agreement, the Nextel Reports, taken as a whole and taken together with any other information previously furnished by Nextel to PCI (except for any forecasts or projections or forward-looking estimates or similar predictive information contained therein), did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the business, financial condition, results of operations, liabilities or assets of Nextel and its subsidiaries, taken as a whole. The representation made in this Section shall also be deemed to be made by Nextel to PCI immediately prior to the Closing, but with reference to all information furnished by Nextel to PCI prior to the Closing.

     3.6 Information in Registration Statement. The information, except information regarding PCI, its Subsidiaries and affiliates, included in the Registration Statement referred to in Sections 4.4 and 5.2 of this

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

Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.

                                COVENANTS OF PCI

     4.1 Conduct of Business. (a) From the date of the First Agreement until the Effective Time of the Merger, PCI shall conduct its business, and shall cause each Subsidiary to conduct such Subsidiary's business, only in the ordinary course and, without limiting the generality of the foregoing, neither PCI nor any Subsidiary shall, without the written consent of Nextel: (i) except as permitted by Section 4.1(b), dispose or contract to dispose of any SMR Channels or FCC Licenses except as may occur as a result of an FCC enforcement action or otherwise required under law; (ii) except as set forth on a Schedule that refers to this Section, dispose of or contract to dispose of any other assets, tangible or intangible, except in the ordinary course of business, consistent with past practice and, with respect to capital assets, in connection with the replacement of the asset being disposed of; (iii) except as set forth in Section 4.7 or as permitted by Section 4.1(b), acquire or contract to acquire any SMR Channels or FCC Licenses or any rights to acquire any SMR Channels or FCC Licenses or acquire or contract to acquire, directly or indirectly, any interest in an entity that has any interest in SMR Channels or FCC Licenses;
(iv) voluntarily incur any absolute or contingent debt obligation except in the ordinary course of business under currently existing lines of credit; (v) enter into any lease or contract for the purchase or sale of real estate or of any interest therein; (vi) encumber any property or other assets except for encumbrances constituting Permitted Liens or encumbrances of which Nextel is promptly notified in writing and which will be removed prior to the Closing;
(vii) declare or pay any dividend or purchase or redeem any of its shares, notes or other securities or make any other distribution to shareholders; (viii) other than in accordance with normal compensation adjustment policies (all of which, including year-end bonuses, are included in the Schedules), increase the rate of remuneration to any of its directors, officers, employees or other representatives, or agree to do so or fail to pay any year-end bonuses then owed included on such Schedule prior to the Effective Time of the Merger; (ix) except for obtaining stockholder approval of the 1996 Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan, amending the 1994 Non-Employee Director Stock Option Plan to eliminate automatic granting of PCI Options or as permitted by Section 5.6(a), adopt any new or amend any existing employee benefit plan or any employment agreement or amend any PCI Stock Option once implemented except as set forth in Section 1.21(a); (x) form or cause to be formed any subsidiary;
(xi) issue, sell, distribute or dispose of any shares, notes or other securities of PCI or offer to sell or sell any PCI Common Stock registered pursuant to PCI's shelf registration statement on Form S-4 (Registration No. 33-83810) or commit itself to do so; (xii) make any commitments for capital improvements; or
(xiii) fail to keep its properties insured substantially to the same extent as they are currently insured.

     (b) PCI may dispose of or contract to dispose of any non-SMR Channel or FCC License that is within 25 miles of an MSA market identified on Schedule 1.2 but does not meet the criteria set forth in Section 1.2(d)(vi)(y) in exchange for SMR Channels or FCC Licenses that enable PCI to Deliver additional Channels. PCI may acquire third-party FCC Licenses that are located within 55 miles of a PCI controlled license, but PCI may not pay more than $10,000 per frequency so acquired.

     4.2 Reasonable Efforts. PCI shall, and shall cause each Subsidiary to, use all reasonable efforts to preserve intact its business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.

     4.3 Inspection. PCI shall, and shall cause each Subsidiary to, permit representatives of Nextel, during normal business hours, to examine PCI's and each Subsidiary's properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

     4.4 SEC Registration. (a) PCI shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each Subsidiary to, furnish to Nextel such information about PCI and each Subsidiary (including their respective affiliates) as may be necessary to enable Nextel to prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder, in respect of the shares of Nextel Common Stock to be issued by reason of the Merger (such registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of PCI Common Stock, in each case together with any amendments or supplements thereto, the "Registration Statement"). PCI shall use its reasonable best efforts so that the PCI Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to PCI's stockholders, or at the time of the meeting of the stockholders of PCI to approve the Merger, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit any material fact necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of PCI with respect to the PCI Information which is required to be set forth in an amendment or supplement to the Registration Statement, PCI will immediately notify Nextel and shall assist Nextel in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 5.2(b). An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning PCI, its Subsidiaries, or any of their respective businesses, assets, directors, affiliates, officers or shareholders that is supplied by PCI for inclusion in the Registration Statement, including incorporation by reference to SEC filings (the "PCI Information"), will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that PCI shall have no liability or obligation for any information other than the PCI Information.

     (b) PCI shall instruct its accountants to deliver and shall use its reasonable best efforts to cause its accountants, KPMG Peat Marwick LLP, to deliver to Nextel letters dated at the time the Registration Statement becomes effective and as of the Closing, addressed to Nextel, each containing such matters as are customarily contained in auditors' letters regarding information about PCI and its Subsidiaries expressly for inclusion in the Registration Statement, and in a form and substance reasonably satisfactory to Nextel.

     4.5 Antitrust Filing. In connection with the transactions contemplated by this Agreement, PCI (and, to the extent required, its affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by PCI pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

     4.6 Restraint on Solicitations. From the date of the First Agreement until the Effective Time of the Merger, neither PCI nor any of its respective directors, officers, employees, affiliates, representatives or agents, shall directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any corporation, partnership, person or other entity or group concerning any transaction that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined herein). Neither the Board of Directors of PCI nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nextel, the approval or recommendation by the Board of Directors of PCI of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of PCI Common Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of PCI from furnishing information to, or entering into discussions or negotiations with, any unsolicited corporation, partnership, person or other entity or group, or taking any action described in clauses (a) and (b) of the preceding sentence, if and only to the extent that the Board of Directors of PCI shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. PCI will immediately notify Nextel if any such inquiries or proposals

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

are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, PCI. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal, other than a proposal by Nextel or any of its affiliates, for a merger, share exchange or other business combination involving PCI or any proposal or offer to acquire in any manner a substantial equity interest in PCI or a substantial portion of the assets of PCI.

     4.7 Best Efforts. PCI shall, and shall cause each Subsidiary to, use its reasonable best efforts (i) to obtain prior to Closing all of the SMR licenses or applications being sought by PCI and/or a Subsidiary that are on file with and pending approval from the FCC prior to Closing, including all frequencies or applications pending as of the date of the First Agreement for wide area ESMR filings and all finder's preference applications, and (ii) to obtain as promptly as practicable and in any event prior to Closing all FCC approvals or consents necessary to permit the consummation of the transactions contemplated by this Agreement. PCI shall obtain the amendments, consents and approvals regarding the PCI Stock Options and/or any related agreements contemplated by Section 1.21(a).

     4.8 Stockholder Approval. After the Registration Statement has become effective, PCI shall use its reasonable best efforts to promptly furnish a copy of the proxy statement/ prospectus included therein to each stockholder of PCI and to call and convene a special meeting to obtain promptly any approvals of the PCI stockholders required in connection with the transactions contemplated by this Agreement.

     4.9 Affiliates.

     (a) PCI shall use all reasonable efforts to cause each person who is an "affiliate" of PCI for purposes of Rule 145 under the Securities Act to deliver to Nextel prior to the date of PCI's stockholders' meeting a written agreement substantially in the form attached hereto as Annex A.

     4.10 Update Information.  Not earlier than ten (10) and not less than five
(5) days before the date scheduled for Closing, PCI shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of PCI, is incorrect or incomplete (or otherwise expressly contemplated by Article II of this Agreement), and shall promptly furnish such corrected and supplemented information to Nextel, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, to the Closing, PCI shall notify Nextel in writing of any changes or supplements to the updated information needed, to the knowledge of PCI, to make such information correct and complete at all times to the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by PCI of any provision of this Agreement.

                                   ARTICLE V.

                              COVENANTS OF NEXTEL

     5.1 Antitrust Filing. In connection with the transactions contemplated by this Agreement, Nextel shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by Nextel pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

     5.2 Registration Statement.

     (a) Nextel shall file the Registration Statement and use its reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Nextel Common Stock in the Merger; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain PCI Information, assuming and relying on timely and full compliance with
Section 4.4.

     (b) Nextel shall use its reasonable best efforts so that the information included in the Registration Statement, shall not, at the time the Registration Statement is declared effective, at the time the proxy

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

statement/prospectus contained therein is first mailed to PCI's stockholders, or at the time of the meeting of the stockholders of PCI to approve the Merger, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements therein not misleading; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain PCI Information, assuming and relying on timely and full compliance with Section 4.4. If at any time prior to the Effective Time any event or circumstance should come to the attention of Nextel which is required to be set forth in an amendment or supplement to the Registration Statement, Nextel will use its reasonable best efforts to appropriately amend or supplement the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement and all other documents required to be filed by Nextel with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Nextel shall have no liability or obligation for any PCI Information.

     5.3 Current Public Information. Nextel shall use all reasonable efforts to file all reports required to be filed by it under the Securities Act or the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder and shall use all reasonable efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied such as to enable any "affiliates" of PCI (for purposes of Rule 145 under the Securities Act) to offer or sell the shares of Nextel Common Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

     5.4 Offer to Warrant Holders. Nextel shall offer to each holder of a warrant listed on Schedule 2.5(a) (other than FMR, Corp.) the opportunity to exchange its warrant at the Closing for a warrant to purchase shares of Nextel Common Stock in the form attached as Annex D. Any terms and conditions negotiated by Nextel with any warrant holder shall not give any other warrant holder the right to comparable terms and conditions. Nextel's offer pursuant to this Section 5.4 shall expire at the time the Registration Statement is filed with the SEC.

     5.5 Directors and Officers Indemnification. (a) For a period of three years from and after the Effective Time of the Merger, Nextel shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of PCI against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, proceeding, investigation or action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that PCI would have been permitted under the Certificate of Incorporation or By-Laws of PCI in effect immediately prior to the Effective Time of the Merger to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     (b) For a period of three years from and after the Effective Time of the Merger, Nextel shall cause the Surviving Corporation to use all reasonable efforts to maintain director and officer insurance comparable to that maintained by PCI at the Effective Time of the Merger. After the third anniversary of the Closing, the Surviving Corporation may terminate such insurance provided that the Board of Directors of the Surviving Corporation reasonably determines that the Surviving Corporation has the financial ability to satisfy its indemnification obligations under this Section 5.5.

     5.6 Employee Matters. (a) If any individual who is employed by PCI at the Effective Time of the Merger whose employment with the Surviving Corporation (and all affiliates of the Surviving Corporation) is involuntarily terminated by the Surviving Corporation or an affiliate without cause (as defined below) during the six-month period immediately after the Effective Time of the Merger then (y) such individual shall receive a severance payment, subject to applicable withholding and other taxes, in an amount equal to (i) three (3) times such employee's monthly salary, plus
(ii) an additional week's salary for each year that such employee had been employed by PCI, plus (iii) an amount equal to the unvested employer's contributions made or accrued on or before the date of the Closing to the PCI 401(k) Plan for the account of that employee and (z) all issued and outstanding options of Nextel held by such employee shall automatically vest. For purposes of this Section, termination without cause shall mean the termination of any employee's employment with the Surviving Corporation and all affiliates of the Surviving Corporation other than a termination for one or more of the following reasons: (i) willful, knowing and intentional violation of an express direction or rule or regulation of general application; (ii) theft, misappropriation or embezzlement of the employer's funds; (iii) conviction of a felony; or (iv) repeated and consistent failure to be present at work during regular hours without a valid reason therefor.

     (b) In accordance with the terms and provisions of the executive employment agreements dated as of February 22, 1996 and presently in existence between PCI and each of Dale E. Harkins, Warren D. Harkins, Thomas R. Modisett, C.G. Whitten and Bradley B. Waldrip (each, an "Executive"), the employment of each Executive shall be terminated upon the occurrence of a "change of control" as defined therein, and, upon such termination, the Surviving Corporation will pay and make available to each Executive, all of the severance payments and rights provided for in Section 2.2(e) of each such agreement.

     (c) At the Effective Time of the Merger, all issued and outstanding options of PCI held by non-employee directors of PCI shall automatically vest.

                                  ARTICLE VI.

                                JOINT COVENANTS

     6.1 Confidentiality.

     (a) Except (i) for the use of information as required in connection with Nextel's Registration Statement, (ii) for any other governmental filing required in order to complete the transactions contemplated herein, and (iii) as Nextel and PCI may agree or consent in writing, all information received by PCI and Nextel and their respective representatives pursuant to the terms of this Agreement shall be kept in strictest confidence by the receiving party and its representatives. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement) until the second anniversary of the date of the First Agreement.

     (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Nextel of any information disclosed by PCI, so long as such disclosure occurs after the Closing.

     6.2 Standstill Agreement. From the date of the First Agreement until the Effective Time of the Merger, neither PCI, nor any representatives of PCI, acting on its behalf or in concert with it, will directly or indirectly (i) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Nextel Common Stock, or (ii) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, any Nextel Common Stock.

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

     6.3 Trading Prohibitions. PCI hereby acknowledges that as a result of disclosures by Nextel contemplated under this Agreement, PCI and its affiliates may, from time to time, have material, non-public information concerning Nextel and other companies. PCI confirms that it and its affiliates are aware and PCI has advised its representatives that (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

     6.4 Substitute of Subsidiary. Nextel has the option to substitute any wholly-owned direct or indirect subsidiary of Nextel either for NFC or Merger Sub in connection with the Merger, provided that such substitution does not adversely affect the interests of PCI or its stockholders. If Nextel makes such an election, each reference to NFC or Merger Sub, as applicable, herein shall be deemed to refer to the new subsidiary.

     6.5 Support of Transactions. Nextel, PCI and their respective affiliates shall each (i) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Article VIII, (ii) exert his or its reasonable best efforts to obtain all material consents and approvals of third parties that either of Nextel, PCI or their respective affiliates are responsible to obtain in order to consummate the Merger, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement, and (iv) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

     6.6 Cooperation Concerning Extended Implementation Channels. Nextel, PCI and their respective controlled affiliates agree to cooperate and to use their respective best efforts to achieve the maximum amount of time from the FCC for construction of the Extended Implementation Channels. Accordingly, PCI agrees to present reasonably in advance of any proposed filing with the FCC a draft for review by Nextel and either (i) to make such changes as are proposed by Nextel or (ii) to discuss any changes proposed by Nextel that will not be made in the filing. Further, Nextel, PCI and their respective controlled affiliates shall cooperate with regard to any design, engineering, zoning, equipment selection or construction efforts to achieve construction of such Extended Implementation Channels as economically as possible and in full compliance with all applicable rules and regulations of the FCC. Nextel may, in its sole discretion, advance cash to PCI to enable PCI to construct channels on which there is at any time prior to Closing less than six months remaining to construct Extended Implementation Channels after the FCC has responded to PCI's filings for rejustification of its extended implementation grants.

     6.7 Auction Participation.

     (a) Definitions. For purposes of this Section, the following terms shall have the following indicated meanings:

             (i) "EA" means Bureau of Economic Analysis Economic Area, the defined market-based service areas in which blocks of SMR spectrum are proposed to be assigned pursuant to the EA Auction.

             (ii) "EA AUCTION" means the 800 MHz SMR block license auction established by the FCC in the First Report and Order, PR Docket No. 93-144, released December 15, 1995.

             (iii) "OVERLAP EAS" means the following EAs: 127 (Dallas/Ft. Worth); 128 (Abilene); 129 (San Angelo); 130 (Austin); 131 (Houston); 132 (Corpus Christi); 133 (McAllen); 134 (San Antonio); 135 (Odessa-Midland); 136 (Hobbs); 137 (Lubbock); 138 (Amarillo); 157 (El
        Paso); and 87 (Beaumont).

     (b) Formation of Consortium. In the event that, pursuant to FCC rules, the filing deadline for eligibility to participate in the EA Auction occurs prior to the earlier of the Effective Time of the Merger or the expiration or termination of this Agreement, PCI and Nextel or a designated subsidiary (hereinafter referred to as "Nextel") shall form a consortium to participate in bidding in the EA Auction for block licenses in the Overlap EAs. Nextel shall determine and control all aspects of the consortium's bidding strategy and participation (including, without limitation, determining the amount of the joint bids to be submitted by the consortium, the EAs in which to bid, and whether to top competing bids) and shall be responsible for funding 100% of the consortium's bids. Neither party shall bid for block licenses in the Overlap EAs except via the consortium and PCI shall not bid for block licenses in EAs outside of the Overlap EAs. Nextel shall be free to bid for block licenses outside of the Overlap EAs individually or in consortia formed with other parties, and without reference to the consortium procedures set forth herein.

     (c) Awarded Channels. Nextel shall be entitled to retain the right to all channels included in block licenses the consortium is awarded pursuant to the EA Auction, if any (each, an "Awarded License") subject to the PCI purchase option hereinafter described. In the event of the termination or expiration of this Agreement prior to the Effective Time of the Merger but after the formation of the consortium, PCI shall have the right to purchase an aggregate of twenty (20) channels in each Overlap EA in which an Awarded License is granted (but no more than twenty (20) channels in any Overlap EA), exercisable by written notice to Nextel within thirty (30) days after the later of (i) such expiration or termination, and (ii) the grant of the Awarded License to the consortium; provided that (A) the consortium is granted Awarded License(s) including more than twenty (20) channels in the Overlap EA with respect to which PCI wishes to exercise its purchase option; and (B) if the disaggregation of channels from an Awarded License would be necessary to permit the assignment and sale of such channels to PCI, such disaggregation of channels included in licenses granted pursuant to the EA Auction is permitted under FCC rules. The purchase price payable to Nextel upon the exercise of such option shall be an amount in cash equal to the auction bid price paid by the consortium for such channels. The channels sold to PCI upon an exercise of the purchase option shall be chosen by Nextel and shall be contiguous channels included in an Awarded License. The parties shall use all reasonable efforts to effect the assignment to PCI of any channels with respect to which the purchase option is exercised (including, without limitation, cooperation in the submission of applications for the assignment or transfer of control of subject channels required under applicable FCC rules) promptly following such exercise. Such purchase option is applicable only to the rights to use of spectrum in the Overlap EAs which may be obtained by the consortium in the EA Auction (if any), and shall not apply to existing channel holdings of Nextel or its subsidiaries or channel holdings that Nextel or its subsidiaries may acquire other than as an Awarded License in the EA Auction.

     (d) Further Assurances; Regulatory Compliance. The provisions of this Agreement reflect the intention of the parties with respect to their participation in the EA Auction, but such provisions are based on certain assumptions regarding the procedures and rules adopted by the FCC pursuant to which the EA Auction will be conducted (including, without limitation, the permissibility of parties bidding jointly via a consortium for block licenses in specified EAs, but individually and without reference to the consortium in other
EAs). If, however, such procedures and rules vary from those assumed by the parties hereto, such that the provisions of this Agreement are inapposite or otherwise unworkable, the parties agree to negotiate in good faith to amend this Agreement in order to provide an alternate manner of cooperating in their participation in the EA Auction in the Overlap EAs to carry out the intent of the parties set forth herein. Notwithstanding the foregoing, if any provision herein does not comport with regulations adopted by the FCC, such provision will be null and void. The parties will extend all reasonable good faith efforts to act in conformance with the intent of this Agreement but under no circumstances will this Agreement be interpreted as requiring either party to take any action prohibited, or fail to take any action required, by FCC regulations.

                                  ARTICLE VII.

                                    CLOSING

     7.1 Filing. As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived, the Boards of Directors of Nextel, NFC, Merger Sub and PCI hereby direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

     7.2 Closing. The Closing shall, unless another date or place is agreed to in writing by the parties hereto, take place at a location and time mutually agreed upon by Nextel and PCI at the earliest practicable date, and such date, time and location shall be confirmed in writing by such parties not less than ten (10) days prior to the scheduled date of the Closing. The term "Closing," when used in this Agreement, means the Effective Time of the Merger.

                                 ARTICLE VIII.

                           CONDITIONS TO OBLIGATIONS

     8.1 Conditions to Obligations of Nextel and PCI. The obligations of Nextel and PCI to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

          (a) The stockholders of PCI shall have taken all necessary action to authorize, approve and adopt this Agreement and the transactions referred to herein.

          (b) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the Merger shall have expired or been terminated.

          (c) All necessary approvals, clearances and consents of governmental and regulatory authorities required to be procured by Nextel and PCI in connection with the Merger (including all required FCC approvals and consents, which shall be deemed to be obtained for purposes of this Agreement only when they have become Final Orders), and all material approvals and consents of third parties that are required to be obtained in connection with the transactions contemplated by this Agreement or the Merger Agreement, shall have been procured. Any consent or approval granted or an order entered by the FCC shall be a "Final Order" when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by any party or third party or by the FCC (on its own motion) with respect to such consent, approval or order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such consents, approvals or orders, or, if challenged, that such consent, approval or order (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

          (d) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger, and neither Nextel nor NFC nor Merger Sub nor PCI nor any of its Subsidiaries shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in the Merger.

          (e) Nextel's Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or threatened with respect thereto.

          (f) The registration statements or other filings as may be required under applicable blue sky laws pursuant to Annex B shall have become effective, and no stop order shall be threatened or in effect with respect thereto.

          (g) The shares of Nextel Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM.

     8.2 Conditions to Obligations of Nextel. The obligation of Nextel to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Nextel:

          (a) Each of the representations and warranties of PCI contained in this Agreement shall be true and correct both on the date of the First Agreement and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of PCI and its Subsidiaries to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date of the First Agreement which are contemplated or expressly permitted by this Agreement.

          (b) PCI shall have delivered to Nextel a certificate signed by its President, dated the Closing, certifying, in form reasonably satisfactory to Nextel and to its counsel that, to the best of the knowledge and belief of such officer, the conditions specified in Section 8.1 as they relate to PCI and in subsection 8.2(a), (d), (e), (i) and (j) have been fulfilled.

          (c) Nextel shall have received opinions, dated the Closing, from Gardere & Wynne, L.L.P. in the form of Annex C-1 and from Gardner, Carton & Douglas, in the form of Annex C-2.

          (d) The FCC shall have acted on PCI's filing(s) for rejustification of its extended implementation authority.

          (e) PCI shall have no liabilities or obligations except Permitted Liabilities.

          (f) Nextel shall have received letters from KPMG Peat Marwick LLP, dated as of the date the Registration Statement becomes effective and as of the Closing, addressed to Nextel, containing such matters as are customarily contained in auditors' letters regarding information about PCI and its Subsidiaries expressly for inclusion in the Registration Statement, and in form and substance reasonably satisfactory to Nextel.

          (g) At the time the Registration Statement becomes effective, and also at the Closing, PCI and its Subsidiaries shall have furnished to Nextel certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Registration Statement which relates to PCI and its Subsidiaries, contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.

          (h) Nextel shall have received from each "affiliate" of PCI (as defined in Rule 145 under the Securities Act) a Rule 145 Letter in the form of Annex A.

          (i) No stockholder of PCI shall be entitled to exercise dissenter's or appraisal rights under the GCL.

          (j) PCI shall be the sole owner of each entity listed on Schedule 2.2(b).

          (k) Nextel and Castle shall have entered into definitive agreements that are consistent with the terms set forth in Annex F.

     8.3 Conditions to the Obligations of PCI. The obligation of PCI to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PCI:

          (a) Each of the representations and warranties of Nextel contained in this Agreement shall be true and correct in all material respects both on the date of the First Agreement and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Nextel to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date of the First Agreement which are contemplated or expressly permitted by this Agreement.

          (b) Nextel shall have delivered to PCI a certificate signed by an officer of Nextel, dated the Closing, certifying, in form reasonably satisfactory to PCI and its counsel, to the effect that to the best of the knowledge and belief of such officer, the conditions specified in
     Section 8.1 as they relate to Nextel and in subsection 8.3(a) have been fulfilled.

          (c) PCI shall have received an opinion, dated the Closing, from Jones, Day, Reavis & Pogue in the form of Annex E.

                                  ARTICLE IX.

                           TERMINATION/EFFECTIVENESS

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

          (b) By PCI by written notice to Nextel on December 31, 1997 if the Closing has not occurred on or before such date so long as any postponements of the date of the Closing are not caused principally by the action or inaction of PCI.

          (c) Prior to the Closing, by written notice to PCI from Nextel authorized by the Board of Directors of Nextel, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of PCI or any Subsidiary set forth in this Agreement, or if a representation or warranty of PCI shall be untrue in any material respect, in either case such that the condition specified in Sections 8.2(a) or 8.2(b) would not be satisfied at Closing (a "Terminating PCI Breach"), except that, if such Terminating PCI Breach is curable by PCI through the exercise of its reasonable best efforts, then, for up to thirty (30) days, but only as long as PCI continues to exercise such reasonable best efforts, Nextel may not terminate this Agreement under this Section 9.1(c)(i) (the number of days elapsed prior to any such cure, the "PCI Cure Period"), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction. If any amendments, consents and approvals with respect to stock option agreements for the PCI Stock Options have not been obtained by October 30, 1996, such failure shall be a material breach of a covenant for purposes of this Section 9.1(c).

          (d) Prior to the Closing, by written notice to Nextel from PCI authorized by its Board of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel set forth in this Agreement, or if a representation or warranty of Nextel shall be untrue in any material respect, in either case such that the condition specified in Sections 8.3(a) or 8.3(b) would not be satisfied at Closing (a "Terminating Nextel Breach"), except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its reasonable best efforts then for up to 30 days, but only as long as Nextel continues to exercise such reasonable best efforts, PCI may not terminate this Agreement under this Section 9.1(d)(i) (the number of days elapsed prior to any such cure, the "Nextel Cure Period"), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or (iv) the Nextel Closing Price is below $14.00 and Nextel does not adjust the Exchange Ratio, as provided in
     Section 1.10.

          (e) By Nextel by written notice to PCI during the thirty (30) day period commencing on March 1, 1997, if Nextel and Castle have not entered into the agreements contemplated by Section 8.2(k) so long as any failure to enter into such agreements has not been caused by the action or inaction of Nextel.

     9.2 Effect. Any termination of this Agreement, however effected, shall not release either Nextel or PCI from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Section 6.1 and, to the extent provided therein, in Section 10.6) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

                                   ARTICLE X.

                                 MISCELLANEOUS

     10.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

     10.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy, which must be received in its entirety during normal business hours, meaning between the hours of 10:00 a.m. and 6:00 p.m., McLean, Virginia time, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

          (a) If to Nextel, to:

              1505 Farm Credit Drive
              Suite 100
              McLean, Virginia 22102
              Attention: General Counsel
              Telephone No.: (703) 394-3000
              Telecopier No.: (703) 394-3001
              with a copy (which shall not constitute notice) to:

              Jones, Day, Reavis & Pogue
              North Point
              901 Lakeside Avenue
              Cleveland, Ohio 44114
              Attention: Jeanne M. Rickert, Esq.
              Telephone No.: (216) 586-3939
              Telecopier No.: (216) 579-0212

          (b) If to PCI, to:

              1 Village Drive, Suite 500
              Abilene, Texas 79606
              Attention: General Counsel
              Telephone No.: (915) 690-5800
              Telecopier No.: (915) 690-5831
              with a copy (which shall not constitute notice) to:

              Gardere & Wynne, L.L.P.
              1601 Elm Street
              Suite 3000
              Dallas, Texas 75201
              Attention: Randall G. Ray, Esq.
              Telephone No.: (214) 999-4544
              Telecopier No.: (214) 999-4667

or to such other address or addresses as the parties may from time to time designate in writing.

     10.3 Assignment. Except as provided in Section 6.4, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     10.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, or any subsidiary of Nextel joining this Agreement under the circumstances described in Section 6.4, any right or remedies under or by reason of this Agreement.

     10.5 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

     10.6 Expenses. Nextel shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants. PCI and its Subsidiaries shall bear their own legal, financial advisory and accounting fees and expenses incurred in connection with this Agreement and the transactions herein contemplated if such transactions shall be consummated. In no event will the expenses borne by PCI and the Subsidiaries include expenses incurred by PCI's stockholders or the officers and directors of PCI and its Subsidiaries in connection with the transactions herein contemplated.

     10.7 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used in this Agreement, the phrase "to the knowledge of PCI" or "to the knowledge of the Subsidiaries" shall comprehend those matters that are, known to any of the executive officers of PCI.

     10.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.9 Entire Agreement. This Agreement (together with the Schedules to this Agreement), constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Nextel or its subsidiaries and PCI or its Subsidiaries or by any Director or Directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

     10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     10.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Nextel and PCI which approval shall not be unreasonably withheld by any party; provided, however, that, subject to compliance with
Section 6.1, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                          NEXTEL COMMUNICATIONS, INC.

                                          By:     /s/ JOHN H. WILLMOTH
                                             -----------------------------------
                                             Title: Vice President -- Strategy

                                          NEXTEL FINANCE COMPANY

                                          By:     /s/ JOHN H. WILLMOTH
                                             -----------------------------------
                                             Title: Vice President

                                          DCI MERGER INC.

                                          By:     /s/ JOHN H. WILLMOTH
                                             -----------------------------------
                                             Title: Vice President

                                          PITTENCRIEFF COMMUNICATIONS, INC.

                                          By:       /s/ C. G. WHITTEN
                                             -----------------------------------
                                             Title: Senior Vice President and
                                               General Counsel

                                                                      APPENDIX B


                       MORGAN STANLEY & CO. INCORPORATED


                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 761-4000



                                                                  August 7, 1997


Board of Directors
Pittencrieff Communications, Inc.
One Village Drive, Suite 500
Abilene, Texas 79606

Members of the Board:


We understand that Pittencrieff Communications, Inc. ("Pittencrieff" or the "Company"), Nextel Communications, Inc. ("Nextel"), Nextel Finance Company, Inc., a wholly owned subsidiary of Nextel ("NFC") and DCI Merger Inc. ("Merger Sub"), a wholly owned subsidiary of NFC have entered into an Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of December 3, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Pittencrieff. Pursuant to the Merger, Pittencrieff will become a wholly owned indirect subsidiary of Nextel and all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Pittencrieff Common Stock"), will be converted into shares of Class A Common Stock, par value $.001 per share of Nextel (the "Nextel Common Stock") using an exchange ratio of 3.17 shares of Pittencrieff Common Stock to 1 share of Nextel Common Stock, subject to adjustment in certain circumstances as set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


You have asked for our opinion as to whether the consideration to be received by the holders of shares of Pittencrieff Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of Pittencrieff and Nextel, respectively;

 (ii) reviewed certain internal financial statements and other financial and operating data concerning Pittencrieff prepared by the managements of Pittencrieff and Nextel, respectively;


 (iii) analyzed certain financial projections concerning Pittencrieff and Nextel prepared by managements of Pittencrieff and Nextel, respectively;


 (iv) discussed the past and current operations and financial condition and the prospects of Pittencrieff and Nextel with the managements of Pittencrieff and Nextel, respectively;

  (v) reviewed the reported prices and trading activity for the Pittencrieff Common Stock and the Nextel Common Stock;

 (vi) compared the financial performance of Pittencrieff and Nextel and the prices and trading activity of the Pittencrieff Common Stock and the Nextel Common Stock with that of certain other comparable publicly-traded companies and their securities;

 (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;


(viii) discussed with the management of Pittencrieff and Nextel the strategic rationale for the Merger and certain benefits expected to be derived from the Merger;

 (ix) reviewed the Merger Agreement and certain related documents; and

 (x)  considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's and Nextel's senior management of the future financial performance of the Company and Nextel, respectively. We have not assumed responsibility for conducting a physical inspection of the properties or facilities of Pittencrieff or Nextel and we have not made any independent valuation or appraisal of the assets or liabilities of the Company or Nextel, nor have we been furnished with any such appraisals. We have also assumed that the transaction described in the Merger Agreement will be consummated on the terms therein. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof.

As you are aware, we were engaged by the Company for purposes of delivering this opinion, and, as a result, we did not participate in the structuring or the negotiation of the terms of the Merger. In addition, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have rendered this opinion to the Board of Directors of Pittencrieff in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to the Company and Nextel and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Pittencrieff with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the holders of Pittencrieff Common Stock should vote at the stockholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Pittencrieff Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED


                                          By:    /s/ WILLIAM J. SANDERS

                                            ------------------------------------

                                              William J. Sanders
                                              Vice President

PROXY


                      PITTENCRIEFF COMMUNICATIONS, INC.

           PROXY FOR SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER 16, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned (i) acknowledges receipt of the Notice dated August 7, 1997, of a Special Meeting of Stockholders of Pittencrieff Communications,
Inc., a Delaware corporation ("PCI"), to be held on September 16, 1997, at 10:00 a.m., local time, at the offices of PCI at One Village Drive, Suite 500, Abilene, Texas 79606, and the Proxy Statement/Prospectus in connection therewith; and (ii) appoints Warren D. Harkins and C.G. Whitten, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of PCI standing in the name of the undersigned on August 4, 1997, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.

        If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                           - FOLD AND DETACH HERE -

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE                 Please mark your vote as
GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH COMMON STOCK AND                indicated in this example
HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR
SUBSTITUTES OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.                         [X]


1. Proposal to approve the Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of December 3, 1996, among PCI, Nextel Communications, Inc., Nextel Finance Company and DCI Merger Inc.


                           FOR        AGAINST        ABSTAIN

                           [ ]          [ ]            [ ]



2. In the discretion of the proxies, on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

                           FOR        AGAINST        ABSTAIN

                           [ ]          [ ]            [ ]


Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Special Meeting. No postage is required. You may nevertheless vote in person if you do attend.

Dated                                                                 , 1997
     -----------------------------------------------------------------

----------------------------------------------------------------------------
                           Signature of Stockholder

----------------------------------------------------------------------------
                           Signature of Stockholder

----------------------------------------------------------------------------
                             Title, if applicable




                            - FOLD AND DETACH HERE -

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Set forth below is a description of certain provisions of the Restated Certificate of Incorporation, (the "Nextel Charter"), of Nextel Communications, Inc. ("New Nextel," and, together with "Old Nextel," its predecessor corporation of the same name, "Nextel"), the Amended and Restated By-laws of Nextel (the "Nextel By-laws") and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws and the DGCL.

     Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

     Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

     On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel. Nextel has entered into an Indemnification Agreement with each of the directors other than its three most recently elected directors, Daniel F. Akerson, Timothy M. Donahue and William E. Conway, Jr.

     One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the

DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the Indemnitee:

          (i) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

          (ii) based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to
     Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of
     Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

     In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

     The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 21.  EXHIBITS.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec. 229.601(b)(2), Nextel has excluded from Exhibit 2.1 the annexes to the Merger Agreement which are listed following the table of contents. Nextel agrees to furnish copies of such instruments to the Commission upon request.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec.
229.601(b)(4)(iii)(A), Nextel has excluded from Exhibit No. 4 instruments defining the rights of holders of long-term debt with respect to debt that does not exceed 10% of the total assets of Nextel. Nextel agrees to furnish copies of such instruments to the Commission upon request.

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------       -----------------------------------------------------------------------------------
   2.1     -- Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of
              December 3, 1996, by and among Nextel Communications, Inc., Nextel Finance Company,
              DCI Merger Inc. and Pittencrieff Communications, Inc. (included as Appendix A to the Proxy Statement/ Prospectus contained in Part I of this Registration
              Statement).
   4.1     -- Restated Certificate of Incorporation of Nextel (filed on July 31, 1995 as Exhibits
              No. 4.1.1 and 4.1.2 to Nextel's Post-Effective Amendment No. 1 on Form S-8 to
              Registration Statement No. 33-91716 on Form S-4 (the "Nextel S-8 Registration
              Statement") and incorporated herein by reference).
   4.2     -- Amended and Restated By-laws of Nextel (filed on July 31, 1995 as Exhibit No. 4.2 to the Nextel S-8 Registration Statement and incorporated herein by reference).
   4.3     -- Indenture between Old Nextel and The Bank of New York, as Trustee, dated August 15,
              1993 (the "August Indenture") (filed on December 23, 1993 as Exhibit No. 4.13 to the Registration Statement on Form S-4 of the Company, No. 33-73388 and
              incorporated herein by reference).

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------       -----------------------------------------------------------------------------------
   4.4     -- Form of Note issued pursuant to the August Indenture (included in Exhibit No. 4.3).
   4.5     -- Indenture between Old Nextel and The Bank of New York, as Trustee, dated as of
              February 15, 1994 (the "February Indenture") (filed on March 1, 1994 as Exhibit No.
              4.1 to the Form 8-K Current Report of Old Nextel dated February 16, 1994 and incorporated herein by reference).
   4.6     -- Form of Note issued pursuant to the February Indenture (included in Exhibit No.
              4.5).
   4.7     -- Supplemental Indenture, dated as of June 30, 1995 to the August Indenture between
              Old Nextel and The Bank of New York (filed on November 14, 1995 as Exhibit 4.1 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30,
              1995 and incorporated herein by reference).
   4.8     -- Supplemental Indenture, dated as of June 30, 1995 to the February Indenture between
              Old Nextel and The Bank of New York (filed on November 14, 1995 as Exhibit 4.2 to the Quarterly Report on Form 10-Q of Nextel for the quarter ended September 30,
              1995 and incorporated herein by reference).
   4.9     -- Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known as
              Nextel), as Successor by Merger to Old Nextel and The Bank of New York (relating to the August Indenture) (filed on November 14, 1995 as Exhibit 4.3 to the Quarterly
              Report on Form 10-Q of Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).
   4.10    -- Second Supplemental Indenture, dated as of July 28, 1995 between ESMR (now known as
              Nextel), as Successor by Merger to Old Nextel and The Bank of New York (relating to the February Indenture) (filed on November 14, 1995 as Exhibit 4.4 to the Quarterly
              Report on Form 10-Q of Nextel for the quarter ended September 30, 1995 and incorporated herein by reference).
   4.11    -- Third Supplemental Indenture, dated as of June 13, 1997 between Nextel and The Bank of New York (relating to the August Indenture) (filed on June 17, 1997 as Exhibit
              4.1 to Nextel's Current Report on Form 8-K dated June 17, 1997 (the "June 17 Form
              8-K") and incorporated herein by reference).
   4.12    -- Third Supplemental Indenture, dated as of June 13, 1997 between Nextel and The Bank of New York (relating to the February Indenture) (filed on June 17, 1997 as Exhibit
              4.2 to the June 17 Form 8-K and incorporated herein by reference).
   4.13    -- Indenture for Senior Redeemable Discount Notes due 2004, dated as of January 13,
              1994, between OneComm (formerly called CenCall Communications Corp.) and The Bank of New York (the "OneComm Indenture") (filed on June 7, 1995 as Exhibit No. 99.2 to
              Old Nextel's Registration Statement No. 33-93182 on Form S-4 (the "OneComm S-4
              Registration Statement") and incorporated herein by reference).
   4.14    -- Form of Note issued pursuant to the OneComm Indenture (included in Exhibit 4.11).
   4.15    -- Supplemental Indenture dated as of June 30, 1995 to the OneComm Indenture between
              OneComm (formerly called CenCall Communications Corp.) and The Bank of New York
              (filed on November 14, 1995 as Exhibit 10.12 to the Form 10-Q for the quarter ended
              September 30, 1995 and incorporated herein by reference).
   4.16    -- Second Supplemental Indenture dated as of July 28, 1995 between Nextel (formerly known as ESMR, Inc.), as successor to OneComm, and The Bank of New York (relating to the OneComm Indenture) (filed on November 14, 1995 as Exhibit 10.13 to the Form
              10-Q for the quarter ended September 30, 1995 and incorporated herein by reference).
   4.17    -- Third Supplemental Indenture, dated as of June 13, 1997 between Nextel and The Bank of New York (relating to the OneComm Indenture) (filed on June 17, 1997 as Exhibit
              4.5 to the June 17 Form 8-K and incorporated herein by reference).

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------       -----------------------------------------------------------------------------------
   4.18    -- Indenture for Senior Redeemable Discount Notes due 2004, dated as of April 25,
              1994, between Dial Call and The Bank of New York (the "2004 Indenture") (filed on
              June 7, 1995 as Exhibit 99.4 to the OneComm S-4 Registration Statement and
              incorporated herein by reference).
   4.19    -- Supplemental Indenture, dated as of August 7, 1995, to the 2004 Indenture between
              Dial Call and The Bank of New York (filed on December 5, 1995 as Exhibit 99.3 to
              Nextel's Registration Statement No. 33-80021 on Form S-4 (the "Dial Page S-4
              Registration Statement") and incorporated herein by reference).
   4.20    -- Second Supplemental Indenture, dated as of January 30, 1996, to the 2004 Indenture between Dial Page (as successor to Dial Call) and The Bank of New York (filed on
              April 1, 1996 as Exhibit 4.26 to the Annual Report on Form 10-K of Nextel for the
              year ended December 31, 1995 (the "1995 Form 10-K") and incorporated herein by reference).
   4.21    -- Third Supplemental Indenture, dated as of January 30, 1996, to the 2004 Indenture between Nextel (as successor to Dial Page) and The Bank of New York (filed on April
              1, 1996 as Exhibit 4.27 to the 1995 Form 10-K and incorporated herein by reference).
   4.22    -- Fourth Supplemental Indenture, dated as of June 13, 1997 between Nextel and The
              Bank of New York (relating to the 2004 Indenture) (filed on June 17, 1997 as
              Exhibit 4.3 to the June 17 Form 8-K and incorporated herein by reference).
   4.23    -- Indenture for Senior Discount Notes due 2005, dated as of December 22, 1993, between Dial Call and The Bank of New York (the "2005 Indenture") (filed as Exhibit
              99.3 to the OneComm S-4 Registration Statement and incorporated herein by reference).
   4.24    -- Supplemental Indenture, dated as of April 15, 1994, to the 2005 Indenture between
              Dial Call and The Bank of New York (filed on April 1, 1996 as Exhibit 4.29 to the
              1995 Form 10-K and incorporated herein by reference).
   4.25    -- Supplemental Indenture, dated as of June 30, 1995, to the 2005 Indenture between
              Dial Call and The Bank of New York (filed on December 5, 1995 as Exhibit 99.4 to the Dial Page S-4 Registration Statement and incorporated herein by reference).
   4.26    -- Third Supplemental Indenture, dated as of January 30, 1996, to the 2005 Indenture between Dial Page (as successor to Dial Call) and The Bank of New York (filed on
              April 1, 1996 as Exhibit 4.31 to the 1995 Form 10-K and incorporated herein by reference).
   4.27    -- Fourth Supplemental Indenture, dated as of January 30, 1996, to the 2005 Indenture between Nextel (as successor to Dial Page) and The Bank of New York (filed on April
              1, 1996 as Exhibit 4.32 to the 1995 Form 10-K and incorporated herein by reference).
   4.28    -- Fifth Supplemental Indenture, dated as of June 13, 1997 between Nextel and The Bank of New York (relating to the 2005 Indenture) (filed on June 17, 1997 as Exhibit 4.4 to the June 17 Form 8-K and incorporated herein by reference).
   4.29    -- Indenture for Senior Discount Notes due 2007, dated as of March 6, 1997, between
              McCaw International and The Bank of New York, as Trustee (the "McCaw Indenture")
              (filed on March 31, 1997 as Exhibit 4.24 to Nextel's Annual Report on Form 10-K for
              the year ended December 31, 1996 (the "1996 Form 10-K") and incorporated herein by reference).
   4.30    -- Form of Note issued pursuant to the McCaw Indenture (included in Exhibit 4.24).
   4.31    -- Warrant Agreement, dated as of March 6, 1997, between McCaw International and The
              Bank of New York (filed on March 31, 1997 as Exhibit 4.26 to the 1996 Form 10-K and
              incorporated herein by reference).

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------       -----------------------------------------------------------------------------------
   4.32    -- Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted
              Companies party thereto, the Lenders party thereto, Toronto-Dominion (Texas) Inc., as Administrative Agent, and The Chase Manhattan Bank, as Collateral Agent (the
              "Bank Credit Agreement") (filed on October 1, 1996 as Exhibit 99.1 to Nextel's
              Current Report on Form 8-K dated September 27, 1996 (the "September 27 Form 8-K")
              and incorporated herein by reference).
   4.33    -- Amendment No. 1 dated as of March 24, 1997 to the Bank Credit Agreement (filed on
              July 9, 1997 as Exhibit 99.1 to Nextel's Current Report on Form 8-K dated July 9,
              1997 (the "July 9 Form 8-K") and incorporated herein by reference).
   4.34    -- Amended, Restated and Consolidated Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto and the Vendors party thereto (the "Vendor Credit Agreement") (filed on October 1, 1996 as Exhibit 99.2 to the September 27 Form 8-K and incorporated herein by reference).
   4.35    -- Amendment No. 1 dated as of March 24, 1997 to the Vendor Credit Agreement (filed on
              July 9, 1997 as Exhibit 99.2 to the July 9 Form 8-K and incorporated herein by reference).
   4.36    -- Option Exercise and Lending Commitment Agreement by and between Nextel and Digital
              Radio, L.L.C., dated as of June 16, 1997 (filed on July 9, 1997 as Exhibit 10.1 to the July 9 Form 8-K and incorporated herein by reference).
   4.37    -- Option Purchase Agreement by and among Nextel and Unrestricted Subsidiary Funding
              Company and Option Acquisition, L.L.C., dated as of June 16, 1997 (filed on July 9,
              1997 as Exhibit 10.3 to the July 9 Form 8-K and incorporated herein by reference).
   4.38    -- Option Agreement (First New Option) by and between Option Acquisition, L.L.C. and
              Nextel, dated as of June 18, 1997 (filed on July 9, 1997 as Exhibit 10.4 to the
              July 9 Form 8-K and incorporated herein by reference).
   4.39    -- Option Agreement (Second New Option) by and between Option Acquisition, L.L.C. and
              Nextel, dated as of June 18, 1997 (filed on July 9, 1997 as Exhibit 10.5 to the
              July 9 Form 8-K and incorporated herein by reference).
   4.40    -- Certificate of Designation for 13% Series D Exchangeable Preferred Stock (filed on
              July 22, 1997 as Exhibit 4.1 to Nextel's Current Report on Form 8-K dated July 21,
              1997 and incorporated herein by reference).
   4.41    -- Amendment No. 2 dated as of June 3, 1997 to the Bank Credit Agreement (filed on
              August 5, 1997 as Exhibit 4.41 to Nextel's Registration Statement No. 333-28461 on
              Form S-3 (the "August S-3 Registration Statement") and incorporated herein by reference).
   4.42    -- Amendment No. 2 dated as of June 3, 1997 to the Vendor Credit Agreement (filed on
              August 5, 1997 as Exhibit 4.42 to the August S-3 Registration Statement and
              incorporated herein by reference).
  +5       -- Opinion of Jones, Day, Reavis & Pogue re validity.
  *8       -- Opinion of Gardere & Wynne, L.L.P. re tax matters.
  23.1     -- Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
  23.2     -- Consent of Gardere & Wynne, L.L.P. (included in Exhibit 8).
 +23.3     -- Consent of Deloitte & Touche LLP.

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------       -----------------------------------------------------------------------------------
 +23.4     -- Consent of KPMG Peat Marwick LLP.
 +23.5     -- Consent of Morgan Stanley & Co. Incorporated.
 *24.1     -- Powers of Attorney (excluding William G. Arendt).
 *24.2     -- Power of Attorney of William G. Arendt.


---------------
* Previously filed.
+ Filed herewith.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)(i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (ii)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, in the Commonwealth of Virginia, on the 6th day of August, 1997.


                                          Nextel Communications, Inc.
                                          By:     /s/ THOMAS J. SIDMAN

                                            ------------------------------------
                                                      THOMAS J. SIDMAN
                                             VICE PRESIDENT AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated:


                  NAME                                   TITLE                        DATE
----------------------------------------    --------------------------------    ----------------
                   *                        Chairman of the Board, Chief
----------------------------------------      Executive Officer and Director
           DANIEL F. AKERSON                  (Principal Executive Officer)

                   *                        Vice President and Chief
----------------------------------------      Financial Officer (Principal
           STEVEN M. SHINDLER                 Financial Officer)

                   *                        Vice President and Controller
----------------------------------------      (Principal Accounting Officer)
           WILLIAM G. ARENDT

                   *                        Vice Chairman of the Board and
----------------------------------------      Director
           MORGAN E. O'BRIEN

                   *                        President, Chief Operating
----------------------------------------      Officer and Director
           TIMOTHY M. DONAHUE

                   *                        Director
----------------------------------------
             KEITH J. BANE

                   *                        Director
----------------------------------------
             ROBERT COOPER

                   *                        Director
----------------------------------------
             CRAIG O. MCCAW

                   *                        Director
----------------------------------------
            KEISUKE NAKASAKI

                   *                        Director
----------------------------------------
            MASAAKI TORIMOTO

                   *                        Director
----------------------------------------
           DENNIS M. WEIBLING

                   *                        Director
----------------------------------------
         WILLIAM E. CONWAY, JR.

         /s/ THOMAS J. SIDMAN*              Attorney-in-fact                      August 6, 1997
----------------------------------------
            THOMAS J. SIDMAN

                                    EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS                               PAGE
------       --------------------------------------------------------------------   ---------------

  2.1     -- Amended and Restated Agreement of Merger and Plan of Reorganization,
             dated as of December 3, 1996, by and among Nextel Communications,
             Inc., Nextel Finance Company, DCI Merger Inc. and Pittencrieff
             Communications, Inc. (included as Appendix A to the Proxy
             Statement/Prospectus contained in Part I of this Registration
             Statement)..........................................................   Not applicable
  4.1     -- Restated Certificate of Incorporation of Nextel (filed on July 31,
             1995 as Exhibits No. 4.1.1 and 4.1.2 to Nextel's Post-Effective
             Amendment No. 1 on Form S-8 to Registration Statement No. 33-91716
             on Form S-4 (the "Nextel S-8 Registration Statement") and
             incorporated herein by reference). .................................   Not applicable
  4.2     -- Amended and Restated By-laws of Nextel (filed on July 31, 1995 as
             Exhibit 4.2 to the Nextel S-8 Registration Statement and
             incorporated herein by reference). .................................   Not applicable
  4.3     -- Indenture between Old Nextel and The Bank of New York, as Trustee, dated August 15, 1993 (the "August Indenture") (filed on December
             23, 1993 as Exhibit No. 4.13 to the Registration Statement on Form
             S-4 of the Company, No. 33-73388 and incorporated herein by
             reference). ........................................................   Not applicable
  4.4     -- Form of Note issued pursuant to the August Indenture (included in
             Exhibit No. 4.3). ..................................................   Not applicable
  4.5     -- Indenture between Old Nextel and The Bank of New York, as Trustee, dated as of February 15, 1994 (the "February Indenture") (filed on
             March 1, 1994 as Exhibit No. 4.1 to the Form 8-K of Old Nextel dated
             February 16, 1994 and incorporated herein by reference). ...........   Not applicable
  4.6     -- Form of Note issued pursuant to the February Indenture (included in
             Exhibit No. 4.5). ..................................................   Not applicable
  4.7     -- Supplemental Indenture, dated as of June 30, 1995 to the August
             Indenture between Old Nextel and The Bank of New York (filed on
             November 14, 1995 as Exhibit 4.1 to the Quarterly Report on Form
             10-Q of Nextel for the quarter ended September 30, 1995 and
             incorporated herein by reference). .................................   Not applicable
  4.8     -- Supplemental Indenture, dated as of June 30, 1995 to the February
             Indenture between Old Nextel and The Bank of New York (filed on
             November 14, 1995 as Exhibit 4.2 to the Quarterly Report on Form
             10-Q of Nextel for the quarter ended September 30, 1995 and
             incorporated herein by reference). .................................   Not applicable
  4.9     -- Second Supplemental Indenture, dated as of July 28, 1995 between
             ESMR (now known as Nextel), as Successor by Merger to Old Nextel and
             The Bank of New York (relating to the August Indenture) (filed on
             November 14, 1995 as Exhibit 4.3 to the Quarterly Report on Form
             10-Q of Nextel for the quarter ended September 30, 1995 and
             incorporated herein by reference). .................................   Not applicable
  4.10    -- Second Supplemental Indenture, dated as of July 28, 1995 between
             ESMR (now known as Nextel), as Successor by Merger to Old Nextel and
             The Bank of New York (relating to the February Indenture) (filed on
             November 14, 1995 as Exhibit 4.4 to the Quarterly Report on Form
             10-Q of Nextel for the quarter ended September 30, 1995 and
             incorporated herein by reference). .................................   Not applicable
  4.11    -- Third Supplemental Indenture, dated as of June 13, 1997 between
             Nextel and The Bank of New York (relating to the August Indenture)
             (filed on June 17, 1997 as Exhibit 4.1 to Nextel's Current Report on
             Form 8-K dated June 17, 1997 (the "June 17 Form 8-K") and
             incorporated herein by reference)...................................   Not applicable

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS                               PAGE
------       --------------------------------------------------------------------   ---------------
  4.12    -- Third Supplemental Indenture, dated as of June 13, 1997 between
             Nextel and The Bank of New York (relating to the February Indenture)
             (filed on June 17, 1997 as Exhibit 4.2 to the June 17 Form 8-K and
             incorporated herein by reference)...................................   Not applicable
  4.13    -- Indenture for Senior Redeemable Discount Notes due 2004, dated as of
             January 13, 1994, between OneComm (formerly called CenCall
             Communications Corp.) and The Bank of New York (the "OneComm
             Indenture") (filed on June 7, 1995 as Exhibit No. 99.2 to Old
             Nextel's Registration Statement No. 33-93182 on Form S-4 (the
             "OneComm S-4 Registration Statement") and incorporated herein by
             reference). ........................................................   Not applicable
  4.14    -- Form of Note issued pursuant to the OneComm Indenture (included in
             Exhibit 4.11). .....................................................   Not applicable
  4.15    -- Supplemental Indenture dated as of June 30, 1995 to the OneComm
             Indenture between OneComm (formerly called CenCall Communications
             Corp.) and The Bank of New York (filed on November 14, 1995 as
             Exhibit 10.12 to the Form 10-Q for the quarter ended September 30,
             1995 and incorporated herein by reference). ........................   Not applicable
  4.16    -- Second Supplemental Indenture dated as of July 28, 1995 between
             Nextel (formerly known as ESMR, Inc.), as successor to OneComm, and
             The Bank of New York (relating to the OneComm Indenture) (filed on
             November 14, 1995 as Exhibit 10.13 to the Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference). ....
  4.17    -- Third Supplemental Indenture, dated as of June 13, 1997 between
             Nextel and The Bank of New York (relating to the OneComm Indenture)
             (filed on June 17, 1997 as Exhibit 4.5 to the June 17 Form 8-K and
             incorporated herein by reference). .................................   Not applicable
  4.18    -- Indenture for Senior Redeemable Discount Notes due 2004, dated as of
             April 25, 1994, between Dial Call and The Bank of New York (the
             "2004 Indenture") (filed on June 7, 1995 as Exhibit 99.4 to the
             OneComm S-4 Registration Statement and incorporated herein by
             reference). ........................................................   Not applicable
  4.19    -- Supplemental Indenture, dated as of August 7, 1995, to the 2004
             Indenture between Dial Call and The Bank of New York (filed on
             December 5, 1995 as Exhibit 99.3 to Nextel's Registration Statement
             No. 33-80021 on Form S-4 (the "Dial Page S-4 Registration
             Statement") and incorporated herein by reference). .................   Not applicable
  4.20    -- Second Supplemental Indenture, dated as of January 30, 1996, to the
             2004 Indenture between Dial Page (as successor to Dial Call) and The
             Bank of New York (filed on April 1, 1996 as Exhibit 4.26 to the
             Annual Report on Form 10-K of Nextel for the year ended December 31,
             1995 (the "1995 Form 10-K") and incorporated herein by
             reference). ........................................................   Not applicable
  4.21    -- Third Supplemental Indenture, dated as of January 30, 1996, to the
             2004 Indenture between Nextel (as successor to Dial Page) and The
             Bank of New York (filed on April 1, 1996 as Exhibit 4.27 to the 1995
             Form 10-K and incorporated herein by reference). ...................   Not applicable
  4.22    -- Fourth Supplemental Indenture, dated as of June 13, 1997 between
             Nextel and The Bank of New York (relating to the 2004 Indenture)
             (filed on June 17, 1997 as Exhibit 4.3 to the June 17 Form 8-K and
             incorporated herein by reference). .................................   Not applicable

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS                               PAGE
------       --------------------------------------------------------------------   ---------------
  4.23    -- Indenture for Senior Discount Notes due 2005, dated as of December
             22, 1993, between Dial Call and The Bank of New York (the "2005
             Indenture") (filed as Exhibit 99.3 to the OneComm S-4 Registration
             Statement and incorporated herein by reference). ...................   Not applicable
  4.24    -- Supplemental Indenture, dated as of April 15, 1994, to the 2005
             Indenture between Dial Call and The Bank of New York (filed on April
             1, 1996 as Exhibit 4.29 to the 1995 Form 10-K and incorporated
             herein by reference). ..............................................   Not applicable
  4.25    -- Supplemental Indenture, dated as of June 30, 1995, to the 2005
             Indenture between Dial Call and The Bank of New York (filed on
             December 5, 1995 as Exhibit 99.4 to the Dial Page S-4 Registration
             Statement and incorporated herein by reference). ...................   Not applicable
  4.26    -- Third Supplemental Indenture, dated as of January 30, 1996, to the
             2005 Indenture between Dial Page (as successor to Dial Call) and The
             Bank of New York (filed on April 1, 1996 as Exhibit 4.31 to the 1995
             Form 10-K and incorporated herein by reference). ...................   Not applicable
  4.27    -- Fourth Supplemental Indenture, dated as of January 30, 1996, to the
             2005 Indenture between Nextel (as successor to Dial Page) and The
             Bank of New York (filed on April 1, 1996 as Exhibit 4.32 to the 1995
             Form 10-K and incorporated herein by reference). ...................   Not applicable
  4.28    -- Fifth Supplemental Indenture, dated as of June 13, 1997 between
             Nextel and The Bank of New York (relating to the 2005 Indenture)
             (filed on June 17, 1997 as Exhibit 4.4 to the June 17 Form 8-K and
             incorporated herein by reference). .................................   Not applicable
  4.29    -- Indenture for Senior Discount Notes due 2007, dated as of March 6,
             1997, between McCaw International and The Bank of New York, as
             Trustee (the "McCaw Indenture") (filed on March 31, 1997 as Exhibit
             4.24 to Nextel's Annual Report on Form 10-K for the year ended
             December 31, 1996 (the "1996 Form 10-K") and incorporated herein by
             reference). ........................................................   Not applicable
  4.30    -- Form of Note issued pursuant to the McCaw Indenture (included in
             Exhibit 4.24).......................................................   Not applicable
  4.31    -- Warrant Agreement, dated as of March 6, 1997, between McCaw
             International and The Bank of New York (filed on March 31, 1997 as
             Exhibit 4.26 to the 1996 Form 10-K and incorporated herein by
             reference). ........................................................   Not applicable
  4.32    -- Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto, the Lenders party thereto,
             Toronto-Dominion (Texas) Inc., as Administrative Agent, and The
             Chase Manhattan Bank, as Collateral Agent (the "Bank Credit
             Agreement") (filed on October 1, 1996 as Exhibit 99.1 to Nextel's
             Current Report on Form 8-K dated September 27, 1996 (the "September
             27 Form 8-K") and incorporated herein by reference). ...............   Not applicable
  4.33    -- Amendment No. 1 dated as of March 24, 1997 to the Bank Credit
             Agreement (filed on July 9, 1997 as Exhibit 99.1 to Nextel's Current
             Report on Form 8-K dated July 9, 1997 (the "July 9 Form 8-K") and
             incorporated herein by reference) ..................................   Not applicable
  4.34    -- Amended, Restated and Consolidated Credit Agreement dated as of
             September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto (the "Vendor Credit Agreement") and the Vendors party thereto (filed on October 1, 1996 as Exhibit 99.2 to the September
             27 Form 8-K and incorporated herein by reference). .................   Not applicable

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS                               PAGE
------       --------------------------------------------------------------------   ---------------
  4.35    -- Amendment No. 1 dated as of March 24, 1997 to the Vendor Credit        Not applicable
             Agreement (filed on July 9, 1997 as Exhibit 99.2 to the July 9 Form
             8-K and incorporated herein by reference) ..........................
  4.36    -- Option Exercise and Lending Commitment Agreement by and between        Not applicable
             Nextel and Digital Radio, L.L.C., dated as of June 16, 1997 (filed on July 9, 1997 as Exhibit 10.1 to the July 9 Form 8-K and
             incorporated herein by reference). .................................
  4.37    -- Option Purchase Agreement by and among Nextel and Unrestricted         Not applicable
             Subsidiary Funding Company and Option Acquisition, L.L.C., dated as of June 16, 1997 (filed on July 9, 1997 as Exhibit 10.3 to the July
             9 Form 8-K and incorporated herein by reference). ..................
  4.38    -- Option Agreement (First New Option) by and between Option              Not applicable
             Acquisition, L.L.C. and Nextel, dated as of June 18, 1997 (filed on
             July 9, 1997 as Exhibit 10.4 to the July 9 Form 8-K and incorporated herein by reference). ..............................................
  4.39    -- Option Agreement (Second New Option) by and between Option             Not applicable
             Acquisition, L.L.C. and Nextel, dated as of June 18, 1997 (filed on
             July 9, 1997 as Exhibit 10.5 to the July 9 Form 8-K and incorporated herein by reference). ..............................................
  4.40    -- Certificate of Designation for 13% Series D Exchangeable Preferred     Not applicable
             Stock (filed on July 22, 1997 as Exhibit 4.1 to Nextel's Current
             Report on Form 8-K dated July 21, 1997 and incorporated herein by reference) .........................................................
  4.41    -- Amendment No. 2 dated as of June 3, 1997 to the Bank Credit            Not applicable
             Agreement (filed on August 5, 1997 as Exhibit 4.41 to Nextel's
             Registration Statement No. 333-28461 on Form S-3 (the "August S-3
             Registration Statement") and incorporated herein by reference). ....
  4.42    -- Amendment No. 2 dated as of June 3, 1997 to the Vendor Credit          Not applicable
             Agreement (filed on August 5, 1997 as Exhibit 4.42 to the August S-3
             Registration Statement and incorporated herein by reference). ......
 +5       -- Opinion of Jones, Day, Reavis & Pogue re validity. .................
 *8       -- Opinion of Gardere & Wynne, L.L.P. re tax matters. .................
 23.1     -- Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5). .....
 23.2     -- Consent of Gardere & Wynne, L.L.P. (included in Exhibit 8). ........
+23.3     -- Consent of Deloitte & Touche LLP. ..................................
+23.4     -- Consent of KPMG Peat Marwick LLP. ..................................
+23.5     -- Consent of Morgan Stanley & Co. Incorporated. ......................
*24.1     -- Powers of Attorney (excluding William G. Arendt). ..................
*24.2     -- Power of Attorney of William G. Arendt. ............................


---------------
* Previously filed.
+ Filed herewith.